Exhibit 4.2

Execution Version

SECOND AMENDMENT TO BASE INDENTURE

SECOND AMENDMENT TO BASE INDENTURE, dated as of April 11, 2025 (this “Amendment”) to the Base Indenture, dated as of May 2, 2024, as amended by the First Amendment to Base Indenture, dated as of September 24, 2024 (the “Existing Base Indenture”; the Existing Base Indenture, as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Base Indenture”), between Cogent IPv4, LLC, a Delaware limited liability company (the “Issuer”) and Wilmington Trust, National Association, as indenture trustee and not in its individual capacity and any successor thereto in such capacity (the “Indenture Trustee”).

R E C I T A L S

WHEREAS, the Issuer and the Indenture Trustee are parties to the Indenture;

WHEREAS, the Issuer and the Indenture Trustee desire to enter into, execute and deliver this Amendment in compliance with the terms of the Indenture;

WHEREAS, Section 13.02 of the Existing Base Indenture permits the Issuer and the Indenture Trustee, when authorized by an Issuer Order, with a prior direction of Noteholders representing more than 50% of the Voting Rights of the Series 2024-1 Notes and without prior notice to any other Noteholder, to amend, supplement or modify the Indenture (subject to certain additional conditions set forth therein);

WHEREAS, pursuant to a consent solicitation commenced by the Issuer on March 25, 2025, Noteholders representing more than 50% of the Voting Rights of the Series 2024-1 Notes have consented to the amendments to the Base Indenture set forth in this Amendment and, by delivering such consents, have directed, requested and authorized the Indenture Trustee, upon receipt of all other required documentation in the Base Indenture, to enter into a supplemental indenture to give effect to the amendments set forth in this Amendment;

WHEREAS, the Issuer and the Indenture Trustee, desire to enter into this Amendment as an amendment to the Indenture in compliance with the terms thereof;

WHEREAS, this Amendment constitutes an Indenture Supplement (as defined in the Indenture); and

WHEREAS, in accordance with Section 13.02 of the Indenture, the Issuer and the Indenture Trustee, by their signatures below, have agreed to the entry into this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indenture Trustee hereby agrees as follows:

A G R E E M E N T S

SECTION 1.      Defined Terms. Capitalized terms used and not otherwise defined herein (including the preamble and recitals hereto) shall have the meanings specified in the Indenture, as amended hereby.

SECTION 2.      Amendments to the Indenture.

(a)         As of the date hereof, the Indenture is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth in the conformed Indenture attached as Exhibit A hereto (the “Amended Indenture”).

(b)         Except as expressly set forth in this Amendment, the Exhibits and Schedules to the Indenture shall be the Exhibits and Schedules to the Amended Indenture and on and after the date hereof, unless otherwise specified, any reference to “Indenture” or “Amended and Restated Indenture” in the Exhibits and/or Schedules and/or Transaction Documents included in the Indenture shall be a reference to the Indenture, as amended, amended and restated, supplemented or otherwise modified from time to time.

SECTION 3.      Reference to and Effect on the Indenture; Ratification.

(a)         Upon the effectiveness hereof, on and after the date hereof, each reference in the Indenture to “this Indenture”, the “Amended and Restated Indenture”, “hereunder”, “hereof” or words of like import referring to the Indenture, and each reference in any other agreement to “the Indenture”, “the Amended and Restated Indenture”, “thereunder”, “thereof” or words of like import referring to the Indenture, shall mean and be a reference to the Indenture as amended hereby.

(b)         Except as specifically amended above, the Existing Indenture is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

(c)         The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture, or constitute a waiver of any provision of any other agreement.

SECTION 4.      Effectiveness. This Amendment shall be effective upon delivery of executed signature pages by all parties hereto. The parties hereto agree and acknowledge that the Rating Agency Confirmation has been satisfied with respect to this Amendment.

2

SECTION 5.      Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Indenture in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Indenture Trustee, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 6.      Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.      Captions. The captions in this Amendment are for convenience of reference only and shall not affect the construction hereof or thereof.

[Signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COGENT IPV4 LLC

By:	/s/ David Schaeffer
	Name:	David Schaeffer
	Title:	President

Signature Page to Second Amendment to Base Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Beverly D. Capers
	Name:	Beverly D. Capers
	Title:	Vice President

Signature Page to Second Amendment to Base Indenture

EXHIBIT A

AMENDED BASE INDENTURE

[See attached.]

EXECUTION VERSION

Conformed Through
First Amendment to Base Indenture, Dated September 24, 2024
Second Amendment to Base Indenture, Dated April 11, 2025

BASE INDENTURE

between

COGENT IPV4 LLC,

as the Issuer,

and

Wilmington Trust, National Association,

as the Indenture Trustee

dated as of May 2, 2024

Secured IPv4 Address Revenue Notes

Table of Contents

i

v

EXHIBITS

Exhibit A-1	FORM OF RULE 144A GLOBAL NOTE

Exhibit A-2	FORM OF REGULATION S GLOBAL NOTE

Exhibit A-3	FORM OF IAI GLOBAL NOTE

Exhibit A-4	FORM OF DEFINITIVE NOTE

Exhibit B-1	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTES

Exhibit B-2	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS

Exhibit B-3	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS

Exhibit B-4	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS

Exhibit B-5	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS

Exhibit B-6	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF TAX RESTRICTED NOTES

Exhibit C	FORM OF FEE ROLL

Exhibit D-1	FORM OF INFORMATION REQUEST FROM NOTEHOLDER TO NOTE OWNER

Exhibit D-2	FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR

Exhibit E	FORM OF CONFIDENTIALITY LETTER FOR THE CONTROLLING CLASS REPRESENTATIVE

Exhibit F	[RESERVED]

Exhibit G	FORM OF CONFIRMATION OF REGISTRATION OF UNCERTIFICATED NOTES

Exhibit H	FORM OF NOTICE AND ACKNOWLEDGMENT OF PROPOSED VERIFICATION AGENT

Exhibit I	FORM OF ACKNOWLEDGMENT OF PROPOSED VERIFICATION AGENT

ANNEXES AND SCHEDULES

Schedule 1.01	Contributed IP Addresses

Schedule 6.15	Investments; Ownership of the Issuer

THIS BASE INDENTURE, dated as of May 2, 2024 (as amended, supplemented or otherwise modified and in effect from time to time, this “Base Indenture”), is entered into by and between Cogent IPv4 LLC, a Delaware limited liability company (the “Issuer”) and Wilmington Trust, National Association, a national banking association, as Indenture Trustee and not in its individual capacity (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of this Base Indenture to provide for the joint and several issuance of one or more series of Secured IPv4 Address Revenue Notes as provided herein;

WHEREAS, all covenants and agreements made by the Issuer herein are for the benefit and security of the Indenture Trustee, acting on behalf of the Noteholders and the other Secured Parties;

WHEREAS, the Issuer is entering into this Base Indenture, and the Indenture Trustee is accepting the Notes issued hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

WHEREAS, each Series of Notes will be constituted by this Base Indenture and the related Series Indenture Supplement thereto; and

WHEREAS, Notes of any Series issued pursuant to this Base Indenture will be divided into classes and type of note (i.e., Variable Funding Note or Term Note) as provided in this Base Indenture and a Series Indenture Supplement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Issuer and the Indenture Trustee agree as follows:

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.      Definitions. Except as otherwise specified in this Base Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Base Indenture and each Series Indenture Supplement (including in the recitals hereto). In the event of a definitional conflict between this Base Indenture and a Series Indenture Supplement, the definition contained in the Series Indenture Supplement shall control.

“30/360 Basis” shall mean the accrual of interest calculated on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months.

“Acceptable Managers” shall mean Cogent Communications, LLC, or, in the event of a termination of the Management Agreement with Cogent Communications, LLC, the Servicer or a Successor Manager selected by the Servicer, acting at the direction of the Controlling Class Representative in accordance with the Servicing Agreement or, if the Servicer or an appointed Successor Manager is not acting as the Manager, upon receipt of a Rating Agency Confirmation, another reputable management company reasonably acceptable to the Servicer with experience managing digital infrastructure assets similar to the IP Address Assets, which shall be selected by the Issuer, so long as no Event of Default has occurred and is continuing. After the occurrence and during the continuance of an Event of Default, such selection will be performed by the Servicer, acting at the direction of the Controlling Class Representative in accordance with the Servicing Agreement, subject to Rating Agency Confirmation.

“Account Collateral” shall mean all of the Issuer’s right, title and interest in and to the Accounts (other than any Prefunding Account), the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Indenture Trustee (or the Servicer on its behalf) representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Account Control Agreement” shall have the meaning ascribed to it in the Cash Management Agreement.

“Accounts” shall mean, collectively, the Collection Account, the Issuer Deposit Accounts, the Retained Collections Contribution Account, each Prefunding Account, the Reserve Accounts and any other accounts pledged to the Indenture Trustee (including as creditor of the Parallel Debt) pursuant to this Base Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean the interest accrued on each Note during each Interest Accrual Period at the applicable Note Rate (x) with respect to any Class A-1 Notes, on the daily average Note Principal Balance of the Class A-1 Notes during such Interest Accrual Period and (y) with respect to any Class of Term Notes, on the Note Principal Balance of such Term Notes immediately prior to the related Payment Date. Accrued Note Interest for any Term Note of any Class of any Series will be calculated on a 30/360 Basis such that each Interest Accrual Period shall be treated as thirty (30) days in length unless otherwise specified in the Series Indenture Supplement for such Series. Accrued Note Interest for any Variable Funding Note of any Class of any Series for each Payment Date shall be calculated on an Actual/360 Basis unless otherwise specified in the Series Indenture Supplement for such Series; provided, that the Accrued Note Interest with respect to any Variable Funding Notes shall be deemed to include any commitment fees and administrative expenses payable in respect thereof. Any Accrued Note Interest that is not paid when due shall accrue interest at the applicable Note Rate.

“Act” shall have the meaning ascribed to it in Section 15.03(a).

“Actual/360 Basis” shall mean the accrual of interest calculated on the basis of the actual number of days elapsed during the relevant Interest Accrual Period in a year consisting of 360 days.

“Additional IP Address Assets” shall mean additional IPv4 addresses (including Non-Contributed IP Addresses) that the Issuer may acquire from time to time after the Initial Closing Date, together with all other related rights of the Issuer in respect of the applicable IPv4 addresses.

“Additional Issuer Expenses” shall mean (i) Other Servicing Fees payable to the Servicer; (ii) expenses, reimbursements of expenses and indemnification payments to the Indenture Trustee, the Verification Agent and certain related persons as described under the Transaction Documents; (iii) expenses, reimbursements and indemnification payments payable to the Servicer and certain persons related to it as described under the Servicing Agreement and other Transaction Documents; (iv) all costs and expenses incurred by a Successor Manager or interim Successor Manager in connection with the termination, removal and/or replacement of the Manager under the Management Agreement and (v) any other costs, expenses or liabilities not specifically enumerated in Section 5.01(a) that are required to be borne by the Issuer or paid from amounts in the Collection Account pursuant to the Transaction Documents. Additional Issuer Expenses shall not include reimbursements in respect of Management Fees or, except as provided in Section 9 of the Management Agreement, other amounts payable to the Manager.

“Additional Notes” shall have the meaning ascribed to it in Section 2.12(d).

“Additional Principal Payment Amount” shall mean, with respect to each Payment Date when none of an Amortization Period, a Cash Sweep Condition or an ARD Period is in effect and no Event of Default has occurred and is continuing, the amount (excluding the Monthly Amortization Amount for the Notes of any Series) required to be applied pursuant hereto as a mandatory prepayment of principal of the Notes on such date, including (i) from funds received in connection with certain casualty events, and (ii) in connection with dispositions of IP Address Assets in accordance with Section 7.29 and, in the case of any applicable Additional Notes, any scheduled payment of principal.

“Advance Fee Reserve” shall have the meaning ascribed to it in Section 4.04.

“Advance Fee Reserve Account” shall mean the Reserve Account designated to reserve for the Advance Fee Reserve Deposit for application in the manner set forth in Section 4.04.

“Advance Fee Reserve Deposit” shall have the meaning ascribed to it in the Cash Management Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Affirmative Direction” shall mean, with respect to any Series, a written direction of Noteholders of such Series representing more than 25% of the aggregate Outstanding Class Principal Balance of all Classes of Notes of such Series.

“Aggregate Annualized Run Rate Net Cash Flow” shall mean, as of the last day of any calendar month, the sum of (i) the Annualized Run Rate Net Cash Flow for the IP Address Assets as of such day and (ii) any Retained Collections Contributions that (x) were deposited into the Retained Collections Contribution Account during the period starting four (4) Business Days prior to the Payment Date occurring in the calendar month that is eleven (11) months prior to such day and ending four (4) Business Days prior to the Payment Date occurring in the immediately succeeding calendar month (y) remain on deposit in the Retained Collections Contribution Account as of the Payment Date in the immediately succeeding calendar month and (z) are designated to be included as part of Aggregate Annualized Run Rate Net Cash Flow as set forth in Section 2.12(c). For the purpose of the calculation of the Aggregate Annualized Run Rate Net Cash Flow, any amounts denominated in currencies other than the U.S. dollar shall be converted to U.S. dollars at the Spot Rate in effect as of the date of determination with respect to such calculation (unless otherwise expressly provided in this Base Indenture).

“Allocated Note Amount” shall mean the sum of:

(A) with respect to any Contributed IP Addresses being disposed with respect to which the Annualized Run Rate Net Cash Flow prior to giving effect to such disposition is zero, the product of (a) the percentage equivalent of a fraction, (i) the numerator of which is the fair market value of such Contributed IP Address being disposed as determined by the Manager in accordance with the Operation Standards and (ii) the denominator of which is the fair market value of all Contributed IP Addresses as determined by the Manager in accordance with the Operation Standards and (b) the aggregate Note Principal Balance of the Notes on such date of such disposition; provided, that notwithstanding the foregoing, for purposes of the calculation in each of clause (i) and clause (ii), each Contributed IP Address will have a fair market value of no less than $35; and

(B) with respect to any other Contributed IP Addresses not described in clause (A) above, the product of (a) the percentage equivalent of a fraction, (i) the numerator of which is the excess, if any, of (x) the aggregate Annualized Run Rate Net Cash Flow of all Contributed IP Addresses prior to giving effect to such disposition over (y) the pro forma aggregate Annualized Run Rate Net Cash Flow of all Contributed IP Addresses after giving effect to such disposition and (ii) the denominator of which is the aggregate Annualized Run Rate Net Cash Flow of all Contributed IP Addresses prior to giving effect to such disposition and (b) the aggregate Note Principal Balance of the Notes on such date of such disposition.

“Amortization Period” shall mean the period that (x) will commence as of any Determination Date, if the average of the Senior DSCR as of such Determination Date and the Senior DSCR as of the last two preceding Determination Dates is less than the Minimum DSCR and (y) will continue to exist until the Senior DSCR has exceeded the Minimum DSCR as of three consecutive Determination Dates.

“Annualized Run Rate Net Cash Flow” shall mean, as of the last day of any calendar month, the excess of (x) the Annualized Run Rate Revenue for the IP Address Assets as of such day over (y) the sum of (i) the LTM Operating Expenses for the IP Address Assets as of such day and (ii) the Management Fee for such calendar month multiplied by 12. Annualized Run Rate Revenue does not include amounts payable by a Customer in respect of sales taxes, value added taxes, goods and services taxes or similar taxes. For the purpose of the calculation of the Annualized Run Rate Net Cash Flow, any amounts denominated in currencies other than the U.S. dollar shall be converted to U.S. dollars at the Spot Rate in effect as of the date of determination with respect to such calculation (unless otherwise expressly provided in this Base Indenture).

“Annualized Run Rate Revenue” shall mean, as of the last day of any calendar month, an amount equal to the sum of (i) the Monthly Revenue for such calendar month, multiplied by 12 and (ii) the portion of the funds on deposit in the Advance Fee Reserve Account to be deposited into the Collection Account on the following Payment Date, multiplied by 12. For the purpose of the calculation of the Annualized Run Rate Revenue, any amounts denominated in currencies other than the U.S. dollar shall be converted to U.S. dollars at the Spot Rate in effect as of the date of determination with respect to such calculation (unless otherwise expressly provided in this Base Indenture).

“Anticipated Repayment Date”, with respect to each Series, shall have the meaning ascribed to it in the Series Indenture Supplement for such Series.

“Applicable Procedures” shall mean, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Applicable Rating Agency” shall mean, with respect to any Liquidity Reserve Letter of Credit, (i) KBRA, for so long as KBRA is a Rating Agency with respect to any Outstanding Notes and (ii) any Rating Agency then rating the Series of Variable Funding Notes with respect to which such Liquidity Reserve Letter of Credit was issued.

“ARD Period” shall mean, with respect to any Class of Notes in a Series, the period (x) commencing on the applicable Anticipated Repayment Date for such Class (if the Notes of such Class have not been paid in full on or prior to the applicable Anticipated Repayment Date for such Class of Notes) and (y) ending on the Payment Date on which all principal of, and interest (including Post-ARD Additional Interest) on, such Notes is paid in full.

“ARD Prepayment Date”, with respect to each Series, shall have the meaning ascribed to it in the Series Indenture Supplement for such Series.

“Assets” shall mean the assets of the Issuer.

“Authorized Officer” shall mean (i) any director, Member, manager or Executive Officer of the Issuer who is authorized to act for or on behalf of the Issuer in matters relating to the Issuer and (ii) for so long as the Management Agreement is in full force and effect, any officer of the Manager who is authorized to act for the Manager in matters relating to the Issuer and to be acted upon by the Manager pursuant to the Management Agreement, and who is identified on the list of Authorized Officers delivered by the Issuer to the Indenture Trustee and the Servicer on the Initial Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Available Funds” shall have the meaning ascribed to it in Section 3.04.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Base Indenture” shall have the meaning ascribed to it in the preamble hereto.

“Beneficial Owner” shall mean, with respect to any Series of Term Notes, the owner of a beneficial interest in a Global Note of such Series of Term Notes.

“Benefit Plan Investor” shall mean a “benefit plan investor,” within the meaning of the Plan Asset Regulation.

“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Business Day” shall mean any day other than a Saturday, a Sunday, a day that is a federal holiday or a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to remain closed.

“CAD Issuer Deposit Accounts” shall mean any CAD-denominated deposit account in Ontario, Canada for receipt of Collections in Canadian dollars.

“Capital Expenditures” shall mean expenditures for capital improvements that, in conformity with GAAP, would not be included in the Issuer’s annual financial statements as an Operating Expense for the Contributed IP Addresses.

“Cash Management Agreement” shall mean the Cash Management Agreement, dated as of May 2, 2024, by and among the Issuer, the Guarantor, the Indenture Trustee and the Manager, as amended, amended and restated or otherwise modified from time to time.

“Cash Sweep Condition” shall mean a condition that exists as of any Determination Date if (i) a Cash Trap Condition has continued to exist for a period of more than six months and continues to exist on such Determination Date without regard to clause (ii) of the definition thereof, (ii) the Utilization Rate with respect to the Contributed IP Addresses is less than 70%, (iii) the average of the Senior DSCR as of such Determination Date and the Senior DSCR as of the last two preceding Determination Dates is less than or equal to the Cash Sweep DSCR, (iv) the Utilization Rate with respect to the Contributed IP Addresses is less than 60%, (v) the average of the Three-Month Average Leverage Ratio as of such Determination Date and the Three-Month Average Leverage Ratio as of the last two preceding Determination Dates is greater than the Trigger Three-Month Average Leverage Ratio or (vi) the Utilization Rate with respect to the Contributed IP Addresses is less than 50% and will continue to exist until (1) in the case of a Cash Sweep Condition pursuant to clause (i) of this definition, the Senior DSCR as of any Determination Date is greater than the Cash Trap DSCR, (2) in the case of a Cash Sweep Condition pursuant to clause (ii) of this definition, the Utilization Rate with respect to the Contributed IP Addresses is equal to or greater than 70%, (3) in the case of a Cash Sweep Condition pursuant to clause (iii) of this definition, the Senior DSCR as of any Determination Date is greater than the Cash Sweep DSCR, (4) in the case of a Cash Sweep Condition pursuant to clause (iv) of this definition, the Utilization Rate with respect to the Contributed IP Addresses is equal to or greater than 60%, (5) in the case of a Cash Sweep Condition pursuant to clause (v) of this definition, the Three-Month Average Leverage Ratio as of any Determination Date is less than the Trigger Three-Month Average Leverage Ratio and (6) in the case of a Cash Sweep Condition pursuant to clause (vi) of this definition, the Utilization Rate with respect to the Contributed IP Addresses is equal to or greater than 50%; provided, however, that a Cash Sweep Condition pursuant to clause (vi) of this definition will remain in effect during the period from the date of the Servicer’s engagement of a Valuation Provider through the date that the applicable Noteholders exercise or are deemed to exercise the option pursuant to clause (iii) of the definition of “Utilization Trigger Event Noteholder Direction Options”; provided, further, that a Cash Sweep Condition pursuant to clause (vi) of this definition cannot be cured if the applicable Noteholders exercise the option pursuant to clause (i) or (ii) of the definition of “Utilization Trigger Event Noteholder Direction Options”.

“Cash Sweep DSCR” shall mean 1.65x.

“Cash Sweep Percentage” shall mean, with respect to any Payment Date on which (1) a Cash Sweep Condition is in effect pursuant to clause (i) or clause (ii) of the definition thereof, 50%, (2) a Cash Sweep Condition is in effect pursuant to clause (iii) or clause (iv) of the definition thereof, 75% and (3) a Cash Sweep Condition is in effect pursuant to clause (v) or clause (vi) of the definition thereof, 100%; provided, that in the event a Cash Sweep Condition has occurred pursuant to more than one prong of the definition thereof, the highest applicable Cash Sweep Percentage shall apply.

“Cash Trap Condition” shall mean a condition that exists as of any Determination Date if the average of the Senior DSCR as of such Determination Date and the Senior DSCR as of the last two preceding Determination Dates is less than or equal to the Cash Trap DSCR, and will continue to exist until either (i) the Senior DSCR as of any Determination Date is greater than the Cash Trap DSCR or (ii) a Cash Sweep Condition occurs; provided, that if, on any Determination Date on which a Cash Sweep Condition that has previously occurred ends, any of the conditions in this definition exist, then a new Cash Trap Condition will exist as of such Determination Date.

“Cash Trap DSCR” shall mean 1.85x.

“Cash Trap Percentage” shall mean, with respect to any Payment Date on which a Cash Trap Condition is in effect, 50%.

“Cash Trap Reserve Account” shall mean the Reserve Account designated to accumulate cash that would otherwise have been payable to the Issuer while any Cash Trap Condition has occurred and is continuing in accordance with Section 4.06.

“Claims” shall have the meaning ascribed to it in Section 7.04(a).

“Class” shall mean, collectively, all of the Notes bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms (other than the interest rate, the Anticipated Repayment Date and the Rated Final Payment Date). The respective Classes of Notes are designated under Series Indenture Supplements.

“Class A Leverage Ratio” shall mean, with respect to any date of determination, the ratio of (i) the excess of (x) the aggregate outstanding principal balance of all Class A Notes over (y) all amounts remaining on deposit in a Prefunding Account with respect to any Class A Notes, in each case on such date to (ii) the Aggregate Annualized Run Rate Net Cash Flow as of the most recently ended calendar month.

“Class A Notes” shall mean all Notes issued under this Base Indenture and any related Series Indenture Supplement for which the alphabetical designation is “Class A.”

“Class A-1 Notes” shall mean any Variable Funding Notes.

“Class B Notes” shall mean all Notes issued under this Base Indenture and any related Series Indenture Supplement for which the alphabetical designation is “Class B.”

“Class C Notes” shall mean all Notes issued under this Base Indenture and any related Series Indenture Supplement for which the alphabetical designation is “Class C.”

“Class Principal Balance” shall mean, as of any date of determination, the aggregate outstanding principal balance (or, for purposes of determining voting and consent rights with respect to a Class of Class A-1 Notes, the maximum committed principal amount of such Class) of all Outstanding Notes of such Class on such date. The Class Principal Balance of each Class of Notes may be increased by the issuance of Additional Notes of such Class (or in the case of any Variable Funding Notes, also by draws on their commitment, including a draw on a Liquidity Reserve Letter of Credit). The Class Principal Balance of each Class of Notes will be reduced by the amount of any principal payments made to the Holders of the Notes of such Class.

“Clearstream” shall mean Clearstream Banking, société anonyme, Luxembourg.

“Clearstream Participants” shall mean the participating organizations of Clearstream.

“Closing Date” with respect to a Series, shall have the meaning set forth in the Series Indenture Supplement for such Series.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Cogent Canada” shall mean Cogent Canada, Inc., an Ontario corporation.

“Cogent Communications” shall mean Cogent Communications, LLC, a Delaware limited liability company.

“Cogent France” shall mean Cogent Communications France SAS, a French société par actions simplifiée.

“Cogent Germany” shall mean C.C.D. Cogent Communications Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under the laws of Germany.

“Cogent Hong Kong” shall mean Cogent Communications Hong Kong Limited, a private company limited by shares incorporated under the laws of Hong Kong.

“Cogent Netherlands” shall mean Cogent Communications Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office in Utrecht, the Netherlands, with its address at De Molen 90, 3995 AX Houten, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under file number 30230301.

“Cogent Singapore” shall mean Cogent Internet Singapore Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore.

“Cogent Sub-Lessor” shall mean each of Cogent France, Cogent Germany, Cogent Hong Kong, Cogent Netherlands, Cogent Singapore and Cogent UK in its capacity as a sub-lessor under the Customer IP Address Leases to which it is a party.

“Cogent UK” shall mean Cogent Communications UK Limited, a private limited company incorporated under the laws of England.

“Collateral” shall mean any property which is the subject of a Grant in favor of the Indenture Trustee on behalf of the Noteholders (or as creditor of the Parallel Debt) and the other Secured Parties pursuant to any Transaction Document.

“Collection Account” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Account Bank” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Account Control Agreement” shall mean the agreement, dated as of the Initial Closing Date, among the Issuer, the Collection Account Bank, as securities intermediary, and the Indenture Trustee relating to the Collection Account, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Collection Period” shall mean, with respect to any Payment Date, the calendar month immediately preceding the calendar month in which such Payment Date occurs or, with respect to the first Payment Date following the Initial Closing Date, the period from and including the Initial Closing Date to and including the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs.

“Collections” shall mean all collections with respect to the IP Address Assets.

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.02(a)(viii).

“Confirmation of Registration” means, with respect to an Uncertificated Note, a confirmation of registration, substantially in the form of Exhibit G attached hereto, provided to the owner thereof promptly after the registration of the Uncertificated Note in the Note Register by the Note Registrar.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continuing Notes” shall have the meaning ascribed to it in Section 2.12(d).

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Contributed IP Address” shall mean any IPv4 addresses contributed or otherwise assigned to the Issuer. As of the Initial Closing Date, the Contributed IPv4 Addresses are set forth on Schedule 1.01 hereto (as such schedule may be amended or supplemented from time to time by the Issuer (or the Manager on its behalf) after the Initial Closing Date).

“Controlling Class” shall mean, as of any date of determination, the Class of Notes with the lowest alphanumerical designation, without regard to allocation to a particular Series, having a Class Principal Balance, disregarding any Notes held by Affiliates of the Issuer, which is at least 25% of the aggregate Initial Class Principal Balance of such Class; provided that if no Class of Notes has a Class Principal Balance that satisfies such condition, then the Controlling Class will be the Class of Notes then Outstanding with the lowest alphanumerical designation.

“Controlling Class Representative” shall have the meaning ascribed in Section 10.05(a).

“Corporate Trust Office” shall mean the principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Base Indenture is located at: 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-1605, Attention: Corporate Trust Administration, Re: Cogent IPv4 LLC, or at such other address the Indenture Trustee may designate from time to time by notice to the Noteholders and the Issuer, or the principal corporate trust office of any successor indenture trustee at the address designated by such successor indenture trustee by notice to the Noteholders and the Issuer. For purposes of all Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed destroyed, lost or stolen, the corporate trust office of the Indenture Trustee shall be as follows: 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-1605, Attention: Workflow Management, Re: Cogent IPv4 LLC, or such other address as the Indenture Trustee may designate from time to time.

“Corresponding Debt” shall have the meaning ascribed to it in Section 16.01(a).

“CP Rate” shall have the meaning, with respect to any Series of Variable Funding Notes, ascribed to it in the applicable Variable Funding Note Purchase Agreement.

“Customer” shall mean each lessee of a Contributed IP Address (excluding any Cogent Sub-Lessor).

“Customer Accounts Receivable” shall mean accounts receivable arising under any Customer IP Address Lease.

“Customer IP Address Lease” shall mean any current agreements or the relevant portion thereof and the rights to any future agreements or the relevant portion thereof between the Issuer, to the extent assigned to the Issuer, or an applicable Cogent Sub-Lessor, as applicable, and Customers relating to the leasing of the Contributed IP Addresses to Customers. With respect to Customer IP Address Leases that are substantially in the forms that are generally used by the Issuer and the Cogent Sub-Lessors on the Initial Closing Date, the “Customer IP Address Lease” refers to the “IP Address Allocation Service” indicated in such form.

“Default” shall mean any event, occurrence or circumstance that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defeasance Date” shall have the meaning ascribed to it in Section 2.11(a).

“Defeasance Payment Date” shall have the meaning ascribed to it in Section 2.11(a).

“Deferred Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Definitive Notes” shall have the meaning ascribed to it in Section 2.01(b)(i).

“Definitive Term Notes” shall have the meaning ascribed to it in Section 2.01(b)(i).

“Definitive Variable Funding Notes” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Deposit Account Security Agreements” shall mean customary security arrangements with respect to the Issuer Deposit Accounts in each jurisdiction, including, without limitation, any Account Control Agreement with respect to the US Issuer Deposit Account.

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“Determination Date” shall mean the last day of any Collection Period if and for so long as any Series of Notes is Outstanding; provided that the initial Determination Date shall be May 31, 2024.

“Discretionary Capital Expenditures” shall mean (i) one-time Capital Expenditures made to obtain a long-term extension of a Customer IP Address Agreement and (ii) non-recurring Capital Expenditures made to enhance the operating revenues of IP Address Assets, such as to acquire Additional IP Address Assets.

“Disposition Conditions” shall have the meaning ascribed to it in Section 7.33.

“DTC Custodian” shall mean the Indenture Trustee, in its capacity as custodian of any Series or Class of Global Notes for DTC.

“DTC Participant” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), which institution, in either case, has a combined capital and surplus of at least $100,000,000 and either has corporate trust powers and is acting in its fiduciary capacity or for which a Rating Agency Confirmation has been received and which institution’s long-term debt obligations are rated at least “BBB-” by KBRA, to the extent then rated by KBRA (or its equivalent from at least one NRSRO if KBRA is not a Rating Agency for any Series of Notes) or short-term debt obligations are rated at least “K3” by KBRA, to the extent then rated by KBRA (or its equivalent from at least one NRSRO if KBRA is not a Rating Agency for any Series of Notes); provided that, if any Account ceases to be an Eligible Account, the Issuer shall establish a new Account that is an Eligible Account in accordance with the requirements of the Cash Management Agreement.

“Eligible Bank” shall mean a bank that satisfies the Rating Criteria.

“Employee Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(3) of ERISA (excluding any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust (in each case, other than noneconomic special membership interests or shares granted or issued to independent directors).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person treated as a single employer with the first Person, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“EU Securitisation Regulation” shall mean Regulation (EU) 2017/2402.

“EUR-France Issuer Deposit Account” shall mean any EUR-denominated deposit account in France for receipt of Collections in Euros from primarily France-based Customers.

“EUR-Germany Issuer Deposit Account” shall mean any EUR-denominated deposit account in France for receipt of Collections in Euros from primarily Germany-based Customers.

“EUR-Netherlands Issuer Deposit Account” shall mean any EUR-denominated deposit account in France for receipt of Collections in Euros from primarily Netherlands-based Customers.

“EUR-UK Issuer Deposit Account” shall mean any EUR-denominated deposit account in France for receipt of Collections in Euros from primarily UK-based Customers.

“Euroclear” shall mean the Euroclear System.

“Euroclear Participants” shall mean participants of Euroclear.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excluded Agreement” shall mean any current agreements or the relevant portion thereof and the rights to any future agreements or the relevant portion thereof between the Issuer or the Cogent Sub-Lessors, as applicable, and Customers relating to one or more services other than the Customer IP Address Leases which may be provided by the Manager or an Affiliate thereunder (other than the Issuer and the Guarantor).

“Excluded Amounts” shall mean (a) any amounts paid with respect to Non-Contributed IP Addresses and Excluded Agreements; (b) sales taxes, value added taxes, goods and services taxes and similar taxes collected by the Issuer with respect to Customer IP Address Leases; and (c) cash capital contributions made by or on behalf of the Manager to the Issuer designated by the Manager as “Excluded Amounts” for application in the manner designated by the Manager, which will not be treated as Retained Collections Contributions for inclusion as part of Aggregate Annualized Run Rate Net Cash Flow.

“Excluded IP Addresses” shall have the meaning ascribed to it in Section 2.12(b).

“Executive Officer” shall mean, with respect to any corporation or limited liability company, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Executive Vice President, any Senior Vice President, the Chief Accounting Officer, any Vice President, General Counsel, Secretary or Treasurer of such corporation or limited liability company and, with respect to any partnership, any individual general partner thereof or, with respect to any other general partner, any officer of such general partner.

“Expected Sales Commission Amount” shall mean, with respect to any Payment Date, the amount which the Issuer reasonably expects to pay to the Manager during the period from such Payment Date to and excluding the following Payment Date in respect of Sales Commissions.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction entered into in connection with the implementation thereof (or any law implementing such an intergovernmental agreement).

“FATCA Withholding Tax” shall mean any withholding or deduction required pursuant to FATCA.

“Fee Roll” shall mean, collectively, a list of the Fees with respect to each of the Customer IP Address Leases certified as a materially true and correct copy by the Issuer and substantially in the form of Exhibit C.

“Fees” shall mean the monies owed to the Issuer by the Customers pursuant to the Customer IP Address Leases.

“Financial Statements” shall mean in relationship to any Person, its consolidated statements of operations and members’ equity, statements of cash flow and balance sheets.

“foreclosure” and “foreclose” when used in this Base Indenture in respect of personal or real property, refers to all means by which the holder of a security interest in or mortgage on such personal or real property, as applicable, can enforce such security interest or mortgage under applicable law, including legal foreclosure, private power of sale, and statutory sale.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“GBP Issuer Deposit Account” shall mean any GBP-denominated deposit account in the United Kingdom for receipt of Collections in Great Britain pounds sterling.

“Global Notes” shall mean Rule 144A Global Notes, IAI Global Notes and Regulation S Global Notes.

“Governmental Authority” shall mean with respect to any Person, any federal, state, territorial, provincial or local government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Grant” shall mean to create a security interest in any property now owned or at any time hereafter acquired or any right, title or interest that may be acquired in the future.

“Guarantor” shall mean Cogent IPv4 Holdco LLC, a Delaware limited liability company.

“HKD Issuer Deposit Account” shall mean any HKD-denominated deposit account in Hong Kong for receipt of Collections in Hong Kong dollars.

“Holdco Guaranty” shall mean the Guarantee and Security Agreement, dated as of the Initial Closing Date, by the Guarantor in favor of the Indenture Trustee, and acknowledged and agreed to by the Indenture Trustee and, with respect to Section 6.1(c) thereof, the Issuer, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register.

“Hot Servicing Trigger Event” shall have the meaning ascribed to it in the Servicing Agreement.

“IAI Global Note” shall mean, with respect to any Series and Class of Notes, a single global Note representing such Series and Class, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend, offered and sold to Institutional Accredited Investors.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; provided that reimbursement or indemnity obligations related to surety bonds or letters of credit incurred in the ordinary course of business and fully secured by cash collateral shall not be considered “Indebtedness” hereunder.

“Indenture” means this Base Indenture, together with all Series Indenture Supplements, as amended, amended and restated, supplemented or otherwise modified from time to time by Indenture Supplements thereto in accordance with its terms.

“Indenture Supplement” shall mean an indenture supplemental to this Base Indenture, any Series Indenture Supplement or any Notes.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Trustee Fee” shall mean the fee to be paid in arrears on each Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee.

“Independent” shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Issuer, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuer, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or the Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of, Section 15.01 made by an Independent certified public accountant or other expert appointed by an Issuer Order, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Base Indenture and that the signer is Independent within the meaning thereof.

“Ineligible Liquidity Reserve Letter of Credit” shall mean a Liquidity Reserve Letter of Credit with respect to which (i) the short-term debt credit rating of the Letter of Credit Provider with respect to such Liquidity Reserve Letter of Credit is withdrawn or downgraded below “K2” (or the then equivalent grade) by any Applicable Rating Agency or (ii) the long-term debt credit rating of such Letter of Credit Provider is withdrawn or downgraded below “BBB” (or the then equivalent grade) by any Applicable Rating Agency; provided that for determining whether a Liquidity Reserve Letter of Credit is eligible under this definition, a Letter of Credit Provider will be deemed to have the short-term debt credit rating or the long-term debt credit rating, as applicable, of such Letter of Credit Provider or any guarantor of (or confirming bank for) such Letter of Credit Provider.

“Initial Class Principal Balance” shall mean, with respect to any Class of Notes, as of any date of determination, the aggregate initial Note Principal Balance of all Notes of such Class of Notes Outstanding on the date of issuance of such Class of Notes on the related Closing Date, as the same may be increased by the issuance of Additional Notes of such Class of Notes (or, in the case of a Class of Class A-1 Notes, the initial maximum committed principal amount of such Class); provided that upon the payment in full of all Notes of particular Series, such Notes shall no longer be included in the Initial Class Principal Balance of the relevant Class.

“Initial Closing Date” shall mean May 2, 2024.

“Initial Purchaser” or “Initial Purchasers” with respect to a particular Series, shall have the meaning ascribed to it in the applicable Series Indenture Supplement.

“Institutional Accredited Investor” shall mean an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act or an entity owned entirely by other entities that fall within such definition.

“Intercompany Lease” shall mean, with respect to an Intercompany Lease and Receivables Sale Agreement, each separate intercompany head lease under such Intercompany Lease and Receivables Sale Agreement for each Contributed IP Address leased to the applicable Cogent Sub-Lessor thereunder and sub-leased by such Cogent Sub-Lessor under the related Customer IP Address Lease.

“Intercompany Lease and Receivables Sale Agreement” shall mean any intercompany lease and receivables sale agreement by and between the Issuer and a Cogent Sub-Lessor (as amended, amended and restated, supplemented or otherwise modified from time to time) pursuant to which, among other things, (a) the Issuer as lessor enters into Intercompany Leases with that Cogent Sub-Lessor and (b) that Cogent Sub-Lessor sells and transfers to the Issuer all of that Cogent Sub-Lessor’s rights, title, benefit and interest in, to and under Customer Accounts Receivable arising in connection with the relevant Customer IP Address Leases.

“Interest Accrual Period” shall mean, for each Payment Date, the period from and including the preceding Payment Date (or, with respect to the initial such period for a Series, the Closing Date for such Series) to but excluding such Payment Date.

“International Issuer Deposit Accounts” shall mean, collectively, the following accounts: the CAD Issuer Deposit Accounts, the EUR-France Issuer Deposit Account, the EUR-Germany Issuer Deposit Account, the EUR-Netherlands Issuer Deposit Account, the EUR-UK Issuer Deposit Account, the GBP Issuer Deposit Account, the, the HKD Issuer Deposit Account, the SGD Issuer Deposit Account, the USD-France Issuer Deposit Account, the USD-Germany Issuer Deposit Account, USD-Hong Kong Issuer Deposit Account, the USD-Netherlands Issuer Deposit Account, the USD-Singapore Issuer Deposit Account and the USD-UK Issuer Deposit Account.

“International Security Agreements” shall mean security agreements governed by laws of jurisdictions with respect to Customer Accounts Receivable and Issuer Deposit Accounts governed by the laws of such jurisdiction.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Involuntary Bankruptcy” shall mean, in respect of any Person, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any of the Guarantor, the Manager, the Issuer or any of the direct or indirect subsidiaries of the Issuer is a debtor or any asset of any such entity is property of the estate therein.

“IPv4” shall mean Internet Protocol version 4.

“IP Address Assets” shall mean, collectively, the Contributed IP Addresses and the Customer IP Address Leases assigned to the Issuer.

“Issuer” shall have the meaning ascribed to it in the preamble hereto.

“Issuer Deposit Accounts” shall mean, collectively, the CAD Issuer Deposit Accounts, the EUR-France Issuer Deposit Account, the EUR-Germany Issuer Deposit Account, the EUR-Netherlands Issuer Deposit Account, the EUR-UK Issuer Deposit Account, the GBP Issuer Deposit Account, the, the HKD Issuer Deposit Account, the SGD Issuer Deposit Account and the USD Issuer Deposit Accounts, in each case maintained in the name of the Issuer that are subject to customary security interest documents governed by the law of the applicable jurisdiction in favor of the Indenture Trustee (or, as applicable, as creditor of the Parallel Debt) pursuant to Section 7.14 for the purposes set forth in Section 3.01 of this Base Indenture.

“Issuer Interests” shall have the meaning ascribed to it in Section 8.01(a).

“Issuer Order” and “Issuer Request” shall mean a written order or request signed in the name of the Issuer by any one of its Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“KBRA” shall mean Kroll Bond Rating Agency, LLC or any successor rating agency thereof.

“Knowledge” whenever used in this Base Indenture or any of the other Transaction Documents, or in any document or certificate executed pursuant to this Base Indenture or any of the other Transaction Documents (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity (or, in the case of the Indenture Trustee or the Servicer, any Responsible Officer); and (ii) also to the knowledge of the person signing such document or certificate.

“Letter of Credit Fees” shall mean, with respect to any Liquidity Reserve Letter of Credit, the fees set forth in the applicable Variable Funding Note Purchase Agreement or any fee letter related thereto.

“Letter of Credit Provider” shall mean, with respect to any Series of Class A-l Notes, the party identified as the “Letter of Credit Provider” or the “Letter of Credit Issuing Bank,” as the context requires, in the applicable Variable Funding Note Purchase Agreement.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the excess of (i) the Note Principal Balance of all Notes as of such date over (ii) all amounts remaining on deposit in any Prefunding Account, to (b) Aggregate Annualized Run Rate Net Cash Flow as of the last day of the prior calendar month (or, if such date is the last day of a calendar month, as of such date).

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Liquidity Reserve Account” shall mean the Reserve Account designated to reserve funds in an amount at least equal to Required Cash Liquidity Amount in accordance with Section 4.07.

“Liquidity Reserve Draw Amount” shall mean, on any Payment Date, an amount equal to the excess, if any, of (a) the amounts due pursuant to Sections 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv) and 5.01(a)(v) over (b) the sum of (x) the aggregate amount of funds on deposit in the Collection Account that are attributable to the related Collection Period and (y) any Yield Maintenance Amounts to be withdrawn on such Payment Date from a Yield Maintenance Reserve Account, and in each case available to pay such amounts on such Payment Date.

“Liquidity Reserve Letter of Credit” shall mean a letter of credit issued to the Indenture Trustee for the benefit of the Noteholders and the other Secured Parties from a portion of the commitment with respect to any Variable Funding Note Purchase Agreement in an amount up to the Required Liquidity Amount.

“LTM Operating Expenses” shall mean, as of the last day of any calendar month, the Operating Expenses for the Contributed IP Addresses for the twelve-month period ending on such day.

“Majority Controlling Class” shall mean, as of any date of determination, Noteholders (or in the case of the Global Notes, the Note Owners) holding more than 50% of the Voting Rights of all Notes of the Controlling Class Outstanding as of such date of determination.

“Majority of Noteholders” shall mean, as of any date of determination, Noteholders holding more than 50% of the Voting Rights of all Classes of Notes Outstanding as of such date of determination.

“Management Agreement” shall mean the Management Agreement, dated as of May 2, 2024, by and between the Manager and the Issuer, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Management Fee” shall mean a fee payable to the Manager, for each Collection Period, in an aggregate amount that is equal to the quotient of (a) the greater of (i) 3.0% of the aggregate Annualized Run Rate Revenue for all Contributed IP Addresses as of the last day of such Collection Period for all and (ii) $1,000,000 and (b) twelve (12).

“Manager” shall mean the manager described in the Management Agreement or one or more Acceptable Managers as may hereafter be charged with management of the Issuer in accordance with the terms and conditions hereof.

“Manager Report” shall have the meaning ascribed to it in the Management Agreement.

“Manager Termination Event” shall have the meaning ascribed thereto in the Management Agreement.

“Material Adverse Effect” shall mean (i) a material adverse effect upon the business, operations, or condition (financial or otherwise) of the Issuer and the Guarantor (taken as a whole), (ii) the material impairment of the ability of the Issuer and the Guarantor (taken as a whole) to perform their obligations under the Transaction Documents (taken as a whole), or (iii) a material adverse effect on the use, value or operation of the IP Address Assets (taken as a whole), provided, however, that if the aggregate Annualized Run Rate Revenue of the IP Address Assets is reduced such that it is at least 5% lower than the actual revenue earned by the Issuer during the immediately preceding twelve (12) months (or, with respect to any period occurring prior to the Initial Closing Date, the amount of revenue earned by the Parent with respect to the IP Address Assets owned by the Issuer on the Initial Closing Date) (unless such decrease is a result of a one-time event that will be reversed in the following month) as a result of an action, then a Material Adverse Effect shall be deemed to exist as a result of such action.

“Material Agreement” shall mean any contract or agreement, or series of related agreements, by the Issuer relating to the ownership, management, use, operation or leasing of the IP Address Assets under which there is an obligation of the Issuer, in the aggregate, to pay, or under which the Issuer receives in compensation, more than $5,000,000 per annum, excluding (i) the Transaction Documents, (ii) the Management Agreement, (iii) the Servicing Agreement, (iv) any agreement which is terminable by the Issuer on not more than 60 days’ prior written notice without any fee or penalty and (v) any Customer IP Address Lease. As of the Initial Closing Date, there are no Material Agreements.

“Material Customer IP Address Lease” shall mean any Customer IP Address Lease by any Customer at a Contributed IP Address which (a) provides for annual Fees or other payments in an amount equal to or greater than $3,000,000, and (b) may not be cancelled by the applicable Customer (or related Affiliate) on 30 days’ notice without payment of a termination fee, penalty or other cancellation fee. As of the Initial Closing Date, there are no Material Customer IP Address Leases.

“Member” shall mean, individually or collectively, any entity which is now or hereafter becomes the managing member or shareholder of either the Issuer or the Guarantor under such Person’s Organizational Documents.

“Minimum Cash Liquidity Amount” shall mean, as of any Payment Date, the excess, if any, of the product of (x) the sum of (i) the amount of interest on the Class A Notes and the Class B Notes (if any) due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date and (ii) the Note Rate for any Class C Notes multiplied by the Class Principal Balance of the Class C Notes (if any) as of such Determination Date and (y) three, over the aggregate available amount of each Liquidity Reserve Letter of Credit that has been issued and is outstanding and undrawn as of such Payment Date.

“Minimum DSCR” shall mean 1.50x.

“Monthly Amortization Amount” shall mean, on each Payment Date with respect to any Class of Notes that provides for a Monthly Amortization Amount, the sum of (i) the Targeted Amortization Amount for such Notes, if any, on such Payment Date and (ii) the Unpaid Monthly Amortization Amount for such Notes as of such Payment Date.

“Monthly Operating Expense Amount” shall mean, for any calendar month, the aggregate of the budgeted direct costs and expenses of operating and maintaining the Issuer for such calendar month pursuant to the Operating Budget for such month, including audit fees (if any) related to the Issuer. For each calendar year, (i) the budgeted direct costs and expenses in respect of audit fees (if any) related to the Issuer will be increased in accordance with the terms of any applicable audit engagement agreement and (ii) all other budgeted direct costs and expenses of operating and maintaining the Issuer, in the aggregate, may increase no more than 3.0% per annum; provided that the budgeted direct costs and expenses of operating and maintaining the Issuer may be adjusted monthly during the fiscal years as new Customer IP Address Leases are entered into with respect to Contributed IP Addresses and/or Additional IP Address Assets are acquired by the Issuer, to reflect the expected direct costs and expenses for those new Customer IP Address Leases and/or Additional IP Address Assets. Monthly Operating Expense Amounts do not include Sales Commissions or Discretionary Capital Expenditures.

“Monthly Payment Amount” shall mean, for any Payment Date, the amount of accrued interest on the Notes due and payable on such Payment Date in respect of the related Interest Accrual Period (other than, if on such Payment Date an Amortization Period or an ARD Period with respect to any Outstanding Class of Notes is in effect, interest on the Class C Notes) at the applicable Note Rate. The Monthly Payment Amount shall not include Prepayment Consideration, Post-ARD Additional Interest, and Deferred Post-ARD Additional Interest.

“Monthly Revenue” shall mean, as of any Determination Date, an amount equal to the sum of (i) all Fees payable during such calendar month with respect to the IP Address Assets and (ii) all other monthly recurring revenue due and payable as of such day (or that became due and payable during such calendar month, adjusted to reflect the full month of recurring revenue) by any Customer with respect to the IP Address Assets. Monthly Revenue does not include amounts payable by a Customer in respect of sales taxes, value added taxes, goods and services taxes or similar taxes.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Non-Contributed IP Addresses” shall mean additional IPv4 addresses owned by Cogent Communications or its Affiliates (other than the Issuer and the Guarantor) which will not be owned by the Issuer.

“Note Owner” shall mean, with respect to any Book-Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depositary or on the books of a DTC Participant or on the books of an indirect participating brokerage firm for which a DTC Participant acts as agent.

“Note Principal Balance” shall mean, for any Note, as of any date of determination, the initial principal balance of such Note on the related Closing Date, as set forth on the face thereof, less any payment of principal made in respect of such Note up to and including such date of determination.

“Note Rate” with respect to any Class of Notes, shall mean the interest rate applicable thereto as set forth in the Series Indenture Supplement pursuant to which such Notes of that Class was issued.

“Note Register” and “Note Registrar” shall mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Noteholder” shall have the meaning ascribed to it in the definition of “Holder”.

“Noteholder Tax Identification Information” shall mean information and/or properly completed and signed tax certifications provided by a recipient of payments that is sufficient (i) to eliminate the imposition of or determine the amount of any deduction or withholding (including backup withholding) of tax, including FATCA Withholding Tax with respect to payments made to such recipient, (ii) to determine that such recipient of payments has complied with such recipient’s obligations under FATCA or (iii) to otherwise allow the Issuer, Paying Agent and Indenture Trustee to comply with their respective obligations under FATCA.

“Notes” shall mean the notes issued by the Issuer pursuant to this Base Indenture and the Series Indenture Supplements.

“NRSRO” shall mean a nationally recognized statistical ratings organization.

“Obligations” shall mean the unpaid principal amount of the Outstanding Notes, accrued interest thereon and all other obligations, liabilities and indebtedness of every nature to be paid or performed by the Guarantor or the Issuer under the Transaction Documents, including fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect by or against any of the Guarantor or the Issuer, and the performance of all other terms, conditions and covenants under the Transaction Documents.

“Offering Memorandum” with respect to a Series, shall have the meaning ascribed to it in the Series Indenture Supplement for such Series.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the Issuer or the Manager, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 15.01, and delivered to the Indenture Trustee or the Servicer, as applicable.

“Operating Budget” shall mean, for any period, the budget for the Issuer taken as a whole setting forth an estimate of all Operating Expenses of the Issuer and any other expenses payable by the Issuer for the IP Address Assets for such period provided by the Manager pursuant to Section 8 of the Management Agreement, as the same may be amended pursuant to Section 7.02(b).

“Operating Expense Reserve Account” shall mean the Reserve Account designated to reserve funds for the payment of Operating Expenses with respect to the IP Address Assets.

“Operating Expenses” shall mean for any one-month period, without duplication, any Sales Commissions attributable to Customer IP Address Leases for such period in respect of which the Manager is entitled to be reimbursed pursuant to the Management Agreement and all other direct costs and expenses of operating and maintaining the Issuer; provided that Operating Expenses excludes the Management Fee, the cost of portfolio support personnel provided by the Manager and Discretionary Capital Expenditures.

“Operation Standards” shall have the meaning ascribed to it in the Management Agreement.

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof and shall comply with any applicable requirements of Section 15.01.

“Organizational Documents” shall mean, to the extent applicable to any of the Issuer, the Guarantor, the Manager, the Indenture Trustee and the Servicer, the certificate of formation, certificate or articles of incorporation, limited liability company agreement, operating agreement, memorandum of association or articles of association applicable to the Issuer, Guarantor, Manager, Indenture Trustee or Servicer.

“Other Issuer Collateral” shall have the meaning ascribed to it in Section 14.01(a).

“Other Plan Laws” shall mean any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee and the Workout Fee.

“Outstanding” shall mean, as of the date of determination, all Notes theretofore authenticated and delivered (or registered in the case of Uncertificated Notes) under this Base Indenture, except:

(a)          Notes theretofore cancelled (or de-registered in the case of Uncertificated Notes) by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b)          Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Issuer) in trust for the Holders of such Notes (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Base Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee); or

(c)          Notes in exchange for or in lieu of which other Notes have been authenticated and delivered (or de-registered and/or registered in the case of Uncertificated Notes) pursuant to this Base Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first-mentioned Notes are held by a protected purchaser;

provided, however, that in determining whether the Holders of the requisite Outstanding Note Principal Balance of any Class or Series of Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any other Transaction Document, Notes owned by the Issuer, any other obligor upon the Notes or any Affiliate of the foregoing Persons shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee and the Servicer shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee or the Servicer, as applicable, has actual knowledge that such Notes are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Parallel Debt” shall have the meaning ascribed to it in Section 16.01(a).

“Parent” shall mean Cogent Communications Holdings, Inc., a Delaware corporation.

“Participants” shall mean Clearstream Participants, DTC Participants or Euroclear Participants, as applicable.

“Paying Agent” shall be (x) initially, the Indenture Trustee, who is hereby authorized by the Issuer to make payments as agent of the Issuer to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Issuer, or (y) any successor appointed by the Issuer who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.06 and (ii) is authorized to make payments to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall mean the 25th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day; provided that the initial Payment Date for any Series may be specified in the Series Indenture Supplement for such Series.

“Percentage Interest” shall mean, with respect to any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Note on such date, and the denominator of which is (i) in relation to the Class to which such Note belongs, the Class Principal Balance of the Class to which such Note belongs on such date and (ii) in relation to the Series to which such Note belongs, the aggregate principal balance on such date of all Notes within the Series belonging to the same Class as such Note.

“Permitted Currency” shall mean each of U.S. dollars, Canadian dollars, Euros, Great Britain pounds sterling, Hong Kong dollars and Singapore dollars.

“Permitted Encumbrances” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which adequate reserves have been maintained in accordance with GAAP with respect to such Liens; (iii) licenses, restrictions and other similar encumbrances incurred in the ordinary course of the business of the Issuer or, with respect to any IP Address Asset, existing on the date of the acquisition of such IP Address Asset, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Issuer, taken as a whole, or (2) impair the use or operations of the interest of the Issuer in such Contributed IP Addresses; (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (v) Customer IP Address Leases, Intercompany Lease and Receivables Sale Agreements and other leases or subleases granted by the Issuer in the ordinary course its business and not materially interfering with the conduct of the business of the Issuer; (vi) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; and (vii) Liens securing the payment of judgments which do not result in an Event of Default and which are being appealed and contested in good faith, have been adequately bonded pending such appeal and with respect to which enforcement has been stayed.

“Permitted Governing Law” shall mean the internal laws of the United States or any state of the United States, Canada or any province or territory of Canada, France, England and Wales, Germany, the Netherlands, Hong Kong or Singapore.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Plan” shall mean (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code to which Section 4975 or provisions under any Similar Laws apply, (iii) an entity deemed to hold the assets of any of the foregoing (within the meaning of the Plan Asset Regulation or otherwise).

“Plan Asset Regulation” shall mean the U.S. Department of Labor regulation codified at 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA.

“Plan Investor” shall mean (i) a Benefit Plan Investor or (ii) a plan, individual retirement account or other arrangement which is subject to the provisions of Other Plan Laws or an entity whose underlying assets are deemed to constitute the assets of any of the foregoing described in this clause (ii) pursuant to applicable law.

“Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Additional Interest Rate” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Note Spread” for each Class and Series of Notes, shall have the meaning ascribed to it in the Series Indenture Supplement for such Series.

“Prefunding Account” shall mean each non-interest bearing segregated trust account, established as an Eligible Account in the name of the Indenture Trustee on behalf of the Noteholders and the Secured Parties in connection with the issuance of a Series of Notes, the purpose of which is to reserve all or a portion of the proceeds of the issuance of a Series of Notes, to be released to the Issuer in accordance with the terms of the Series Indenture Supplement for such Series. The amount to be deposited into a Prefunding Account for a Series of Notes on the Closing Date of such Series will be the amount specified in the Series Indenture Supplement for such Series.

“Prefunding Account Bank” shall have the meaning ascribed to it in Section 3.01(b).

“Prefunding Period” shall mean with respect to any Series that has funded a Prefunding Account, the period commencing on the Closing Date of such Series and ending on the date specified in the Series Indenture Supplement for such Series.

“Prepayment Consideration” shall mean, (i) with respect to any prepayment of the principal balance of a Note (other than with funds on deposit in any Prefunding Account), an amount that is equal to the excess, if any, of (x) the present value on the date of such prepayment (by acceleration or otherwise) of the sum of the principal payment allocable to such Note and interest that the Issuer would otherwise be required to pay on the prepaid portion of such Note from the date of such prepayment to and including the ARD Prepayment Date with respect to such Series of Notes absent such prepayment (and assuming payment of any Monthly Amortization Amounts), with such present value determined by the use of a discount rate equal to the sum of (a) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association), five Business Days prior to such prepayment of the United States Treasury Security having the maturity closest to such ARD Prepayment Date, plus (b) 0.50% over (y) the principal amount of such Note being prepaid on the date of such prepayment and (ii) with respect to any prepayment of the principal balance of a Note made from funds on deposit in any Prefunding Account, 1.00% of the principal balance of such Note being repaid with such funds. Any Prepayment Consideration for any Notes of a Class and Series that have been prepaid will be paid pro rata to the Holders of such Notes of such Class in proportion to the principal balance of such Notes of such Class being so prepaid. With respect to a Note that is has a Targeted Amortization Amount, the Prepayment Consideration shall be determined assuming that (i) monthly payments of principal on such Note is made based upon the Targeted Amortization Amount for such Note (and with interest calculated based on the principal balance of such Note as reduced by each such principal payment) and (ii) the remaining principal balance of such Note (after taking into account all payments of Targeted Amortization Amount for such Note, if applicable) is paid on the ARD Prepayment Date applicable to such Note.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“PTE” shall have the meaning ascribed to it in Section 11.06.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A.

“Rated Final Payment Date” with respect to each Series, shall have the meaning ascribed to it in the Series Indenture Supplement for such Series.

“Rating Agency” or “Rating Agencies” shall mean, with respect to any action or event in regards to a Series of Notes, the rating agency or rating agencies appointed by the Issuer to rate such Series of Notes specified as such in the Series Indenture Supplement for such Series.

“Rating Agency Confirmation” with respect to any Series or Class of Notes, shall have the meaning ascribed to it in the applicable Series Indenture Supplement with respect to any transaction or matter in regards to such Series or Class of Notes, or, if not ascribed a meaning therein, shall mean, with respect to any transaction or matter in question concerning such Series or Class of Notes, (i) 30 calendar days’ prior written notice by the Issuer to the Rating Agency or Rating Agencies then-appointed by the Issuer to rate such Series or Class of Notes (or such shorter period as may be agreed upon by such Rating Agency or Rating Agencies at its or their election) and (ii) confirmation from such Rating Agency or Rating Agencies that such transaction or matter will not result in a downgrade, qualification or withdrawal of the then-current rating of such Series or Class of Notes (or the placing of such Series or Class of Notes on negative credit watch or ratings outlook in contemplation of any such action with respect thereto); provided that, other than with respect to (a) any issuance of Additional Notes, (b) any Specified Amendment, or (c) any amendment effected pursuant to Section 13.01(xv), no Rating Agency Confirmation will be required from such Rating Agency or Rating Agencies with respect to any matter or transaction to the extent that such Rating Agency or Rating Agencies (x) no longer maintains a rating on the Notes or (y) has made a public statement or has otherwise communicated to the Issuer that it will not review such transaction or matter or that it will no longer review transactions or matters of such type for purposes of evaluating whether to confirm the then-current ratings of obligations rated by such Rating Agency or Rating Agencies; provided, further, other than with respect to (I) any issuance of Additional Notes, (II) any Specified Amendment, or (III) any amendment effected pursuant to Section 13.01(xv), that if a Rating Agency refuses to respond or otherwise does not respond to a request for Rating Agency Confirmation made in accordance with this Base Indenture within 15 Business Days of such request being made (but otherwise confirms recognition of receipt of such request), the requirement to receive Rating Agency Confirmation from such Rating Agency shall be waived; provided, further, that, notwithstanding the foregoing, Rating Agency Confirmation shall not be required to be provided in respect of KBRA (except in connection with any issuance of Additional Notes) if the Manager provides an officer’s certificate (along with copies of all written notices for such Rating Agency Confirmation) to the Issuer, the Servicer and the Indenture Trustee certifying that the Manager has notified KBRA at least ten (10) Business Days prior to taking such event or action to be taken or proposed to be taken.

“Rating Criteria” with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated at least “K2” by KBRA, to the extent then rated by KBRA (or its equivalent from at least one NRSRO if KBRA is not a Rating Agency for any Series of Notes), or (ii) the long-term unsecured debt obligations of such Person are rated at least “BBB” by KBRA, to the extent then rated by KBRA (or its equivalent from at least one NRSRO if KBRA is not a Rating Agency for any Series of Notes).

“Receipts” shall mean all revenues, payments of Fees, receipts and other payments to the Issuer of every kind arising from their ownership, operation or management of the IP Address Assets, but excluding (i) any amounts received by or on behalf of the Issuer that constitute the property of a Person other than the Issuer (including all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of the Issuer).

“Receiver” shall mean a receiver, a manager or a receiver and manager.

“Record Date” shall mean, with respect to payments made on any Payment Date, the close of business on the last Business Day of the Collection Period with respect to such Payment Date occurs; provided that with respect to any redemption or optional prepayment, the Record Date will be the Business Day prior to the date of such redemption or optional prepayment.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Series and Class of Notes, a single global Note representing such Series and Class offered and sold outside the United States in reliance on Regulation S, in definitive, fully registered form without interest coupons, which Note bears a Regulation S Legend. It being understood that, unless otherwise specified in the related Series Indenture Supplement, at no time may Tax Restricted Notes be offered or sold in reliance on Regulation S.

“Regulation S Legend” shall mean, with respect to any Series and Class of Notes, a legend generally to the effect that such Series and Class of Notes may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person (as defined under Regulation S) prior to the date that is 40 days following the later of the commencement of the initial offering of such Series of Notes and the Closing Date for such Series of Notes except pursuant to an exemption from the registration requirements of the Securities Act.

“Related Party” shall mean, with respect to the Issuer, any partner, member, shareholder, principal or Affiliate of the Issuer.

“Related Property” shall mean:

(a)          with respect to the Issuer, assets that it owns that are related to its ownership of the IP Address Assets and other property interests or that are necessary or incidental to the discharge of the obligations of the Issuer under the Transaction Documents, including the rights of the Issuer (i) under the Transaction Documents, (ii) in the Accounts established and maintained in the name of the Issuer, (iii) in the Reserves and (iv) in all proceeds of all such rights and assets; and

(b)          with respect to the Guarantor, assets that it owns that are related to its ownership of the Issuer or that are necessary or incidental to the discharge of the obligations of the Guarantor under the Transaction Documents, including the rights of the Guarantor (i) under the Transaction Documents and (ii) in all proceeds of all such rights and assets.

“Release Date” shall mean with respect to any Series and Class of Notes (unless otherwise specified in the related Series Indenture Supplement, other than any Series and Class of Notes that are designated as Tax Restricted Notes), the date that is 40 days following the later of (i) the Closing Date for such Series of Notes and (ii) the commencement of the initial offering of such Series of Notes in reliance on Regulation S.

“Release Price” shall mean, in relation to the disposition of a Contributed IP Address, an amount equal the product of (i) Allocated Note Amount of such Contributed IP Address and (ii) 125%.

“Requesting Party” shall have the meaning ascribed to it in Section 11.11(c).

“Required Cash Liquidity Amount” means, as of any Closing Date and any Payment Date, the greater of (1) the excess, if any, of (a) the Required Liquidity Amount as of such date over (b) the sum of the aggregate available amount of each Liquidity Reserve Letter of Credit that has been issued and is outstanding and undrawn as of such date; and (2) Minimum Cash Liquidity Amount.

“Required Letter of Credit Deposit Amount” shall have the meaning ascribed to it in Section 4.07(b).

“Required Liquidity Amount” shall mean, (i) as of the Initial Closing Date, $4,165,646.67 and (ii) as of any Payment Date, an amount equal to the product of (i) the sum of (A) the amount of interest on the Class A Notes and the Class B Notes (if any) due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date, (B) any commitment fees and Letter of Credit Fees due and payable on such Payment Date to holders of any Variable Funding Notes, (C) the Indenture Trustee Fee, the Verification Agent Fee, the Servicing Fee and the fees payable to any administrative agent for any Variable Funding Notes payable on such Payment Date, (D) the Monthly Operating Expense Amount payable during the related Collection Period, without duplication of amounts already reserved in the Operating Expense Reserve Account and (E) the amount of interest on any Class C Notes due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date and (ii) three.

“Reserve Account” shall mean the non-interest bearing segregated trust accounts established by the Issuer for the purpose of holding funds in the Reserves including: (a) the Operating Expense Reserve Account, (b) the Cash Trap Reserve Account, (c) the Advance Fee Reserve Account, (d) any Yield Maintenance Reserve Account and (e) the Liquidity Reserve Account.

“Reserves” shall mean the reserve funds held by or on behalf of the Indenture Trustee pursuant to this Base Indenture or the other Transaction Documents, including the funds held in the Reserve Accounts. For the avoidance of doubt, Reserves does not include amounts held in any Prefunding Account.

“Responsible Officer” shall mean, (a) when used with respect to the Indenture Trustee, any officer within the corporate trust department of the Indenture Trustee, including any trust officer or any other officer of the Indenture Trustee, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Base Indenture, (b) when used with respect to the Issuer, shall mean an Executive Officer of the Issuer and (c) when used with respect to the Servicer, any officer within the primary servicing office of the Servicer, including any officer or any other officer of the Servicer, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Servicing Agreement and the other Transaction Documents.

“Retained Collections Contribution” shall have the meaning ascribed to it in Section 2.12(c).

“Retained Collections Contribution Account” shall have the meaning ascribed to it in Section 2.12(c).

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Series and Class of Notes, a single global Note representing such Series and Class, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend, offered and sold to Qualified Institutional Buyers in the United States of America in reliance on Rule 144A.

“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes pursuant to Rule 144A.

“Sales Commissions” shall mean any commission and other incentive payments payable to the Manager’s employees in respect of their work procuring, negotiating, selling or closing Customer IP Address Leases.

“Scheduled Defeasance Payments” shall mean with respect to a particular Series, payments on or prior to, but as close as possible to (i) each Payment Date after the Defeasance Date and through and including the first Payment Date that is six months prior to the Anticipated Repayment Date for such Series in amounts equal to the scheduled payments of interest on the Notes and payments of the Indenture Trustee Fee, the Verification Agent Fee and the Workout Fees, if any, due on such dates under this Base Indenture and (ii) the first Payment Date that is six months prior to the Anticipated Repayment Date for such Series in an amount equal to the Outstanding principal balance of each Class of Notes of such Series.

“Section 385 Related Party” shall have the meaning ascribed to it in Section 2.12(d).

“Secured Parties” shall mean the Indenture Trustee, the Noteholders and the Servicer.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Senior Debt Service Coverage Ratio” or “Senior DSCR” shall mean, as of any Determination Date the ratio of (i) the Aggregate Annualized Run Rate Net Cash Flow as of such date to (ii) the amount of interest (and, with respect to any Variable Funding Notes, any commitment fees, Letter of Credit Fees and administrative expenses payable to the holders of such Variable Funding Notes in respect thereof) that the Issuer will be required to pay over the succeeding twelve (12) Payment Dates on the aggregate principal balance of the Class A Notes and the Class B Notes (if any) Outstanding as of such Determination Date plus, without duplication, the sum of the annualized Indenture Trustee Fee, the annualized Verification Agent Fee and the annualized Servicing Fee; provided that as of any date during the Prefunding Period for a Series (if any), interest payable with respect to the Classes of Notes of that Series for which a portion of the net proceeds are reserved in a Prefunding Account shall be calculated net of the aggregate Yield Maintenance Amounts with respect to that Series for each Payment Date during such twelve (12) Payment Date period that occurs during such Prefunding Period. For the purposes of calculating the Senior DSCR, it is assumed that the base rate, SOFR rate or CP Rate for the related Interest Accrual Periods with respect to any Series of Class A-1 Notes will be equal to the then-current base rate, SOFR rate or CP Rate, as applicable.

“Series” shall mean a series of Notes issued pursuant to this Base Indenture and a related Series Indenture Supplement.

“Series 2024-1 Notes” shall have the meaning set forth in the related Series Indenture Supplement.

“Series 2024-1 Term Notes” shall have the meaning set forth in the related Series Indenture Supplement.

“Series Indenture Supplement” shall mean a series indenture supplement entered into by and between the Issuer and the Indenture Trustee, that authorizes the issuance of a particular Series of Notes pursuant to this Base Indenture and such series indenture supplement pursuant to Section 2.07 hereof.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Termination Event” shall have the meaning ascribed to it in the Servicing Agreement.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of May 2, 2024, among the Servicer, the Issuer, the Manager and the Indenture Trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“SGD Issuer Deposit Account” shall mean any SGD-denominated deposit account in Singapore for receipt of Collections in Singapore dollars.

“Similar Law” shall mean the provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility provisions of Title I of ERISA or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Special Servicing Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Special Servicing Period” shall mean any period of time during which any of the Notes constitute Specially Serviced Notes.

“Specially Serviced Notes” shall have the meaning set forth in the Servicing Agreement.

“Specified Amendment” shall mean any amendment to the Transaction Documents in order to (i) allow for the addition of new types of Collateral, (ii) amend the Required Liquidity Amount or (iii) amend the definition of “Senior DSCR” or “Total DSCR”.

“Spot Rate” shall mean, with respect to any currency conversion made or deemed made, the relevant spot rate of exchange between the relevant currencies, which will be (x) the rate actually obtained by the Issuer or the Manager for any actual exchanges made or (y) the applicable spot rate that appeared on the Oanda (or successor thereof) screen for such currency at the end of day on the immediately preceding day for any other purpose as determined by the Issuer or the Manager.

“Subordinated Notes” shall mean all Notes of any Series issued under this Base Indenture and any related Series Indenture Supplement with a class designation later than the letter “A” that are designated as “Subordinated Notes” of such Class (such as “Subordinated Class B Notes” or “Subordinated Class C Notes”), which Subordinated Notes will be fully subordinated in right of payment of interest (excluding Post-ARD Additional Interest and Deferred Post-ARD Additional Interest) and principal to all Notes that are not designated as “Subordinated Notes”. If Subordinated Notes are issued, this Base Indenture will be amended to reflect (x) the issuance of such Subordinated Notes and (y) among other things, notwithstanding anything in this Base Indenture to the contrary, that (i) no payments with respect to the Subordinated Notes will be made on any Payment Date until all payments due on such Payment Date with respect to all other Notes have been made, other than any Post-ARD Additional Interest and Deferred Post-ARD Additional Interest due with respect to such other Notes and (ii) no amounts payable with respect to the Subordinated Notes will be included in the calculation of the Senior DSCR or the Total DSCR, so long as the Rating Agency Confirmation has been met with respect to such issuance and amendments.

“Successor Manager” shall have the meaning set forth in the Management Agreement.

“Targeted Amortization Amount” shall mean, on each Payment Date with respect to any Class of Notes that provides for a Monthly Amortization Amount, the amount, if any, set forth in the Series Indenture Supplement for the Notes for such Payment Date.

“Tax Restricted Notes” shall mean any Series and Class of Notes for which the Issuer does not receive an opinion from nationally-recognized tax counsel that such Series and Class of Notes will be properly characterized as debt for U.S. federal income tax purposes at the time of their issuance or that are otherwise designated as “Tax Restricted Notes” in the Series Indenture Supplement for such Series and Class.

“Term Notes” shall mean Notes of a Series designated at the time of issuance thereof as “Term Notes” and pursuant to which the Note Principal Balance thereof permanently decreases with any principal payment on such Notes.

“Three-Month Average Leverage Ratio” shall mean, with respect to any Determination Date, the average of the ratios for such Determination Date and the two immediately preceding Determination Dates of (i) the excess of (x) the aggregate Note Principal Balance of all Notes over (y) all amounts remaining on deposit in any Prefunding Account to (ii) the Aggregate Annualized Run Rate Net Cash Flow as of such Determination Date

“Total Debt Service Coverage Ratio” or “Total DSCR” shall mean, as of any Determination Date, the ratio of (i) the Aggregate Annualized Run Rate Net Cash Flow as of such date to (ii) the amount of interest (and, with respect to any Variable Funding Notes, any commitment fees, Letter of Credit Fees and administrative expenses payable to the Holders of such Variable Funding Notes in respect thereof) that the Issuer will be required to pay over the succeeding twelve (12) Payment Dates on the aggregate principal balance of the Class A Notes and the Class B Notes (if any) outstanding as of such Determination Date plus the Note Rate for any Class C Notes multiplied by the Class Principal Balance of the Class C Notes outstanding as of such Determination Date plus, without duplication, the sum of the annualized Indenture Trustee Fee, the annualized Verification Agent Fee and the annualized Servicing Fees; provided that as of any date during the Prefunding Period for a Series (if any), interest payable with respect to the Classes of Notes of that Series for which a portion of the net proceeds are reserved in a Prefunding Account shall be calculated net of the aggregate Yield Maintenance Amounts with respect to that Series for each Payment Date during such twelve (12) Payment Date period that occurs during such Prefunding Period. For the purposes of calculating the Total DSCR, it is assumed that the base rate, SOFR rate or CP Rate for the related Interest Accrual Periods with respect to any Series of Variable Funding Notes will be equal to the then-current base rate, SOFR rate or CP Rate, as applicable.

“Transaction Documents” shall mean the Notes, this Base Indenture, the Series Indenture Supplements, the Holdco Guaranty, the Management Agreement, the Servicing Agreement, the Cash Management Agreement, the Deposit Account Security Agreements, the Intercompany Lease and Receivables Sale Agreements (including each Intercompany Lease thereunder), the International Security Agreements, the Transfer Agreements and all other documents executed by the Guarantor or the Issuer in connection with the issuance of the Notes.

“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, assignment, participation or other form of assignment or disposition of any Ownership Interest in a Note.

“Transfer Agreements” shall mean each assignment agreement, contribution agreement, distribution agreement or other similar agreement whereby IP Address Assets and/or other assets are assigned and/or contributed to the Issuer.

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Trigger Three-Month Average Leverage Ratio” shall mean the greater of (A) 7.1x and (B) the sum of the Three-Month Average Leverage Ratio as of the most recent Closing Date and 1.0x.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Base Indenture for the benefit of the Noteholders and the other Secured Parties (including all property and interests Granted to the Indenture Trustee on behalf of the Secured Parties), including all proceeds thereof.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York.

“UK Securitisation Regulation” shall mean the EU Securitisation Regulation as in force on 31 December 2020, which was brought into UK domestic law by virtue of the operation of the European Union (Withdrawal) Act 2018, with certain amendments.

“Uncertificated Note” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Underlying Interests” shall have the meaning ascribed to it in Section 8.01(a).

“United States” shall mean any State, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. federal income tax matters in which case it shall have the meaning given to it in the Code.

“Unpaid Monthly Amortization Amount” as of any date of determination shall mean, with respect to any Class of Notes that provides for a Monthly Amortization Amount, the amount, if any, of the Monthly Amortization Amount for such Notes on the Payment Date immediately preceding such date that was not paid on such preceding Payment Date.

“US Issuer Deposit Account” shall mean any USD-denominated deposit account in the United States for receipt of Collections from primarily United States-based Customers.

“USD Issuer Deposit Accounts” shall mean, collectively, the Collection Account, the US Issuer Deposit Account, the USD-France Issuer Deposit Account, the USD-Germany Issuer Deposit Account, USD-Hong Kong Issuer Deposit Account, the USD-Netherlands Issuer Deposit Account, the USD-Singapore Issuer Deposit Account and the USD-UK Issuer Deposit Account.

“USD-France Issuer Deposit Account” shall mean any USD-denominated deposit account in France for receipt of Collections in U.S. dollars from primarily France-based Customers.

“USD-Germany Issuer Deposit Account” shall mean any USD-denominated deposit account in France for receipt of Collections in U.S. dollars from primarily Germany-based Customers.

“USD-Hong Kong Issuer Deposit Account” shall mean any USD-denominated deposit account in France for receipt of Collections in U.S. dollars from primarily Hong Kong-based Customers.

“USD-Netherlands Issuer Deposit Account” shall mean any USD-denominated deposit account in France for receipt of Collections in U.S. dollars from primarily Netherlands-based Customers.

“USD-Singapore Issuer Deposit Account” shall mean any USD-denominated deposit account in France for receipt of Collections in U.S. dollars from primarily Singapore-based Customers.

“USD-UK Issuer Deposit Account” shall mean any USD-denominated deposit account in France for receipt of Collections in U.S. dollars from primarily UK-based Customers.

“Utilization Rate” shall mean, with respect to any Determination Date, the ratio (expressed as a percentage) of (i) all Contributed IP Addresses which are subject to a Customer IP Address Lease as of such date over (ii) all Contributed IP Addresses as of such date. For purposes of such calculation, with respect to clause (i) of this definition, only Customer IP Address Leases entered into in accordance with and on terms consistent with the Operation Standards in arm’s length transactions will be included.

“Utilization Trigger Event” shall have the meaning ascribed to it in Section 2.14(a).

“Utilization Trigger Event Noteholder Direction Options” shall have the meaning ascribed to it in Section 2.14(b).

“Valuation Price” shall have the meaning ascribed to it in Section 2.14(b).

“Valuation Provider” shall mean either (i) FTI Consulting, Inc. or (ii) any other experienced consultant providing valuations with respect to IPv4 address assets similar to the Contributed IP Addresses, as selected by the Servicer.

“Valuation Report” shall have the meaning ascribed to it in Section 2.14(a).

“Variable Funding Commitments” shall mean, with respect to any Variable Funding Notes, the obligation of each Variable Funding Noteholder in respect of such Variable Funding Notes to fund advances pursuant to the related Variable Funding Note Purchase Agreement.

“Variable Funding Note Purchase Agreement” shall mean, for any Class of any Series of Variable Funding Notes, the note purchase agreement pursuant to which the Issuer sells Notes designated at the time of issuance thereof as “Variable Funding Notes” to the note purchasers identified therein.

“Variable Funding Noteholder” shall mean any Noteholder of Variable Funding Notes of any Series.

“Variable Funding Notes” shall mean Notes designated at the time of issuance thereof as “Variable Funding Notes” and pursuant to which the Note Principal Balance thereof may increase and decrease from time to time in the manner set forth in the note purchase agreement for such Variable Funding Notes.

“Verification Agent” shall initially mean the Indenture Trustee.

“Verification Agent Fee” shall mean the fee to be paid in arrears on each Payment Date to the Verification Agent as compensation for services rendered by it in its capacity as Verification Agent.

“VFN Undrawn Commitment Fee” shall mean any fees with respect to any Class A-1 Notes which accrue during each Interest Accrual Period on the undrawn portion of Variable Funding Commitments on each day during the Interest Accrual Period as set forth in the related Variable Funding Note Purchase Agreement or any fee letter related thereto.

“Voting Rights” shall mean the voting rights evidenced by the respective Notes as determined in accordance with Section 12.04.

“Warm Servicing Trigger Event” shall have the meaning ascribed to it in the Servicing Agreement.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Yield Maintenance Amount” shall mean, on each Payment Date, in accordance with the Manager’s (or, at any time that the Notes are Specially Serviced Notes, the Servicer’s) written direction, an amount equal to interest that would accrue during the Interest Accrual Period preceding such Payment Date on the amount on deposit in the related Prefunding Account on the first day of such Interest Accrual Period at a rate per annum equal to the weighted average of the Note Rates for the Term Notes of the applicable Series as of the first day of such Interest Accrual Period.

“Yield Maintenance Reserve Account” shall mean each Reserve Account established in connection with the issuance of a Series of Term Notes, the purpose of which is to reserve funds equal to the amount of interest that will accrue during the period commencing on the Closing Date for such Series of Notes and ending on the first Payment Date following the scheduled date on which the related Prefunding Period ends on a portion of such Term Notes equal to the amount then on deposit in the applicable Prefunding Account at a rate per annum equal to the weighted average of the Note Rates for such Term Notes.

Section 1.02.      Rules of Construction. Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)          accounting terms not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c)          “or” is not exclusive;

(d)          “including” means including without limitation;

(e)          words in the singular include the plural and words in the plural include the singular;

(f)           all references to “$” or “USD” are to United States dollars;

(g)         any agreement, instrument, regulation, directive or statute defined or referred to in this Base Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument, regulation, directive or statute as from time to time amended, supplement or otherwise modified in accordance with the terms thereof and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(h)          references to a Person are also to its permitted successors and assigns;

(i)           the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Base Indenture, shall refer to this Base Indenture as a whole and not to any particular provision of this Base Indenture, and Section, Schedule and Exhibit references are to this Base Indenture unless otherwise specified; and

(j)           whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”; if any Series or Class is also given a numerical designation (e.g., “A-1” or “A-2”) the significance thereof shall be set forth in the related Series Indenture Supplement.

ARTICLE II

THE NOTES

Section 2.01.      The Notes.

(a)          Variable Funding Notes.

(i)          All Variable Funding Notes shall be issued and delivered in fully registered, certificated form (the “Definitive Variable Funding Notes”) or, at the request of a Holder or transferee, in uncertificated, fully registered form evidenced by entry in the Note Registrar (the “Uncertificated Notes”) if provided for in its Series Supplement. Any Definitive Variable Funding Notes shall be substantially in the form or forms provided for in the Series Indenture Supplement for such Series; provided, however, that any of the Variable Funding Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Variable Funding Notes may be admitted to trading, or to conform to general usage. The Variable Funding Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof. With respect to any Uncertificated Note, the Indenture Trustee shall provide to the applicable Holder, upon request of such Holder, after registration of the Uncertificated Note in the Note Register by the Note Registrar a Confirmation of Registration, the form of which shall be set forth in Exhibit G attached hereto.

(ii)          The Variable Funding Notes (other than Uncertificated Notes) shall be executed by manual signature by an Authorized Officer of the Issuer. Variable Funding Notes bearing the manual signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Variable Funding Notes or did not hold such offices at the date of such Variable Funding Notes. No Variable Funding Note (other than Uncertificated Notes) shall be entitled to any benefit under this Base Indenture, or be valid for any purpose, however, unless there appears on such Variable Funding Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Variable Funding Note shall be conclusive evidence, and the only evidence, that such Variable Funding Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver (or register in the case of Uncertificated Notes) any Variable Funding Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Variable Funding Notes shall be dated the date of their authentication (or registration, in the case of Uncertificated Notes).

(iii)         Except as otherwise expressly provided herein:

(A)       Uncertificated Notes registered in the name of a Person shall be considered “held” by such Person for all purposes of this Indenture and its applicable Series Supplement; and

(B)       with respect to any Uncertificated Note, (a) references herein to authentication and delivery shall be deemed to refer to creation of an entry for such Uncertificated Note in the Note Register and registration of such Uncertificated Note the name of the owner, (b) references herein to cancellation of a Uncertificated Note shall be deemed to refer to de-registration of such Uncertificated Note and (c) references herein to the date of authentication of a Uncertificated Note shall refer to the date of registration of such Uncertificated Note in the Note Register in the name of the owner thereof.

(iv)         For the avoidance of doubt, no Confirmation of Registration shall be required to be surrendered (x) in connection with a transfer of the related Uncertificated Note or (y) in connection with the final payment of the related Uncertificated Note. In connection with (x) and (y) in the preceding sentence, the Indenture Trustee shall require a written request for registration or de-registration, as applicable, to be signed by the Holder and medallion guaranteed.

(v)          The Note Register shall be conclusive evidence of the ownership of an Uncertificated Note.

(vi)         Each Definitive Variable Funding Note may also be exchanged in its entirety for an Uncertificated Note and, upon complete exchange thereof, such Note shall be cancelled and de-registered by the Note Registrar. Each of the Uncertificated Notes may be exchanged in its entirety for a Definitive Variable Funding Note and, upon complete exchange thereof, such Uncertificated Note shall be de-registered by the Note Registrar. In connection with such exchanges, the applicable Holder shall request such exchange in writing to the Issuer and Indenture Trustee, provide the Indenture Trustee with such documents as it may require to effect such exchange and provide customary documentation as may be required by the Indenture Trustee and the Note Registrar.

(vii)       Any Variable Funding Notes must be designated as “Class A-1 Notes” and no Notes that are not Variable Funding Notes may be designated as “Class A-1 Notes.” No more than one Series of Variable Funding Notes may be outstanding at any time.

(viii)      Subject to satisfaction of the conditions precedent set forth in the applicable Variable Funding Note Purchase Agreement, the Issuer may increase the Outstanding Note Principal Balance in the manner provided in the Variable Funding Note Purchase Agreement. Upon each such increase, the Indenture Trustee shall, or shall cause the Note Registrar to, indicate in the Note Register such increase.

(b)          Term Notes.

(i)           The Term Notes shall be substantially in the form attached as Exhibit A-1, A-2, A-3 or A-4, as applicable; provided, further, that any of the Term Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Notes may be admitted to trading, or to conform to general usage; provided, further, that, if specified in the applicable Series Indenture Supplement, all or a portion of any Class or Series of Term Notes may be initially issued in fully registered, certificated form (the “Definitive Term Notes” and together with the Definitive Variable Funding Notes, the “Definitive Notes”). The Term Notes shall be issuable in book-entry form and in accordance with Section 2.03 beneficial ownership interests in the Book-Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary. The Notes shall be issued in minimum denominations of $100,000 and in any whole dollar denomination in excess thereof; provided, that Tax Restricted Notes shall be issued in minimum denominations specified in the Series Indenture Supplement for such Series and Class of Tax Restricted Notes and in integral multiples of $1.00 in excess thereof as required in Section 2.07(ix).

(ii)          The Term Notes shall be executed by manual signature by an Authorized Officer of the Issuer. The Term Notes bearing the manual signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Term Notes or did not hold such offices at the date of such Term Notes. No Term Note shall be entitled to any benefit under this Base Indenture, or be valid for any purpose, however, unless there appears on such Term Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Term Note shall be conclusive evidence, and the only evidence, that such Term Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver any Term Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Term Notes shall be dated the date of their authentication.

(iii)        The aggregate principal amount of the Term Notes which may be authenticated and delivered under this Base Indenture shall be unlimited.

Section 2.02.      Registration of Transfer and Exchange of Notes.

(a)          The Issuer may, at its own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided, that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, the Indenture Trustee agrees to act in such capacity in accordance with the terms hereof. The Note Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Indenture Trustee, and the provisions of Sections 11.01, 11.02, 11.03, 11.04, 11.05(b), and 11.05(c) shall apply to the Note Registrar to the same extent that they apply to the Indenture Trustee and with the same rights of recovery. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 90 days’ advance written notice of resignation to the Indenture Trustee, the Servicer and the Issuer. The Issuer may at any time terminate the agency of any Note Registrar appointed in accordance with this Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Indenture Trustee and the Servicer. If a successor Note Registrar does not take office within 30 days after the outgoing Note Registrar resigns or is removed, the outgoing Note Registrar may petition any court of competent jurisdiction for the appointment of a successor Note Registrar.

At all times during the term of this Base Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note). The Issuer, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

Upon written request of any Noteholder of record made for purposes of communicating with other Noteholders with respect to their rights under this Base Indenture (which request must be accompanied by a copy of the communication that the Noteholder proposes to transmit), the Note Registrar, within 30 days after the receipt of such request, must afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar. Every Noteholder, by receiving such access, agrees with the Note Registrar and the Indenture Trustee that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder, regardless of the source from which such information was derived.

(b)          No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. No transfer, sale, pledge, assignment, participation or other disposition of any Tax Restricted Note or interest therein shall be made unless such transfer, sale, pledge, assignment, participation or other disposition is otherwise made in accordance with Section 2.02(k).

Except as otherwise provided in a Series Indenture Supplement for a Series of Class A-1 Notes, if a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), the Note Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit B-4 or Exhibit B-5, as applicable, and a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit B-2 or Exhibit B-3, as applicable; or (ii) an Opinion of Counsel satisfactory to the Note Registrar to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Issuer, the Guarantor, the Servicer, the Indenture Trustee, the Manager, or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based. Notwithstanding any of the foregoing to the contrary, if a Definitive Term Note is transferred to a Holder who changes its form of interest therein to the form of a Global Note, such Holder shall not be obligated to provide any additional documentation.

The transfer, sale, pledge or other disposition of any Class of a Series of Class A-1 Notes shall be subject to the terms of the Series Indenture Supplement for such Series and the applicable Variable Funding Note Purchase Agreement.

If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Notes), then the Holder is deemed to represent to the Issuer and the Indenture Trustee that it is a Qualified Institutional Buyer and is acquiring a Rule 144A Global Note (or interest therein) for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are Qualified Institutional Buyers). Except as provided in the following two paragraphs, no interest in a Rule 144A Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Note.

Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Note for a Class of Book-Entry Notes (unless otherwise specified in the related Series Indenture Supplement, other than a Rule 144A Global Note that is a Tax Restricted Note) may be transferred to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of an IAI Global Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar and the Indenture Trustee of (i) an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee to debit the account of a DTC Participant by the denomination of the transferred interests in such Rule 144A Global Note. Upon delivery to the Note Registrar of an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note and increase the denomination of the IAI Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

If a transfer of any interest in a Definitive Term Note is to be made to a Rule 144A Global Note without registration under the Securities Act, then the new Holder is deemed to represent to the Issuer and the Indenture Trustee that it is a Qualified Institutional Buyer and is acquiring a Rule 144A Global Note (or interest therein) for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are Qualified Institutional Buyers).

Any interest in a Definitive Term Note with respect to any Class (unless otherwise specified in the related Series Indenture Supplement, other than a Definitive Term Note that is a Tax Restricted Note) may be transferred to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Definitive Term Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Any interest in a Definitive Term Note with respect to any Class may be transferred to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a beneficial interest in an IAI Global Note of the same Class upon delivery to the Note Registrar and the Indenture Trustee of (i) an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee. Upon delivery to the Note Registrar of an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall increase the denomination of the IAI Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

In the event of (and as a condition to) any transfer of a Definitive Term Note in accordance with the prior three paragraphs, such Definitive Term Note shall be surrendered to the Indenture Trustee for cancellation.

Except as provided in the next paragraph, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On or prior to the Release Date, a Note Owner desiring to effect any such Transfer shall be required to obtain from such Note Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit B-1 certifying that such Transferee is not a U.S. Person (as defined under Regulation S). On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream. The Regulation S Global Note for each Class of Book-Entry Notes shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary.

Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Note for a Class of Book-Entry Notes may be transferred to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Note or an IAI Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note or IAI Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Notes or IAI Global Notes, as applicable, for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Issuer, the Indenture Trustee nor the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Base Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and does hereby agree to, indemnify the Issuer, the Guarantor, any Initial Purchaser, the Indenture Trustee, the Manager, the Servicer and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

(c)               No transfer of any Note or any interest therein shall be made to any Plan Investor or to any Person who is acquiring such Note on behalf of a Plan Investor, except in each such case, in accordance with the following provisions of this Section 2.02(c). Any attempted or purported transfer of a Note in violation of this Section 2.02(c) will be null and void and vest no rights in any purported Transferee.

The Note Registrar shall not register the transfer of a Note that constitutes a Definitive Note or the transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note unless the Note Registrar has received from the prospective Transferee a certification that (I) in the case of the Class A-1 Notes and Class B Notes, either (i) such prospective Transferee is not a Plan Investor or any person who is acquiring or holding such Note or any interest therein on behalf of, any Plan Investor, or (ii) such acquisition and holding by such Transferee of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Other Plan Laws and (II) in the case of Tax Restricted Notes, (A) it is not, and it is not investing on behalf of, a Benefit Plan Investor, or other Plan Investor that could result in the assets of the Issuer being deemed to constitute the assets of any such Plan Investor and (B) if it is, or is investing on behalf of, a Plan Investor subject to Other Plan Laws, its purchase and holding of such Note or any interest therein will not result in a violation of any applicable Other Plan Laws.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-2 and B-3 is acceptable for purposes of the preceding sentence. If a transfer of any interest in a Note is to be made and is permitted without delivering to the Note Registrar a certification as provided in this Section 2.02(c), the prospective Transferee of such Note, by its acquisition of such Note (or an interest therein), shall be deemed to have represented and warranted that (I) in the case of Class A-1 Notes and Class B Notes either (i) it is not, and it is not investing on behalf of, a Plan Investor or (ii) its acquisition and holding of such Note or any interest therein by such Transferee of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Other Plan Laws and (II) in the case of Tax Restricted Notes, (A) it is not, and it is not investing on behalf of, a Benefit Plan Investor, or other Plan Investor that could result in the assets of the Issuer being deemed to constitute the assets of any such Plan Investor and (B) if it is, or is investing on behalf of, a Plan Investor subject to Other Plan Laws, its purchase and holding of such Note or any interest therein will not result in a violation of any applicable Other Plan Laws.

(d)          If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications or agreements with respect to each such account as set forth in subsections (b), (c), (d) or (k), as appropriate, of this Section 2.02.

(e)          Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note), one or more new Notes of authorized denominations of the same Class and Series evidencing a like aggregate Percentage Interest (except in the case of Uncertificated Notes) shall be executed, authenticated and delivered, in the name of the designated transferee or transferees, in accordance with Section 2.01(b)(ii).

(f)           At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class and Series evidencing a like aggregate Percentage Interest, upon surrender (or de-registration) of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange (or de-registration), the Notes which the Noteholder making the exchange is entitled to receive shall be executed, authenticated and delivered (or registered in the case of Uncertificated Notes) in accordance with Section 2.01(b)(ii).

(g)         Every Note (other than Uncertificated Notes) presented or surrendered for transfer or exchange (or de-registration) shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in form satisfactory to, the Note Registrar duly executed by the Noteholder thereof or its attorney duly authorized in writing.

(h)          No service charge shall be imposed for any transfer or exchange (or de-registration) of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange (or de-registration) of Notes.

(i)           All Notes surrendered for transfer and exchange (other than Uncertificated Notes) shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(j)          The Note Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Note Register.

(k)         Notwithstanding anything herein to the contrary, any beneficial interest in any Tax Restricted Note may be transferred (directly or indirectly) only if (i) the Transferor of such beneficial interest notifies the Note Registrar in writing of its intention to Transfer such beneficial interest and (ii) such notice (1) identifies the Transferee, (2) contains a transfer certificate executed by the Transferee substantially in the form of Exhibit B-6, (3) contains any other information reasonably requested by the Note Registrar and (4) is delivered to the Issuer, the Note Registrar and the independent public accountants of the Issuer. The Note Registrar may conclusively rely on (i) any such notice, certificate and information and shall have no duty to make further inquiry, including any duty to inquire whether a holder holds for the account of one or more other persons and (ii) information provided to it by the Initial Purchasers on the applicable Closing Date with respect to the Holders and Beneficial Owners on the applicable Closing Date. Notwithstanding anything herein to the contrary, no transfer of any beneficial interest in any Tax Restricted Note of a Series shall be permitted unless each purchaser (including transferee) and Note Owner of any Tax Restricted Notes represents and agrees on its own behalf or on behalf of any beneficial owner for which it is purchasing the Tax Restricted Notes as follows:

(i)           it will deliver to the Indenture Trustee and the Issuer (A) a letter of representation in the form of Exhibit B-6 hereto representing to the Issuer, any prior purchaser (including transferee) and Note Owner and the Indenture Trustee that (1) for so long as it holds such Tax Restricted Note (or a beneficial interest therein), it is not, and will not acquire such Tax Restricted Note or interest therein on behalf of, or with the assets of, any person that is classified for U.S. federal income tax purposes as a partnership, subchapter S corporation or grantor trust, or (2)(I) none of the direct or indirect beneficial owners of any interest in such purchaser or Note Owner have or ever will have more than 50% of the value of its interest in such purchaser or Note Owner attributable to the aggregate interest of such purchaser or Note Owner in the combined value of the Tax Restricted Notes and any other interests of the Issuer held by such purchaser or Note Owner and (II) it is not and will not be a principal purpose of the arrangement involving the investment of such purchaser or Note Owner in the Tax Restricted Notes and any equity interests of the Issuer to permit any partnership to satisfy the 100 partner limitation of Treasury regulations Section 1.7704-1(h)(1)(ii), or (B) a written opinion of nationally recognized U.S. tax counsel that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation;

(ii)          it will deliver a letter of representation to the Indenture Trustee and the Issuer representing in the form of Exhibit B-6 hereto to the Issuer, any prior purchasers (including transferees) and Note Owners and the Indenture Trustee that it will not Transfer or cause to be marketed any Tax Restricted Note or any equity interest in the Issuer, (A) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations, (B) in an amount less than 100% of the minimum denomination of that class of the Tax Restricted Note, or purchase or enter into any financial instrument or contract the value of which is determined by reference in whole or in part to any Tax Restricted Note or (C) if such disposition or marketing would cause the combined number of holders of Tax Restricted Notes and any equity interests in the Issuer to exceed 90 persons;

(iii)         it will deliver a letter of representation to the Indenture Trustee and the Issuer representing in the form of Exhibit B-6 hereto to the Issuer, any prior purchasers (including transferees) and Note Owners and the Indenture Trustee that will not Transfer any portion of the Tax Restricted Notes unless (x) the person to which it Transfers the Tax Restricted Notes agrees to be bound by the restrictions, conditions, representations, warranties and covenants set forth in clauses (i) and (ii) above and this clause (iii), (y) such Transfer does not cause the aggregate number of beneficial holders and beneficial owners of Tax Restricted Notes and beneficial owners of any other interests in the Issuer that are or may be treated as equity interests in the Issuer for U.S. federal income tax purposes, as determined for purposes of Treasury regulations section 1.7704-1(h), to exceed 90, or otherwise cause the Issuer to be treated as a publicly traded partnership for such purposes, and (z) such Transfer does not otherwise violate clauses (i) and (ii) above; and

(iv)        any Transfer in violation of clauses (i) through (iii) above or that would otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury regulations section 1.7704-1(h) shall be null and void ab initio.

(l)           Unless otherwise specified in the Series Indenture Supplement for the relevant Series and Class of the Tax Restricted Notes, each purchaser (including transferee) and Note Owner of any Tax Restricted Notes represents and agrees on its own behalf and on behalf of any beneficial owner for which it is purchasing the Tax Restricted Notes that it is and will remain a “United States person” within the meaning of Section 7701(a)(30) of the Code and will deliver an IRS Form W-9 to the Issuer or its agent. It further agrees that no transfer of the Tax Restricted Notes (or any interest therein) will be effective, and no such transfer will be recognized, unless such transferee (or, if, for U.S. federal income tax purposes, such transferee is a disregarded entity, its sole owner) is a "United States person" within the meaning of Section 7701(a)(30) of the Code that delivers an IRS Form W-9 to the Issuer or its agent. Any transfer in violation of this Section 2.02(l) shall be null and void ab initio.

(m)        Neither the Indenture Trustee nor the Note Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Base Indenture or under applicable law with respect to the transfer of any Note (and registration or de-registration of any Uncertificated Note) or the transfer of any interest in any Book-Entry Note other than to require delivery of the certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Base Indenture, and to examine the same to determine substantial compliance on their face to the express requirements of this Base Indenture. In connection with the transfer of any Note or the transfer of any interest in any Book-Entry Note pursuant to this Base Indenture, the Indenture Trustee and the Note Registrar shall be under no duty to inquire into the validity, legality and due authorization of such transfer pursuant to this Base Indenture.

Section 2.03.      Book-Entry Notes.

(a)          Each Class and Series of Term Notes shall initially be issued as one or more Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02(b), 2.02(c) and 2.02(k), transfer their respective ownership interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c), shall not be entitled to Definitive Term Notes in respect of such ownership interests. Term Notes of each Class and Series of Notes initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class and Series, which shall be deposited with the DTC Custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary. Term Notes of each Class and Series of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class and Series, which shall be deposited with the Indenture Trustee as custodian for the Depositary. All transfers by Note Owners of their respective ownership interests in the Book-Entry Notes shall be made in accordance with the procedures established by the DTC Participant or brokerage firm representing each such Note Owner. Each DTC Participant shall only transfer the ownership interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b)         The Issuer, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the DTC Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

(c)         Notes initially issued in the form of Book-Entry Notes will thereafter be issued as Definitive Notes or Uncertificated Notes to applicable Note Owners or their nominees, rather than to DTC or its nominee, only if the Issuer advises the Indenture Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Issuer is unable to locate a qualified successor. Upon the occurrence of the event described in the preceding sentence, the Indenture Trustee will be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each Class and Series of Book-Entry Notes is credited) through DTC of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, the Indenture Trustee or other designated party shall be required to cause the issuance of Definitive Notes in respect of such Class (or portion thereof) and Series to be executed and authenticated in accordance with Section 2.01(b)(ii) and delivered to the Note Owners identified in such instructions. None of the Issuer, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Notes, subject to the conditions and restrictions contained in Section 2.02.

(d)          None of the Issuer, the Guarantor, the Manager, the Indenture Trustee, the Servicer, the Note Registrar or the Initial Purchasers will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Section 2.04.     Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless, then, in the absence of actual notice to the Indenture Trustee or the Note Registrar that such Note has been acquired by a bona fide purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class and Series and of like Percentage Interest shall be executed, authenticated and delivered in accordance with Section 2.01(b)(ii) (or registered in accordance with Section 2.01(a), in the case of an Uncertificated Note). Upon the issuance of any new Note under this Section 2.04, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued (or registered in the case of Uncertificated Notes) pursuant to this Section 2.04 shall constitute complete and indefeasible evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

Section 2.05.      Persons Deemed Owners. Prior to due presentment for registration of transfer, the Issuer, the Servicer, the Indenture Trustee, the Note Registrar and any agent of any of them may treat the Person in whose name any Note (or any other transfer and de-registration of Uncertificated Notes) is registered as the owner of such Note for the purpose of receiving payments pursuant to Article V and for all other purposes whatsoever, and neither the Issuer, the Servicer, the Indenture Trustee, the Note Registrar or any agent of any of them shall be affected by notice to the contrary.

Section 2.06.      Certification by Note Owners.

(a)          Each Note Owner is hereby deemed, by virtue of its acquisition of an ownership interest in the Book-Entry Notes, to agree to comply with the transfer requirements of Section 2.02(c) and, if applicable, Section 2.02(k).

(b)         To the extent that under the terms of this Base Indenture it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee and the Servicer may conclusively rely on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee or the Servicer, as applicable, which specifies the Class, Series and Note Principal Balance of the Book-Entry Note beneficially owned; provided that none of the Indenture Trustee, the Servicer or the Note Registrar shall knowingly recognize such Person as a Note Owner if such Person, to the Knowledge of a Responsible Officer of the Indenture Trustee, the Servicer or the Note Registrar, as the case may be, acquired its ownership interest in a Book-Entry Note in violation of Section 2.02(c) or Section 2.02(k), or if such Person’s certification that it is a Note Owner is in direct conflict with information actually known by, or made known in writing to, a Responsible Officer of the Indenture Trustee, the Servicer or the Note Registrar, with respect to the identity of a Note Owner. The Indenture Trustee and the Note Registrar shall afford any Person providing information with respect to its Note ownership of any Book-Entry Note an opportunity to resolve any discrepancies between the information provided and any other information available to the Indenture Trustee or the Note Registrar, as the case may be. If any request would require the Indenture Trustee or the Servicer to determine the beneficial owner of any Note, the Indenture Trustee or the Servicer, as applicable, may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or reasonably anticipated to be incurred by the Indenture Trustee or the Servicer, as applicable, in connection with such request or determination.

Section 2.07.      Notes Issuable in Series.

The Notes of the Issuer may be issued in one or more Series. Any series of Class A-1 Notes may be uncertificated if provided for in its Series Supplement. Each Series shall be issued pursuant to a Series Indenture Supplement (it being understood that a single Series Indenture Supplement may provide for more than one Series). There shall be established in one or more Series Indenture Supplements, prior to the issuance of Notes of any Series:

(i)           the title of the Notes of such Series (which shall distinguish the Notes of such Series from Notes of other Series) and whether such Notes will be Variable Funding Notes or Term Notes;

(ii)          any limit upon the aggregate principal balance of the Notes of such Series that may be authenticated and delivered (other than with respect to Uncertificated Notes, which may be registered) under this Base Indenture (except for Notes authenticated and delivered (or with respect to Uncertificated Notes, registered) upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such Series pursuant to Section 2.02 or Section 2.04);

(iii)         the Targeted Amortization Amounts, if any, for Notes of such Series and the date or dates on which the principal of the Notes of such Series is payable;

(iv)         the rate or rates at which the Notes of such Series shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Holders to whom interest is payable (in each case to the extent such items are not specified herein or if specified herein to the extent such items are modified by such Series Indenture Supplement);

(v)          whether such Series has a Prefunding Period, and, if so, the funded amount of the related Prefunding Account, the applicable Classes of such Series that the Prefunding Account relates to, the expiration date of the related Prefunding Period, and the funded amount of the related Yield Maintenance Reserve Account applicable to such Series for purposes of Section 4.05.

(vi)         what action by the Issuer is necessary to satisfy the condition of obtaining or delivering a Rating Agency Confirmation hereunder from the applicable Rating Agencies (including, if applicable, any notice related information for such Rating Agencies);

(vii)        whether such Series contains one or more Classes of Variable Funding Notes;

(viii)       whether the Notes of such Series are Uncertificated Notes, Book-Entry notes or Definitive Notes;

(ix)         if such Series includes the issuance of Tax Restricted Notes, the minimum denomination of the Tax Restricted Notes of such Series for purposes of Section 2.02(k); and

(x)           any other terms of such Series (which terms shall not be inconsistent with the provisions of this Base Indenture except to the extent that such Series Indenture Supplement also constitutes an amendment of this Base Indenture pursuant to Article XIII).

The Notes of a Series may have more than one settlement or issue date. The Notes of each Series will be assigned to one or more Classes and, with respect to any Series of Notes issued after the Initial Closing Date, shall satisfy the requirements of Section 2.12(d) as of the date of issuance.

The Issuer agrees that it will not designate, for any Series and Class of Notes that are Tax Restricted Notes, a minimum denomination for such Series and Class of Tax Restricted Notes that would cause the aggregate maximum number of beneficial owners for all Series and Classes of Tax Restricted Notes then Outstanding, collectively with the aggregate number of beneficial owners of any other interests in the Issuer that are or may be treated as equity of the Issuer for U.S. federal income tax purposes, as determined for purposes of Treasury regulation 1.7704-1(h), to exceed 90.

Section 2.08.      Principal Amortization. Prior to the Anticipated Repayment Date for a Series, unless prior thereto (i) an Amortization Period commences and is continuing, (ii) any funds remain on deposit in a Prefunding Account at the end of the related Prefunding Period, (iii) an Event of Default has occurred and is continuing, (iv) a Cash Sweep Condition occurs or (v) as otherwise provided in Section 2.09, Section 7.29 or the Series Indenture Supplement for such Series, no principal shall be required to be paid with respect to such Series. The Class Principal Balance of each Class of Notes, to the extent not earlier paid, shall be due and payable in its entirety on the Rated Final Payment Date for such Class.

Section 2.09.      Prepayments.

(a)          The Issuer may, at its option, prepay the Notes of any Series in whole or in part on any date provided that (i) the Issuer shall have provided written notice of such prepayment to the Indenture Trustee and the Servicer no later than ten Business Days prior to the date of such prepayment and (ii) such prepayment is accompanied by all accrued and unpaid interest on the principal amount of the Notes being prepaid through the date of such prepayment and the applicable Prepayment Consideration if such prepayment occurs prior to the ARD Prepayment Date with respect to such Series; provided that payment of any Prepayment Consideration shall be subject to Section 2.09(e). On the date of any prepayment in connection with which Prepayment Consideration is payable, the Indenture Trustee or the Paying Agent, at the direction of the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer), shall pay such Prepayment Consideration received in respect of any Class or Series of Notes to the Holders of the corresponding Class or Series of Notes pro rata based on the amount prepaid on each such Note. Such prepayment shall be subject in all respects to the applicable requirements of the Depositary in connection with any prepayment and the Indenture Trustee shall have no responsibility or liability for the failure or delay of any such prepayments due to lack of compliance (other than, subject to timely receipt of any information or documents required for its compliance, by the Indenture Trustee or the Paying Agent) with the applicable requirements of or any other policies and procedures of the Depositary or any other act or omission of the Depositary.

(b)         In connection with each disposition of a Contributed IP Address pursuant to Section 7.29, if and to the extent required thereunder, the Issuer shall prepay the Notes in an amount equal to the Release Price for such disposed Contributed IP Address (and pay all amounts then due and payable to the Indenture Trustee, Verification Agent and the Servicer, including the Indenture Trustee Fee, Verification Agent Fee, Servicing Fee and Other Servicing Fees, in each case to the extent sufficient funds have not been deposited in the Collection Account for distribution on the applicable Payment Date) together with any applicable Prepayment Consideration, subject to Section 7.29(b).

(c)          On the first Payment Date following the end of the Prefunding Period for a Series of Notes, if any funds remain in the Prefunding Account for such Series of Notes, the Indenture Trustee, at the written direction of the Manager acting on behalf of the Issuer, will use any amounts remaining on deposit in the Prefunding Account for such Series of Notes at the end of the Prefunding Period for such Series of Notes to the Collection Account to prepay the Term Notes of such Series of Notes in an amount equal to the amount of such funds. The amount to be prepaid will be allocated to each Term Note of the applicable Class of such Series of Notes pro rata based on the initial Note Principal Balance of such Term Note of such Class of such Series (without consideration of Class). Prepayment Consideration will be payable in connection with any prepayment of such Series of Notes from funds on deposit in the Yield Maintenance Reserve Account for such Series of Notes.

(d)          Optional partial prepayments made in conformity with the provisions of this Section 2.09 shall be applied to the Classes of all Notes in direct order of alphanumerical designation; provided, that optional prepayments (other than prepayments funded by application of amounts on deposit in the Cash Trap Reserve Account) may be directed by the Issuer to be applied to the Variable Funding Notes or to be applied to other Class A Notes, with any such application to other Class A Notes being in direct order of numerical designation; provided, further, that the application of any funds remaining in the Prefunding Account for a Series of Notes on the first Payment Date following the end of the Prefunding Period for such Series of Notes will be applied to each Term Note of such Series of Notes pro rata based on initial Note Principal balance of such Term Notes pursuant to Section 2.09(c); provided that, if on such date a Cash Sweep Condition or Amortization Period is then in effect or an Event of Default has occurred and is continuing, such funds will be used to prepay the Notes in direct order of alphanumeric designation.

(e)          Except as otherwise provided in this Section 2.09(e) or in a Series Indenture Supplement for any Series of Term Notes, Prepayment Consideration shall be payable in connection with any prepayment of any Series of Term Notes prior to the ARD Prepayment Date applicable to such Term Notes, including in connection with, prepayments made in connection with dispositions of Contributed IP Addresses pursuant to Section 7.29 that are made prior to the ARD Prepayment Date applicable to such Term Notes.

Except as provided in the Series Indenture Supplement with respect to a Series of Notes, Prepayment Consideration is not payable in connection with (i) monthly payments based upon the Monthly Amortization Amount for such Series of Notes; (ii) any prepayments made pursuant to Sections 5.01(a)(xii) and 5.01(a)(xv) during an Amortization Period or pursuant to Section 5.01(a)(viii) while a Cash Sweep Condition is in effect; (iii) any prepayments made pursuant to Section 5.01(a)(xi) following the occurrence and during the continuation of an Event of Default; (iv) any prepayments made from funds on deposit in the Cash Trap Reserve Account; (v) except as otherwise provided in a Series Indenture Supplement for a Series of Notes, any prepayment of any Series of Term Notes on or after the ARD Prepayment Date applicable to such Term Notes; or (vi) any prepayment of the Term Notes made from the proceeds of the sale of the Contributed IP Addresses in connection with the occurrence of a Utilization Trigger Event. Any Prepayment Consideration due shall be paid in accordance with the priorities set forth in Section 5.01(a). Prepayment Consideration that is not paid when due if funds are not available to make such payment pursuant to Section 5.01(a) shall not bear interest. No Prepayment Consideration shall be payable in connection with prepayments of any Series of Variable Funding Notes.

(f)           Commencing on the Payment Date specified in a Series Indenture Supplement for any Series of Notes, and subject to the availability of funds for such purpose, a portion of the principal of the Notes of such Series will be payable on each Payment Date in an amount equal to the Monthly Amortization Amount for such Notes and such Payment Date if the Series Indenture Supplement for such Series specifies that the Monthly Amortization Amount shall apply to such Notes. Failure on the part of the Issuer to pay the entire Monthly Amortization Amount for such Notes on any Payment Date, other than the Rated Final Payment Date, will not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

Section 2.10.      Post-ARD Additional Interest. Additional interest (“Post-ARD Additional Interest”) shall accrue in respect of each Class of Notes during the ARD Period for such Class of Notes on the Note Principal Balance of each Note of such Class at a per annum rate (each, a “Post-ARD Additional Interest Rate”) equal to (x) in the case of a Series of Variable Funding Notes, 5% per annum and (y) in the case of a Series of Term Notes, the rate determined by the Manager to be the greater of (i) 5% per annum and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Note: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on the Anticipated Repayment Date for such Note of the United States Treasury Security having a remaining term closest to ten (10) years plus (B) 5%, plus (C) the Post-ARD Note Spread applicable to such Note. The Manager shall provide written notice to the Indenture Trustee of the Post-ARD Additional Interest Rate. In no event shall the Indenture Trustee be obligated to recalculate or verify the Post-ARD Additional Interest Rate. Post-ARD Additional Interest accrued for any Note shall not be payable until the aggregate Note Principal Balance of (x) all Notes with respect to which an ARD Period has commenced and is continuing and (y) all Variable Funding Notes of any Series has been reduced to zero. Prior to such time, Post-ARD Additional Interest shall be deferred and added to any Post-ARD Additional Interest previously deferred and remaining unpaid (the “Deferred Post-ARD Additional Interest”). Deferred Post-ARD Additional Interest shall not bear interest. Payments in respect of the Post-ARD Additional Interest shall be allocated among the Classes of Notes in direct order of alphanumerical designation and shall be allocated within a Class to the Holder of each Note of that Class pro rata based on the amount of Post-ARD Additional Interest accrued on such Note.

Section 2.11.      Defeasance.

(a)          At any time prior to the ARD Prepayment Date for any Outstanding Series of Term Notes with the latest Anticipated Repayment Date (such Payment Date, the “Defeasance Payment Date”), the Issuer may obtain the release from all covenants of this Base Indenture relating to ownership and leasing of the Contributed IP Addresses by delivering United States government securities that provide for payments on each Payment Date which replicate the required payments and scheduled Targeted Amortization Amounts, if any, due under the Transaction Documents with respect to all of the Notes then Outstanding, including the Indenture Trustee Fee and any other amounts due and owing to the Indenture Trustee, the Verification Agent Fee and any other amounts due and owing to the Verification Agent, the Servicing Fee, Other Servicing Fees and any other amounts due and owing to the Servicer through the Defeasance Payment Date for each Series of Notes (including payment in full of the principal of the Notes on the related Defeasance Payment Date); provided, that (i) no Event of Default has occurred and is continuing; (ii) the Issuer shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (a) all interest accrued and unpaid on the Outstanding Class Principal Balance of each Class of Notes to but not including the Defeasance Date (and, if the Defeasance Date is not a Payment Date, the interest that would have accrued to but not including the next Payment Date), (b) all other sums then due under each Class of Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) U.S. government securities providing for payments equal to the Scheduled Defeasance Payments; and (iii) a notice shall have been delivered to the Rating Agencies. In addition, the Issuer shall deliver to the Servicer on behalf of the Indenture Trustee (1) a security agreement granting the Indenture Trustee on behalf of the Secured Parties a first priority perfected security interest in the U.S. government securities so delivered by the Issuer, (2) an Opinion of Counsel as to the enforceability and perfection of such security interest and (3) a confirmation by an Independent certified public accounting firm that the U.S. government securities so delivered are sufficient to pay all interest due from time to time after the Defeasance Date (or if the Defeasance Date is not a Payment Date, due after the next Payment Date) and all principal due upon maturity for each Class of Notes, and all Indenture Trustee Fee and any other amounts due and owing to the Indenture Trustee, Servicing Fees, Other Servicing Fees and any other amounts due and owing to the Servicer and the Verification Agent Fee and any other amounts due and owing to the Verification Agent, if any. The Issuer, pursuant to the security agreement described above, shall authorize and direct that the payments received from the U.S. government securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuer under the Notes and the other Transaction Documents.

(b)         If the Issuer will continue to own any material assets other than the U.S. government securities delivered in connection with the defeasance, the Issuer shall establish or designate a special-purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee (acting at the direction of the Servicer), with respect to which a substantive non-consolidation Opinion of Counsel reasonably satisfactory to the Indenture Trustee (consistent with the prior non-consolidation Opinion of Counsel most recently delivered to the Indenture Trustee) has been delivered to the Indenture Trustee and to transfer to that entity the pledged U.S. government securities. The new entity shall assume the obligations of the Issuer under the Notes being defeased and the security agreement and the Issuer and the Guarantor shall be relieved of their obligations in respect thereof under the Transaction Documents. The Issuer shall pay Ten Dollars ($10) to such new entity as consideration for assuming such obligations.

(c)         If the Issuer satisfies the requirements of Section 2.11(a) to defease the Notes and delivers to the Indenture Trustee an Officer’s Certificate of the Issuer and an Opinion of Counsel in compliance with Section 15.01, the Indenture Trustee shall promptly execute, acknowledge and deliver to the Issuer a release of the Collateral under the applicable Transaction Documents in recordable form to the extent applicable for such release; provided that the Issuer shall, at their sole expense, prepare any and all documents and instruments necessary to effect such release, all of which shall be subject to the reasonable approval of the Indenture Trustee, and the Issuer shall pay all costs reasonably incurred by the Indenture Trustee (including reasonable attorneys’ fees and disbursements) in connection with the review, execution and delivery of the documents and instruments necessary to effect such release.

Section 2.12.      New IP Addresses; Retained Collections Contributions; Additional Notes.

(a)          From time to time the Issuer may add Additional IP Address Assets purchased by the Issuer after the Initial Closing Date, and the related Customer IP Address Leases and Customer Accounts Receivable, as additional collateral for the Notes; provided that in connection with each such addition the following conditions, as certified to the Servicer and the Indenture Trustee by the Manager in accordance with Section 2.12(e), are satisfied immediately after giving effect to the addition: (i) the Indenture Trustee and the Servicer have received opinions of counsel (consistent with the opinions of counsel delivered on the most recently occurring Closing Date) as they may reasonably request, (ii) during a Special Servicing Period, the Servicer consents thereto and (iii) the Manager delivers an updated schedule reflecting such Additional IP Address Assets to the Indenture Trustee, each Rating Agency and the Servicer provided that Additional IP Address Assets may be contributed as additional collateral for the Notes at any time or purchased by the Issuer solely from funds available to it pursuant to Section 5.01(a)(xxii).

(b)          Notwithstanding anything in this Base Indenture to the contrary, the Parent and any of its Affiliates (other than the Guarantor or the Issuer) shall be permitted to own and manage IPv4 addresses that are not included as part of the Collateral (such IPv4 addresses, “Excluded IP Addresses”). If Excluded IP Addresses are owned prior to, or acquired after, the Closing Date for any Series of Notes by the Parent or any of its Affiliates that is not the Issuer and the Parent or such other Affiliate thereby owns or acquires a customer IPv4 address lease, or proposes to enter into a customer IPv4 address lease with respect to the related IPv4 address with a party that is also a Customer under a Customer IP Address Lease, such new customer IPv4 address lease agreement will be separate from and independent of any Customer IP Address Lease between such party and the Issuer or the applicable Cogent Sub-Lessor.

(c)          The Issuer may designate cash capital contributions made to the Issuer at any time by the Parent or an affiliate of the Parent (each such cash capital contribution so designated by the Issuer, a “Retained Collections Contribution”) for deposit into the Retained Collections Contribution Account. Any Retained Collections Contribution deposited into the Retained Collections Contribution Account may be designated by the Issuer, acting at the direction of the Manager, as part of Aggregate Annualized Run Rate Net Cash Flow for up to one (1) year, so long as such amounts are held in the Retained Collections Contribution Account in an amount not to exceed the amount set forth in the Series Indenture Supplement for any Series of Notes outstanding; provided, that any Retained Collections Contributions shall be excluded from the amount of Aggregate Annualized Run Rate Net Cash Flow for purposes of calculations to determine whether the Issuer may issue Additional Notes or make any draws on any Variable Funding Notes. The Issuer (or the Manager on their behalf) may (and to the extent of any shortfalls in amounts due pursuant to clauses (i) through (xxi) of the priories set forth in Section 5.01(a), shall) direct the Indenture Trustee to release any Retained Collections Contributions from the Retained Collections Contribution Account on any Payment Date for application in accordance with the priorities set forth in Section 5.01(a) pursuant to the Manager Report. For the avoidance of doubt, Retained Collections Contributions will not be annualized. Further, the Issuer may designate cash capital contributions made to the Issuer for the purpose of purchasing of Additional IP Address Assets, and the Issuer may also accept the contribution of Additional IP Address Assets, and the related Customer IP Address Leases and Customer Accounts Receivable, to the Issuer as capital contributions to the Issuer.

(d)          Except during the Prefunding Period for any Series of Notes, the Issuer may at any time and from time to time issue additional Notes (“Additional Notes”) pursuant to a Series Indenture Supplement in one or more Classes each of which will rank pari passu with, and be rated the same as, each Class of Notes Outstanding bearing the same alphanumerical Class designation (other than any Additional Notes that are Subordinated Notes) (regardless of Series or date of issuance), if any, and may have other characteristics different than the other Outstanding Notes, in each case, to the extent that any Notes (other than Additional Notes) will remain outstanding after the issuance of such Additional Notes (such Notes, “Continuing Notes”), in each case, subject to the satisfaction of the following conditions: (A) the Senior DSCR after giving effect to such issuance (and any concurrent acquisition of any Additional IP Address Assets and any concurrent repayment of Notes) is equal to or greater than 1.85x, (B) Rating Agency Confirmation with respect to each Class of Continuing Notes is obtained from each Rating Agency then rating such Continuing Notes, (C) the ratings on any Continuing Notes that are Class A Notes have not been downgraded below “BBB(sf)” (or its equivalent), (D) after giving effect to the issuance of any additional Class A Notes, if any, the Class A Leverage Ratio is less than or equal to ~~6.1x~~7.25x and (E) the Issuer receives an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel with respect to the tax treatment of the Series 2024-1 Term Notes delivered on the Initial Closing Date) to the effect that the issuance of such Additional Notes will not, for U.S. federal income tax purposes, (x) cause the Issuer to be taxable as other than a disregarded entity or a partnership or (y) cause any of the Continuing Notes (other than any Continuing Notes held at any time by any member of an “expanded group” (within the meaning of the Treasury regulations promulgated under Section 385 of the Code) or an entity treated as the Issuer for U.S. federal income tax purposes) (“Section 385 Related Party”) that were characterized as indebtedness to be characterized as other than indebtedness. Further, the Issuer may, but is not obligated to, issue Additional Notes of an existing Series or Class that are fungible with the applicable Series or Class of Notes for U.S. federal income tax purposes, or if not fungible for U.S. federal income tax purposes, issued pursuant to a separate CUSIP number or with no CUSIP number, subject to the other provisions for the issuance of Additional Notes set forth in this Section 2.12(d); provided that, in connection with any execution of Notes or registration of uncertificated Notes with respect to an increase in the maximum principal amount with respect to any existing Series of Class A-1 Notes, certain additional legal opinions and other conditions required under the terms of the Base Indenture in connection with the issuance of other forms of Additional Notes will not apply. Such Additional Notes may rank senior to, pari passu with or subordinate to the existing Notes and shall be pari passu with and rated the same as the Class of Notes bearing the same alphabetical Class designation, as applicable. Variable Funding Notes of a Series of Notes may have an Anticipated Repayment Date that is earlier than the Anticipated Repayment Date for any other Notes in the same Series. In the event that the Outstanding principal balance of such Variable Funding Notes is not paid in full, extended or otherwise refinanced in full (including pursuant to a renewal of the commitments of such Variable Funding Notes) on or prior to the Anticipated Repayment Date for such Variable Funding Notes, no Amortization Period shall commence and no Event of Default shall occur, but the Issuer’s ability to borrow any additional amounts under such Variable Funding Notes shall be terminated as described in the related Series Indenture Supplement.

(e)          In connection with the addition of any Additional IP Address Assets pursuant to Section 2.12(a), the Manager shall deliver to the Indenture Trustee and the Servicer an Officer’s Certificate that includes a certification that the applicable conditions of Section 2.12(a) have been satisfied; and in connection with the issuance of any Series of Additional Notes pursuant to Section 2.12(d), the Manager shall deliver to the Indenture Trustee and the Servicer an Officer's Certificate that includes a certification that the applicable conditions of Section 2.12(d) have been satisfied.

Section 2.13.      Appointment of Verification Agent.

(a)           The Issuer shall appoint a verification agent (the “Verification Agent”) who will review, recalculate and confirm certain calculations contained in the Manager Report. The Issuer may appoint one or more additional verification agents. The term “Verification Agent” shall include any additional verification agent. The Issuer may change the Verification Agent without prior notice to any Noteholder. The Issuer shall notify the Indenture Trustee in writing of the name and address of any Verification Agent not a party to this Base Indenture. The Indenture Trustee is hereby initially appointed as the Verification Agent.

(b)          The Controlling Class Representative may replace any existing Verification Agent that has resigned or otherwise ceased to serve as Verification Agent, with a successor verification agent that is reasonably acceptable to the Indenture Trustee (acting at the direction of the Noteholders). The Controlling Class Representative shall so designate a Person (the “Designated Verification Agent”) to serve as successor verification agent by the delivery to the Indenture Trustee, the proposed successor verification agent and the existing Verification Agent of a written notice stating such designation. The Indenture Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form of Exhibit H. The Designated Verification Agent shall become the Verification Agent on the date as of which the Indenture Trustee shall have received: (i) Rating Agency Confirmation with respect to each Series; (ii) an Acknowledgment of Proposed Verification Agent in the form of Exhibit I, executed by the Designated Verification Agent; and (iii) an opinion of counsel (which shall not be an expense of the Indenture Trustee) substantially to the effect that (A) the designation of the Designated Verification Agent to serve as Verification Agent is in compliance with this Section 2.13, (B) the Designated Verification Agent is validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the Acknowledgment of Proposed Verification Agent has been duly authorized, executed and delivered by the Designated Verification Agent and (D) upon the execution and delivery of the Acknowledgment of Proposed Verification Agent, the Designated Verification Agent shall be bound by the terms of this Base Indenture and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Base Indenture shall be enforceable against the Designated Verification Agent in accordance with its terms. Any existing Verification Agent shall be deemed to have been terminated simultaneously with the Designated Verification Agent’s becoming the Verification Agent hereunder; provided that the terminated Verification Agent shall be entitled to receive, in connection with, and upon the effective date of, its termination, payment out of the Collection Account of all of its accrued and unpaid Verification Agent Fee earned pursuant to Section 11.05 and reimbursement of any outstanding Additional Issuer Expenses previously made or incurred by the terminated Verification Agent and any other amounts which the terminated Verification Agent is entitled to receive and which remain unpaid or unreimbursed; and provided, further that the terminated Verification Agent shall continue to be entitled to receive all other amounts accrued or owing to it under this Base Indenture or under any of the other Transaction Documents on or prior to the effective date of such termination. Such terminated Verification Agent shall cooperate with the Indenture Trustee and the replacement Verification Agent in effecting the transfer of the terminated Verification Agent’s responsibilities and rights hereunder to its successor. The reasonable out-of-pocket costs and expenses of any such transfer shall in no event be paid by the Indenture Trustee or the Verification Agent, and instead shall be paid by the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of the Class of Notes that directed the Controlling Class Representative to remove the terminated Verification Agent, as such parties may agree, provided that no such transfer shall become effective until such reasonable out-of-pocket costs and expenses have been paid in full by the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of the Class of Notes that directed the Controlling Class Representative to remove the terminated Verification Agent.

Section 2.14.      Sale at the Direction of Noteholders.

(a)          If, as of any Determination Date, the Utilization Rate with respect to the Contributed IP Addresses is less than 50% (as set forth in the related Manager Report) (a “Utilization Trigger Event”), the Servicer shall engage a Valuation Provider to provide a valuation report (each, a “Valuation Report”), which will specify the valuation of the Contributed IP Addresses as of the date of such report. The Servicer will cause such Valuation Report to be delivered to the Issuer and the Manager and shall cause the Indenture Trustee to make such Valuation Report available on its website.

(b)         On or before sixty (60) days after the date of the Indenture Trustee’s receipt of such Valuation Report for posting on its website, Noteholders representing more than 50% of the aggregate outstanding Class Principal Balance of all Classes of Notes, voting as a single class, may direct (i) the Issuer to offer and sell the Contributed IP Addresses to the Manager at the price for such Contributed IP Addresses specified in the related Valuation Report (the “Valuation Price”) and deposit such purchase price in the Collection Account within ten (10) Business Days of the Manager’s receipt of such offer; provided that, with respect to this clause (i), (x) if the Valuation Price is less than the aggregate outstanding Class Principal Balance of all Notes outstanding on such date, the option in this clause (i) shall only be available if the Total DSCR as of the Determination Date immediately preceding the date of the Valuation Report is less than 1.10x and (y) if the Manager declines to purchase the Contributed IP Addresses at the Valuation Price, such Noteholders may direct the Servicer to solicit third-party offers to sell the Contributed IP Addresses pursuant to clause (ii) below; (ii) the Servicer to solicit third-party offers to sell all of the Contributed IP Addresses in one or more transactions at a fair price on a timely basis on terms that are acceptable to such Noteholders in their sole discretion; provided that, with respect this clause (ii), (x) the Manager shall have the right of first refusal to purchase the Contributed IP Addresses at the same price and on substantially the same terms and conditions as any bona fide offer acceptable to such Noteholders in their sole discretion to purchase such Contributed IP Addresses within ten (10) Business Days of its receipt of notice of such bona fide offer and (y) the Contributed IP Addresses may not be sold to a third-party or to the Manager, as applicable, at a purchase price less than the aggregate outstanding Class Principal Balance of all Notes outstanding on such date, unless the Total DSCR as of the Determination Date immediately preceding the date any election is made by Noteholders to direct the sale of the Contributed IP Addresses is less than 1.10x and (iii) the Servicer and the Issuer that the Noteholders decline to exercise the right to sell the Contributed IP Addresses in accordance with clauses (i) or (ii) above; provided that, if no direction has been received from such Noteholders under clauses (i), (ii) or this clause (iii) within sixty (60) days of the Indenture Trustee’s receipt of a Valuation Report, such Noteholders will be deemed to have declined to exercise the right to direct the sale of the Contributed IP Addresses (the “Utilization Trigger Event Noteholder Direction Options”). With respect to clauses (i) and (ii) above, the Servicer may engage a third-party service provider to solicit third-party offers to sell any Contributed IP Addresses.

(c)          The Issuer shall be required to use the proceeds of such sale, whether to the Manager or to a third party, to prepay the outstanding principal amount of the Notes of each Series, together with all accrued and unpaid interest on the principal amount of the Notes through the date of prepayment. For avoidance of doubt no Prepayment Consideration shall be due. Any costs and expenses incurred by the Servicer in connection with the foregoing shall be borne by the Issuer and any proceeds of the sale of Contributed IP Addresses shall be used first to pay any such costs and expenses of the Servicer prior to the application of such funds for the prepayment of any Notes.

(d)         If the applicable Noteholders exercise or are deemed to exercise the option pursuant to clause (iii) of the definition of “Utilization Trigger Event Noteholder Direction Options” after the delivery of a Valuation Report, Noteholders representing no less than 20% of the aggregate outstanding Class Principal Balance of all Classes of Notes, voting as a single class, may direct the Servicer to obtain a new Valuation Report on and after the six (6) month anniversary of the date of such Valuation Report, and 50% of the aggregate outstanding Class Principal Balance of all Classes of Notes, voting as a single class, shall have the right to exercise the Utilization Trigger Event Noteholder Direction Options upon the delivery of the new Valuation Report.

(e)         For the avoidance of doubt: (i) the Servicer shall not be responsible for, or have any obligation to review, approve or verify, the contents of any Valuation Report provided by a Valuation Provider and (ii) the Servicer shall not have any liability with respect to any third-party service provider engaged by it without gross negligence or willful misconduct to solicit offers to sell any Contributed IP Addresses.

ARTICLE III

ACCOUNTS

Section 3.01.      Establishment of Collection Account, Prefunding Accounts, Reserve Accounts and Retained Collections Contribution Account.

(a)          On or prior to the Initial Closing Date, an Eligible Account shall be established by the Issuer, in the name of the Indenture Trustee for the benefit of the Secured Parties to serve as the collection account (such account, and any account replacing the same in accordance with this Base Indenture and the Cash Management Agreement, the “Collection Account”; and the depositary institution in which the Collection Account is maintained, the “Collection Account Bank”). The Collection Account Bank shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents.

(b)          On or before the Initial Closing Date for any Series of Notes for which a Prefunding Account is established, an Eligible Account shall be established by the Issuer, in the Indenture Trustee’s name for the benefit of the Holders of such Series of Notes, to serve as the Prefunding Account for such Series of Notes (the depositary institution in which such Prefunding Account is maintained, the “Prefunding Account Bank”). The Prefunding Account Bank shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents.

(c)          The Issuer shall also establish the Reserve Accounts, which accounts are established and maintained pursuant to this Section 3.01(c) and more particularly described in the Cash Management Agreement, as Eligible Accounts, in the name of the Indenture Trustee for the benefit of the Secured Parties. The Collection Account, the Prefunding Account, the Reserve Accounts and the Retained Collections Contribution Account shall be non-interest bearing segregated trust accounts under the sole dominion and control of the Indenture Trustee (which dominion and control may be exercised by the Servicer as provided by the express terms of this Base Indenture or any other Transaction Document or other designee of the Indenture Trustee); and except as expressly provided hereunder or in the Collection Account Control Agreement or the Cash Management Agreement, the Issuer shall not have the right to control or direct the investment or payment of funds therein. The Issuer may elect to change any financial institution in which any Account shall be maintained if such institution is no longer an Eligible Bank, subject to the immediately preceding sentence.

(d)          On or prior to the Initial Closing Date, an Eligible Account shall be established by the Issuer, in the name of the Indenture Trustee for the benefit of the Secured Parties to serve as the collection account for Retained Collections Contributions (such account, and any account replacing the same in accordance with this Base Indenture and the Cash Management Agreement, “Retained Collections Contribution Account”).

(e)         The Issuer shall pay all reasonable out-of-pocket costs and expenses incurred by the Indenture Trustee in connection with the transactions and other matters contemplated by this Section 3.01, including the Indenture Trustee’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Collection Account Bank and Prefunding Account Bank, including their reasonable attorneys’ fees and expenses.

(f)          There shall be no Prefunding Account established in connection with the Initial Closing Date; a Prefunding Account may be established in the future pursuant to a Series Indenture Supplement and upon issuer order to the Indenture Trustee. There shall be no Yield Maintenance Reserve Account established in connection with the Closing Date; a Yield Maintenance Reserve Account may be established in the future pursuant to a Series Indenture Supplement and upon issuer order to the Indenture Trustee.

Section 3.02.      Deposits to the Issuer Deposit Accounts and to the Collection Account; Excluded Amounts.

(a)          Deposits to Issuer Deposit Accounts. On and after the Initial Closing Date, the Issuer shall direct each Customer to pay all Fees and other amounts due to the Issuer pursuant to Customer IP Address Leases (other than Excluded Amounts) into accounts that the Issuer agrees to use commercially reasonable efforts to ensure are Issuer Deposit Accounts subject to customary Deposit Account Security Agreements, and the Issuer agrees to deposit all other Receipts due to the Issuer in respect of the IP Address Assets that have not been identified as Excluded Amounts within two Business Days following identification by the Issuer, to the applicable Issuer Deposit Accounts. The Issuer (or the Manager on its behalf) shall provide to the Indenture Trustee, the Servicer and the Rating Agencies, a report on the Initial Closing Date, and thereafter on or prior to the fourth Business Day preceding each Payment Date indicating the percentage of Monthly Revenue with respect to the IP Address Assets for such prior calendar month that has been directed to an Issuer Deposit Account. The Issuer (or the Manager on its behalf) shall continue to provide such reports until such date that 100% of Monthly Revenue has been directed to an Issuer Deposit Account.

(b)          Deposits to the Collection Account.

(i)           On or prior to the second Business Day following identification thereof, the Manager, acting on behalf of the Issuer, shall withdraw any amount on deposit in the USD Issuer Deposit Accounts in each case that constitute Collections from the USD Issuer Deposit Accounts and deposit such amounts to the Collection Account.

(ii)         All Collections on deposit in the International Issuer Deposit Accounts shall be held on deposit therein until the immediately following Payment Date; provided that, (a) if none of a Cash Sweep Condition, an Amortization Period or an ARD Period is in effect and no Event of Default has occurred and is continuing and the Manager Report for such Payment Date indicates that funds on deposit in the Collection Account will be insufficient to make payments described in clauses (i) through (xx) of Section 5.01(a), the Manager shall cause an amount equal to the lesser of (i) such shortfall (after giving effect to the conversion of each applicable currency necessary to be withdrawn from the International Issuer Deposit Accounts and deposited into the Collection Account to satisfy such shortfall to U.S. dollars at the Spot Rate) and (ii) all funds on deposit in the International Issuer Deposit Accounts, to be converted to U.S. dollars (if applicable) using the Spot Rate in effect on the Business Day immediately preceding such date of conversion no later than two (2) Business Days prior to such Payment Date and deposited into the Collection Account no later than two (2) Business Days prior to such Payment Date for application in accordance with the priority of payments set forth in Section 5.01 and (b) if a Cash Sweep Condition, an Amortization Period, an ARD Period or an Event of Default has occurred and is continuing, the Manager shall cause all funds in deposit in the International Issuer Deposit Accounts to be converted to U.S. dollars (if applicable) using the Spot Rate in effect on the Business Day immediately preceding such date of conversion no later than two (2) Business Days prior to such Payment Date and deposited into the Collection Account to later than two (2) Business Days prior to such Payment Date for application in accordance with the priority of payments set forth in Section 5.01. If less than all of such funds are required to be so converted and deposited, the Manager shall be permitted to determine which International Issuer Deposit Accounts from which to transfer such funds. After making any such deposit, or if such Manager Report indicates that funds on deposit in the Collection Account will be sufficient to make the payments described in clauses (i) through (xx) of Section 5.01, then any remaining amounts on deposit in the International Issuer Deposit Account will be distributed to, or at the direction of the Issuer.

(iii)        All Collections on deposit in the Collection Account with respect to such Collection Period will be applied or allocated on the immediately following Payment Date in accordance with the priority of payments for the application of funds set forth in Section 5.01 except to the extent otherwise set forth herein. All amounts on deposit in the Collection Account that the Manager, acting on behalf of the Issuer, has identified as deposited to the Collection Account in error may be withdrawn by the Indenture Trustee acting pursuant to the direction of the Manager, acting on behalf of the Issuer, from the Collection Account for application in the manner directed by the Manager, acting on behalf of the Issuer. The Indenture Trustee shall not be responsible for monitoring the Issuer Deposit Accounts or Collection Account and all fees, expenses and indemnity amounts payable to any entity that is holding such Issuer Deposit Account or the Collection Account shall, with respect to such account, be treated as costs and expenses borne by the Issuer and paid as Additional Issuer Expenses.

(c)          Excluded Amounts. On or prior to the second Business Day following identification thereof, the Manager, acting on behalf of the Issuer, shall withdraw amounts on deposit in the Issuer Deposit Accounts, the Collection Account or the Cash Trap Reserve Account that are identified as Excluded Amounts and otherwise direct the release of amounts held by or on behalf of the Issuer that are identified as Excluded Amounts or that are otherwise not allocable to the Issuer.

Section 3.03.      Withdrawals from the Collection Account. The Indenture Trustee shall, from time to time and in accordance with the direction of the Manager (or, when the Notes become Specially Serviced Notes, with the direction of the Servicer), without regard to the limitations described under Section 5.01, make withdrawals from the Collection Account (i) to pay to the Persons entitled thereto any amounts deposited in error and (ii) to clear and terminate the Collection Account on the date the Notes are no longer Outstanding. During an Amortization Period or if an Event of Default has occurred and is continuing, the Indenture Trustee shall, from time to time and in accordance with the direction of the Manager, without regard to the limitations described under Section 5.01, make withdrawals from the Collection Account to pay or reimburse the Servicer, the Verification Agent and the Indenture Trustee for any amounts then due to the Servicer, the Verification Agent and the Indenture Trustee under the Transaction Documents. To the extent that the Indenture Trustee makes withdrawals in the manner described in clauses (i) and (ii) of the preceding sentence, such amounts shall not be paid on any Payment Date pursuant to the priority of payments for the application of funds set forth under Section 5.01.

Section 3.04.      Application of Funds in the Collection Account. Funds in the Collection Account shall be allocated to the Reserve Accounts in accordance with Section 5.01(a) of this Base Indenture and Section 3.03 of the Cash Management Agreement; provided that amounts on deposit in the Collection Account on any Payment Date which were received in the related Collection Period but are attributable to amounts due from a Customer in a succeeding Collection Period shall remain in the Collection Account and not be deemed to be available for distribution until the Payment Date following the Collection Period in which such amounts were due from such Customer. The amount available on each Payment Date to be so distributed is referred to as the “Available Funds” with respect to such Payment Date.

Section 3.05.      Application of Funds after Event of Default. If an Event of Default has occurred and is continuing, then notwithstanding anything to the contrary in this Article III, the Servicer (acting on behalf of the Indenture Trustee) shall have all of the rights and remedies of the Indenture Trustee on behalf of the Secured Parties available under applicable law and under the Transaction Documents. Without limitation of the foregoing, if an Event of Default has occurred and is continuing, the Indenture Trustee (at the written request of the Servicer) may use funds on deposit in the Collection Account on the last day of the immediately related Collection Period or the Reserve Accounts (or any portion thereof) and all other cash reserves held or controlled by or on behalf of the Indenture Trustee for the payment of all or any portion of any of the Obligations; provided, however, that such application of funds shall not cure or be deemed to cure any default; provided, further, that any such payments with regard to any application of any such amounts will be made in accordance with the priorities set forth in Article V. If an Event of Default has occurred and is continuing, the Indenture Trustee shall use funds in each Prefunding Account to repay the Notes of the related Series, prior to the allocation of any other funds to the repayment of such Notes. The provisions of this Section are subject to the provisions of Section 10.01 and Section 11.01(a).

ARTICLE IV

RESERVES

Section 4.01.      Security Interest in Reserves; Other Matters Pertaining to Reserves.

(a)          The Issuer hereby grants to the Indenture Trustee on behalf of the Secured Parties, or as creditor of the Parallel Debt, a security interest in and to all of the Issuer’s right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of the Indenture Trustee created herein and all provisions of this Base Indenture and the other Transaction Documents pertaining to Account Collateral. Income realized from the investment of funds in any Prefunding Account shall be paid to the Issuer on each Payment Date if written direction of the Manager has been timely received by the Indenture Trustee. All Permitted Investments will mature no later than one Business Day prior to each Payment Date or otherwise when such funds are required to be distributed pursuant to Section 5.01(a).

(b)         In addition to the rights and remedies provided in Article III and elsewhere herein, following the occurrence and the continuation of an Event of Default, the Indenture Trustee and the Servicer (acting on behalf of the Indenture Trustee) shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Transaction Documents or under any applicable law. Without limiting the foregoing, upon and at all times following the occurrence and the continuation of an Event of Default, the Indenture Trustee, at the written direction of the Servicer, may use funds on deposit in the Reserve Accounts (other than the Prefunding Account) (or any portion thereof) and all other cash reserves held by or on behalf of the Indenture Trustee for any purpose, including those that are then due and owing in any combination of the following: (i) the payment of any of the Obligations of the Issuer under the Notes, including any Prepayment Consideration applicable upon such payment in such order as directed in writing and the performance of all other terms, conditions and covenants under the Transaction Documents; provided that such application of funds shall not cure or be deemed to cure any default, provided, further, that any payments with regard to any application of any such amounts will be made in accordance with the priorities set forth in Section 5.01; (ii) reimbursement of the Indenture Trustee and the Servicer for any actual losses, expenses and outstanding fees (including reasonable legal fees); (iii) payment for the obligations for which such Accounts were created or the funds therein were required to be reserved; and (iv) application of such funds in connection with the exercise of any and all rights and remedies available to the Indenture Trustee or Servicer at law or in equity or under this Base Indenture or pursuant to any of the other Transaction Documents. Nothing contained in this Base Indenture shall obligate the Indenture Trustee or the Servicer to apply all or any portion of the funds in the Reserve Accounts during the continuation of an Event of Default to payment of the Notes or in any specific order of priority except as set forth in the proviso in the immediately preceding sentence.

Section 4.02.      Funds Deposited with Indenture Trustee.

(a)          Permitted Investments; Return of Reserves to the Issuer. Unless otherwise expressly provided herein, all funds of the Issuer which are deposited with the Collection Account Bank as Reserves, into the Retained Collections Contribution Account, or with the Prefunding Account Bank hereunder shall be invested by such institution in one or more Permitted Investments if so directed by the Manager (which may include standing instructions) in accordance with the Cash Management Agreement. Absent any such direction, the funds deposited with the Collection Account Bank, in the Retained Collections Contribution Account or with the Prefunding Account Bank shall remain uninvested. Any investment income with respect thereto shall be credited to the Account in which such income was earned. After repayment of all of the Obligations, all funds held as Reserves will be promptly returned to, or as directed by, the Issuer. All Permitted Investments will mature or be liquidated no later than one Business Day prior to each Payment Date or otherwise when such funds are required to be distributed pursuant to Section 5.01. Each of the Collection Account Bank and the Prefunding Account Bank shall not in any way be held liable by reason of any insufficiency in any of the Accounts (other than the Issuer Deposit Accounts) resulting from any loss on any Permitted Investment included therein, except for losses attributable to the Collection Account Bank’s or the Prefunding Account Bank’s failure to make payments on such Permitted Investments issued by the Collection Account Bank or the Prefunding Account Bank, as applicable, in its commercial capacity as principal obligor and not as trustee, in accordance with their terms.

(b)         Funding at Closing. The Issuer shall deposit with the Indenture Trustee the amounts necessary to fund each of the Reserves and each Prefunding Account as set forth below. Deposits into the Reserves or Prefunding Account, as the case may be, on any Closing Date may occur by deduction from the amount of proceeds of the issuance of the Notes on such Closing Date that otherwise would be disbursed to the Issuer, followed by deposit of the same into the applicable Reserve Account in accordance with the Cash Management Agreement or the applicable Series Indenture Supplement on such Closing Date. Notwithstanding such deductions, such Notes shall be deemed for all purposes to be issued in full on the applicable Closing Date.

(c)         Funding upon any Addition of Additional IP Address Assets. The Issuer shall deposit, upon the addition of any Additional IP Address Assets, any amounts necessary to fully fund the Reserves described in Section 4.03 and Section 4.04 after giving effect to any increase in the Reserves made to reflect the addition of such Additional IP Address Assets.

Section 4.03.      Operating Expense Reserve Account. On the Closing Date for a Series of Notes, the Issuer shall deposit into the Operating Expense Reserve Account the amount specified in the Cash Management Agreement or the related Series Indenture Supplement. Pursuant to this Base Indenture and the Cash Management Agreement, the Indenture Trustee shall, upon written direction from the Manager pursuant to the Manager Report, deposit from Collections available for such purpose under Article V on each Payment Date into the Operating Expense Reserve Account, an amount such that the amount on deposit in the Operating Expense Reserve Account on such Payment Date is equal to the greater of (i) $100,000 and (ii) the Expected Sales Commission Amount; provided, that upon the occurrence and during the continuation of any Warm Servicing Trigger Event or Hot Servicing Trigger Event, on each Payment Date such amount will be increased by an amount equal to $8,333; provided, further, that in no event will the aggregate amount required to be on deposit in the Operating Expense Reserve Account be an amount greater than the greater of (i) $200,000 and (ii) the Expected Sales Commission Amount. Upon any Warm Servicing Trigger Event or Hot Servicing Trigger Event ceasing to exist, the Manager will be entitled to cause amounts on deposit in the Operating Expense Reserve Account in excess of the greater of (i) $100,000 and (ii) the Expected Sales Commission Amount to be deposited to the Collection Account to be applied on the immediately following Payment Date in accordance with the priority of payments set form in Section 5.01(a). So long as (i) no Event of Default has occurred and is continuing, and (ii) the Issuer has provided the Indenture Trustee and the Servicer with the foregoing information, the Indenture Trustee shall, at the Manager’s election and written direction, with written notice simultaneously delivered to the Servicer, from funds available in the Operating Expense Reserve Account (x) pay the Operating Expenses directly, (y) disburse to the Issuer an amount sufficient to pay such Operating Expenses or (z) reimburse the Issuer for Operating Expenses previously paid by the Issuer.

Section 4.04.      Advance Fee Reserve. On the Closing Date for a Series of Notes, the Issuer shall deposit into the Advance Fee Reserve Account the amount specified in the Cash Management Agreement or the related Series Indenture Supplement. On each Payment Date, the Indenture Trustee shall, upon written direction from the Manager pursuant to the Manager Report, withdraw from the Available Funds on deposit in the Collection Account with respect to such Payment Date, the amount required to be deposited to the Advance Fee Reserve Account pursuant to Section 5.01(a)(i) for deposit to the Advance Fee Reserve Account (said funds, the “Advance Fee Reserve”). The Advance Fee Reserve shall be held, allocated and disbursed in accordance with the terms and conditions of the Cash Management Agreement. Any remaining amounts on deposit in the Advance Fee Reserve Account that are not required to be on deposit pursuant to the definition of Advance Fee Reserve Deposit will be released for deposit to the Collection Account for treatment as Collections with respect to such calendar month.

Section 4.05.      Yield Maintenance Reserve Accounts. On any Closing Date for a Series of Notes for which a Prefunding Account is established, the Issuer shall deposit with the Collection Account Bank for credit to the Yield Maintenance Reserve Account for such Series of Notes established and maintained by the Indenture Trustee pursuant to the Series Indenture Supplement for such Series of Notes the amount specified in the relevant Series Indenture Supplement to reserve for such Series of Notes funds equal to the amount of interest that will accrue on such Series of Notes for the period commencing on such Closing Date to and including the end of the Prefunding Period for such Series of Notes on a portion of the Notes of such Series equal to the amount then on deposit in the Prefunding Account for such Series of Notes based on the weighted average of the Note Rates for such Series of Notes on such Closing Date, as such amount may thereafter be reduced from time to time when funds are released from the Prefunding Account for a Series of Notes in accordance with Section 5.01(b). On each Payment Date, in accordance with the Manager’s written direction, the Indenture Trustee shall withdraw an amount equal to the Yield Maintenance Amount for each Series of Notes from the Yield Maintenance Reserve Account for such Series of Notes in accordance with Section 5.01(b).

Section 4.06.      Cash Trap Reserve. If a Cash Trap Condition occurs and none of a Cash Sweep Condition, an Amortization Period or an ARD Period is then in effect and no Event of Default has occurred and is continuing, then, from and after the date that it is determined that a Cash Trap Condition has occurred (as set forth in the Manager Report) and for so long as such Cash Trap Condition continues to exist (and no Amortization Period or ARD Period has commenced and no Event of Default has occurred and is continuing), an amount equal to the product of the Cash Trap Percentage as of the applicable Payment Date and the Available Funds to be paid pursuant to Section 5.01(a)(ix) shall be deposited into the Cash Trap Reserve Account. To the extent that the available funds in the Collection Account are insufficient for such purpose, all funds on deposit in the International Issuer Deposit Accounts shall be required to be converted to U.S. dollars (if applicable) and deposited into the Collection Account, for further transfer to the Cash Trap Reserve Account up to the amount of such shortfall in accordance with the Manager Report. Other than during an Amortization Period, an ARD Period or the continuation of an Event of Default, (x) if such Cash Trap Condition ceases to exist pursuant to clause (i) of the definition thereof, any funds then on deposit in the Cash Trap Reserve Account will be released to the Issuer and (y) if such Cash Trap Condition ceases to exist pursuant to clause (ii) of the definition thereof, then the product of the Cash Sweep Percentage as of such Payment Date and the amount of funds on deposit in the Cash Trap Reserve Account will be paid to the Holders of each Class of Notes in direct order of alphanumerical designation in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class to reduce the Note Principal Balance of each such Note by such amount until each such Note has been repaid in full, and the remaining funds, if any, will be deposited to the Collection Account. On the first Payment Date to occur after (x) the commencement of an Amortization Period, (y) an Event of Default has occurred and is continuing or (z) written direction from the Issuer, at its option, the Indenture Trustee shall apply all funds on deposit in the Cash Trap Reserve Account on such Payment Date pursuant to written direction of the Manager, acting on behalf of the Issuer, (i) to pay the Indenture Trustee, the Verification Agent and the Servicer for any amounts then due in respect of fees, indemnities and reimbursable expenses to the Indenture Trustee, the Manager, the Verification Agent and the Servicer hereunder or under the other Transaction Documents (including unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer, the Verification Agent and the Indenture Trustee hereunder and under the other Transaction Documents), and then (ii) (A) with respect to an event specified in clause (x) or (y) above, to pay to the Holders of each Class of Notes in direct order of alphanumerical designation, the amounts due in respect of such Notes as provided pursuant to Sections 5.01(a)(xi), 5.01(a)(xii) and 5.01(a)(xvi), as applicable, and (B) with respect to an event specified in clause (z) above, to pay to the Holders of each Class of Notes in direct order of alphanumerical designation in respect of principal, pro rata among Holders of Notes within each Class of the same alphanumerical designation. On the first Payment Date to occur on or after the commencement of an ARD Period (in circumstances where there is no Amortization Period and no Event of Default has occurred or is continuing), the Indenture Trustee shall apply all funds on deposit in the Cash Trap Reserve Account on such Payment Date pursuant to written direction of the Manager, acting on behalf of the Issuer, (i) to pay the Indenture Trustee, the Verification Agent, the Manager and the Servicer any amounts then due to the Indenture Trustee, the Verification Agent, the Manager and the Servicer hereunder or under the other Transaction Documents (including unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer, the Verification Agent and the Indenture Trustee hereunder and under the other Transaction Documents), and then (ii) to pay to the Holders of each Class of Notes subject to an ARD Period (and, if any such Notes are Class A-1 Notes, all Classes of Notes, regardless of Series, that have the same or a higher alphabetical designation as such Class A-1 Notes) the amounts provided pursuant to Sections 5.01(a)(xiii), 5.01(a)(xvi) and 5.01(a)(xviii).

Section 4.07.      Liquidity Reserve; Liquidity Reserve Letters of Credit.

(a)          The Indenture Trustee, at the written request of the Manager, shall deposit from Available Funds available for such purpose under Section 5.01(a) on each Payment Date into the Liquidity Reserve Account any amounts necessary to make the amount on deposit therein equal to the Required Cash Liquidity Amount. If on any Payment Date the amounts on deposit in the Liquidity Reserve Account for a Series exceed the Required Cash Liquidity Amount, the excess amount then on deposit in the Liquidity Reserve Account will be released to, or at the direction of, the Issuer.

(b)         If, on the date that is five Business Days prior to the expiration of any Liquidity Reserve Letter of Credit, such Liquidity Reserve Letter of Credit has not been replaced or renewed and is not scheduled to renew automatically pursuant to its terms, and the Issuer has not otherwise deposited funds into the Liquidity Reserve Account in an amount equal to the amount by which the Required Cash Liquidity Amount exceeds the sum of (i) the amounts on deposit in the Liquidity Reserve Account (without taking into consideration the amount of any Retained Collections Contributions on deposit therein) on such date and (ii) the amount available to be drawn under any other Liquidity Reserve Letters of Credit (that are not subject to expire within such five Business Day period) on such date (the “Required Letter of Credit Deposit Amount”), the Indenture Trustee, at the written request of the Issuer, shall (i) submit a notice of drawing under such Liquidity Reserve Letter of Credit, with a copy to the Servicer, and (ii) use the proceeds thereof to fund a deposit into the Liquidity Reserve Account in an amount equal to the Required Letter of Credit Deposit Amount.

(c)         If, on any day a Liquidity Reserve Letter of Credit is outstanding, an Amortization Period or an Event of Default occurs and is continuing, then, no later than the Business Day following the occurrence of such Amortization Period or Event of Default, the Indenture Trustee, upon written direction from the Issuer, shall (i) submit a notice of drawing under such Liquidity Reserve Letter(s) of Credit, with a copy to the Servicer and the Issuer, and (ii) use the proceeds of such drawing to fund the Liquidity Reserve Account in an amount equal to the amount by which the Required Cash Liquidity Amount exceeds the amounts on deposit in the Liquidity Reserve Account (without taking into consideration the amount of any Retained Collections Contributions on deposit therein) on such date (calculated as if such Liquidity Reserve Letter(s) of Credit had not been issued).

(d)         If, on any day any Liquidity Reserve Letter of Credit is outstanding, such Liquidity Reserve Letter of Credit becomes an Ineligible Liquidity Reserve Letter of Credit, then (a) on the fifth Business Day after such day, (i) the Issuer shall make a deposit into the Liquidity Reserve Account or (ii) the Indenture Trustee, at the written request of the Issuer, shall (1) submit a notice of drawing under such Liquidity Reserve Letter of Credit(s), with a copy to the Servicer, and (2) use the proceeds of such drawing to fund the Liquidity Reserve Account, in either case in an amount equal to the amount by which the Required Cash Liquidity Amount exceeds the amounts on deposit in the Liquidity Reserve Account (without taking into consideration the amount of any Retained Collections Contributions on deposit therein) on such date (calculated as if such Liquidity Reserve Letter(s) of Credit had not been issued) or (b) prior to the fifth Business Day after such day, the Issuer shall obtain one or more replacement Liquidity Reserve Letter(s) of Credit (that is not an Ineligible Liquidity Reserve Letter of Credit) on substantially the same terms as each such Liquidity Reserve Letter(s) of Credit being replaced to the Indenture Trustee (with a copy to the Servicer).

(e)               Each Liquidity Reserve Letter of Credit shall name the Indenture Trustee, for the benefit of the Secured Parties as the beneficiary thereof and shall allow the Indenture Trustee (or the Servicer at the Indenture Trustee's behalf) to submit a notice of drawing in respect of such Liquidity Reserve Letter of Credit whenever amounts would otherwise be required to be drawn pursuant to this Section 4.07 or otherwise used to pay Required Cash Liquidity Amounts in accordance with Section 5.01(c).

(f)                The Indenture Trustee (at the written request of the Issuer) or the Servicer (at the Issuer's request and on the Issuer's behalf) may submit a notice of drawing under a Liquidity Reserve Letter of Credit issued by the applicable Letter of Credit Provider and the proceeds of any such draw shall be deposited into the Liquidity Reserve Account or otherwise used to pay Liquidity Reserve Draw Amounts in accordance with Section 5.01(c).

ARTICLE V

ALLOCATION OF COLLECTIONS; PAYMENTS TO NOTEHOLDERS

Section 5.01.       Allocations and Payments.

(a)               On each Payment Date, (w) funds available in the Collection Account that are attributable to the related Collection Period, (x) any applicable Yield Maintenance Amounts withdrawn from a Yield Maintenance Reserve Account, (y) any applicable Liquidity Reserve Draw Amounts withdrawn from the Liquidity Reserve Account and (z) applicable amounts withdrawn from the Retained Collections Contribution Account will be applied by the Indenture Trustee in accordance with the Manager Report in the following order of priority (in each case to the extent of Available Funds in the Collection Account on such day after taking into account allocations and payments of a higher priority):

(i)                 to the Advance Fee Reserve Account, an amount equal to the Advance Fee Reserve Deposit for such Payment Date;

(ii)               to the Operating Expense Reserve Account, until the Operating Expense Reserve Account has on deposit therein the amount required pursuant to Section 4.03 to be on deposit in such account on such Payment Date; provided that the amount deposited to the Operating Expense Reserve Account on any Payment Date pursuant to this clause (ii) will not exceed $1,100,000;

(iii)               in the following order, (A) first, pro rata, to the Indenture Trustee, the Verification Agent and the Servicer in an amount equal to the Indenture Trustee Fee, the Verification Agent Fee, the Servicing Fee and Other Servicing Fees, as applicable, due on such Payment Date (or that remain unpaid from prior Payment Dates) and then (B) second, pro rata, to the payment of other Additional Issuer Expenses due on such Payment Date (or that remain unpaid from prior Payment Dates);

(iv)              if (x) no Amortization Period or ARD Period with respect to any Outstanding Class of Notes is then in effect and (y) no Event of Default has occurred and is continuing (regardless of whether an Amortization Period or an ARD Period with respect to any Class of Notes is then in effect), to the Holders of each Class of Notes, in direct order of alphanumerical designation, (A) the Accrued Note Interest of each such Note of such Class on such Payment Date (or that remains unpaid from prior Payment Dates) (including any amounts expected to accrue on any anticipated draws on any Variable Funding Notes prior to the end of the related Interest Accrual Period, as reasonably determined by the Manager) and (B) any accrued and unpaid commitment fees, Letter of Credit Fees and any other fees, expenses and other amounts due on or prior to such Payment Date to Holders of any Class A-1 Notes under the applicable Variable Funding Note Purchase Agreement with respect to such Class A-1 Notes;

(v)                if an Amortization Period or an ARD Period with respect to any Outstanding Class of Notes is in effect and no Event of Default has occurred and is continuing, to the Holders of the Class A Notes and the Class B Notes (if any), in direct order of alphanumerical designation, (A) the Accrued Note Interest of each such Note of such Class on such Payment Date (or that remains unpaid from prior Payment Dates) (including any amounts expected to accrue on any anticipated draws on any Variable Funding Notes prior to the end of the related Interest Accrual Period, as reasonably determined by the Manager) and (B) any accrued and unpaid commitment fees (including, without limitation, any VFN Undrawn Commitment Fee), Letter of Credit Fees and any other fees, expenses and other amounts due on or prior to such Payment Date to Holders of Class A-1 Notes under the applicable Variable Funding Note Purchase Agreement with respect to such Class A-1 Notes;

(vi)              to the Manager, the Management Fee for the related Collection Period, and to the extent not previously paid, such amounts for all prior Collection Periods;

(vii)              if (x) no Amortization Period or ARD Period is then in effect and (y) no Event of Default has occurred and is continuing, first, to the Holders of any Notes for which a Monthly Amortization Amount is due on such Payment Date, pro rata, based on the Monthly Amortization Amount with respect to each such Note on such Payment Date, the Monthly Amortization Amount applicable thereto and second, if an Additional Principal Payment Amount is due on such Payment Date to one or more Series, to the Holders of Notes in such Series in direct order of alphanumerical designation of the Classes in such Series, in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class and Series on such Payment Date, such Additional Principal Payment Amount together with any applicable Prepayment Consideration;

(viii)            to the Liquidity Reserve Account, until the amount on deposit therein is equal to the Required Cash Liquidity Amount as of such Payment Date;

(ix)               if a Cash Trap Condition is continuing and neither an Amortization Period nor an ARD Period is then in effect and no Event of Default has occurred and is continuing, an amount equal to the product of the Cash Trap Percentage as of such Payment Date and the amount of funds on deposit in the Collection Account and the International Issuer Deposit Accounts that are attributable to the related Collection Period available after the payments made pursuant to clauses (i) through (viii) above to be deposited in the Cash Trap Reserve Account;

(x)               if a Cash Sweep Condition is continuing and neither an Amortization Period nor an ARD Period is then in effect and no Event of Default has occurred and is continuing, the product of the Cash Sweep Percentage as of such Payment Date and the amount of funds on deposit in the Collection Account that are attributable to the related Collection Period available after the payments made pursuant to clauses (i) through (ix) above to the Holders of each Class of Notes in direct order of alphanumerical designation in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class to reduce the Note Principal Balance of each such Note by such amount until each such Note has been repaid in full;

(xi)               following the occurrence and during the continuation of an Event of Default, to the Holders of each Class of Notes in direct order of alphabetical designation in respect of principal, pro rata based on the Note Principal Balance of each such Note of such Class, the then-unpaid Class Principal Balance of the Outstanding Notes of such Class;

(xii)              during an Amortization Period if no Event of Default has occurred and is continuing, to the Holders of Class A Notes and Class B Notes (if any) in direct order of alphanumerical designation in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class, the then-unpaid Class Principal Balance of the Outstanding Notes of such Class;

(xiii)            during an ARD Period with respect to any Outstanding Class A Notes or Class B Notes (if any) of a Series, first, pro rata to all Variable Funding Notes, regardless of Series, and then, second, to the Holders of all such Classes of Term Notes that are Class A Notes and Class B Notes (if any) of such Series that are then in an ARD Period in direct order of alphanumerical designation, in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class of such Series on such Payment Date, up to the aggregate Class Principal Balance of such Class of Notes of such Series;

(xiv)            if an Amortization Period or an ARD Period with respect to any Outstanding Class of Notes is in effect and no Event of Default has occurred and is continuing, to the Holders of the Class C Notes (if any), the Accrued Note Interest of each such Class C Note on such Payment Date (or that remains unpaid from prior Payment Dates);

(xv)             during an Amortization Period if no Event of Default has occurred and is continuing, to the Holders of the Class C Notes (if any) in respect of principal pro rata based on the Note Principal Balance of each such Class C Note, the then-unpaid Class Principal Balance of any Outstanding Class C Notes;

(xvi)            during an ARD Period with respect to the Outstanding Class C Notes of a Series (if any), to the Holders of all such Class C Notes of such Series that are then in an ARD Period, in respect of principal pro rata based on the Note Principal Balance of each such Class C Note of such Series on such Payment Date, up to the aggregate Class Principal Balance of such Class C Notes of such Series;

(xvii)           to the Operating Expense Reserve Account an amount equal to the sum of (A) the Monthly Operating Expense Amount for the current Collection Period and, to the extent not previously paid, for all prior Collection Periods and (B) any amount not deposited to the Operating Expense Reserve Account pursuant to clause (ii) above solely due to the cap set forth therein;

(xviii)          during an ARD Period with respect to any Class of Notes, to the Holders of all such Classes of Notes in direct order of alphanumerical designation, first, pro rata based upon the amount of Post-ARD Additional Interest due with respect to the Interest Accrual Period just ended, to the payment of such Post-ARD Additional Interest due on Notes of such Class and then second, pro rata based on the amount of Deferred Post-ARD Additional Interest due with respect to all prior Interest Accrual Periods, to the payment of such Deferred Post-ARD Additional Interest due on Notes of such Class;

(xix)             to the Holders of each Class of Notes in direct order of alphanumerical designation, any unpaid Prepayment Consideration, pro rata based on the amount of Prepayment Consideration then due in respect of the Notes of such Class;

(xx)              to the Holders of each Class of Variable Funding Notes for which the Issuer has determined to make an optional prepayment in accordance with the applicable Series Indenture Supplement, an amount equal to the optional prepayment amount so designated by the Issuer;

(xxi)             to the Manager, for reimbursement for any advance made by the Manager, along with the interest payable thereon; and

(xxii)            any remaining amounts to, or at the direction of, the Issuer.

Any required cash collateralization of any outstanding Liquidity Reserve Letter of Credit in accordance with the terms of the related Variable Funding Note Purchase Agreement shall be deemed to be a required payment of the Class Principal Balance of any Class A-1 Notes and the Note Principal Balance of the applicable Class A-1 Notes and shall be paid accordingly pursuant to the above priority of payments.

All such allocations by the Indenture Trustee shall be based on the information set forth in the Manager Report. In no event shall the Indenture Trustee have any obligation to recalculate or verify the information contained in the Manager Report. For the avoidance of doubt, funds that have been deposited in an Issuer Deposit Account during a Collection Period that are transferred to the Collection Account after the end of such Collection Period shall be deemed to be attributable to the Collection Period in which such funds were deposited into such Issuer Deposit Account.

(b)               On each Payment Date, in accordance with the Manager Report, an amount equal to the Yield Maintenance Amount for each applicable Series of Notes for such Payment Date shall be withdrawn from the Yield Maintenance Reserve Account for such Series and shall be used, in addition to amounts allocated in accordance with Section 5.01(a)(xiv) above, for payment to such Series of Notes and allocated to the Holders of each applicable Class of Notes in direct order of alphabetical designation, in respect of interest pro rata based on the amount of Accrued Note Interest of each such Term Note of such Class remaining unpaid on such Payment Date, up to an amount equal to the Accrued Note Interest of such Class of Notes for such Payment Date (or that remains unpaid from prior Payment Dates). On each Payment Date, other than any Payment Date following the occurrence and continuation of an Event of Default, after giving effect to any withdrawal in accordance with the preceding sentence, to the extent the remaining amount in the Yield Maintenance Reserve Account for a Series of Notes exceeds the amount necessary to fund that Yield Maintenance Amount for the remaining portion of the Prefunding Period for that Series of Notes, such excess shall be distributed to or at the direction of the Issuer. On the Payment Date following the end of the Prefunding Period for a Series of Notes and after giving effect to any withdrawal in accordance with the preceding sentences, any remaining balance in the Yield Maintenance Reserve Account for the related Series of Notes shall be applied to pay any applicable Prepayment Consideration in connection with prepayments in connection with the end of the Prefunding Period for such Series of Notes and the balance paid to or at the direction of the Issuer.

(c)               On each Payment Date on which the Liquidity Reserve Draw Amount is greater than zero, the Indenture Trustee shall, in accordance with the Manager Report, withdraw from the Liquidity Reserve Account and/or, at the direction of the Issuer, shall draw on any Liquidity Reserve Letters of Credit in an aggregate amount equal to the lesser of (x) the Liquidity Reserve Draw Amount as of such Payment Date and (y) the sum of (i) the amount on deposit in the Liquidity Reserve Account on such Payment Date, if any, and (ii) the amount available to be drawn under any Liquidity Reserve Letters of Credit on such Payment Date, and use such funds to make the applicable payments in accordance with Sections 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv) and 5.01(a)(v).

(d)               Except as otherwise provided below, all such payments made with respect to each Class of Notes on each Payment Date shall be made to the Holders of such Notes of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account specified by such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have provided the Indenture Trustee with wiring instructions no later than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates), or otherwise by a check mailed to such Holder if such Holder shall have provided the Indenture Trustee with such mailing address no later than five Business Days prior to the related Record Date (which mailing address may be in the form of a standing order applicable to all subsequent Payment Dates). The final payment on any certificated Definitive Note will be made in like manner, but only upon presentation and surrender of such Note (or de-registration, in the case of Uncertificated Notes) at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.

(e)               Each payment with respect to a Book-Entry Note shall be paid by the Indenture Trustee pursuant to written direction to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its DTC Participants in accordance with its normal procedures. Each DTC Participant shall be responsible for making such payment to the related Note Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Base Indenture or applicable law. The Issuer shall perform its obligations under the letters of representations between the Issuer and the initial Depositary.

(f)                The rights of the Noteholders to receive payments from the proceeds of the Collateral in respect of their Notes, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Base Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Base Indenture.

(g)               Except as otherwise provided herein, if a Responsible Officer of the Indenture Trustee receives written notice that the final payment with respect to any Class of Notes will be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, make available to each Holder of such Class of Notes of record on such date a notice to the effect that:

(i)                 the Indenture Trustee expects that the final payment with respect to such Class of Notes will be made on such Payment Date but only upon presentation and surrender of such Notes at the office of the Note Registrar or at such other location therein specified, and

(ii)                no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

Any funds not paid to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall, on such date, be set aside and credited to, and shall be held uninvested in trust for, the account or accounts of the appropriate non-tendering Holder or Holders. If any Notes as to which notice has been given pursuant to this Section 5.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Indenture Trustee shall mail a second notice to the remaining non-tendering Noteholders to surrender their Notes for cancellation in order to receive the final payment with respect thereto. If within one (1) year after the second notice all such Notes shall not have been surrendered for cancellation, then the remaining amount due shall be discharged from the trust under this Base Indenture and the Indenture Trustee shall return the remaining amount due and payable on such Notes to, or at the direction of, the Issuer upon receipt of an Issuer Request, and the Holder of the Notes due such remaining amount, as an unsecured general creditor, shall look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non-tendering Noteholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If any Notes as to which notice has been given pursuant to this Section 5.01(g), shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Indenture Trustee shall distribute to the Issuer all unclaimed funds and all liability of the Indenture Trustee with respect to such trust money shall thereupon cease.

(h)               Notwithstanding any other provision of this Base Indenture, the Indenture Trustee shall comply with all withholding requirements respecting payments to Noteholders of interest or original issue discount that the Indenture Trustee reasonably believes are applicable under the Code or any similar provision of state, local or foreign law. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or original issue discount to any Noteholder pursuant to any applicable withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder. Any amounts so withheld shall be deemed to have been paid to such Noteholder for all purposes of this Base Indenture.

(i)                 If Additional Notes of a Class are issued that bear interest at a floating rate, for the purposes of all of the allocations provided for in this Section 5.01, such Notes will be treated as having the same alphabetical designation as the fixed rate Notes of such Class.

Section 5.02.      Payments of Principal.

(a)               Any Monthly Amortization Amount for a Series of Notes will be payable as provided in the related Series Indenture Supplement.

(b)               Commencing on the first Payment Date to occur on or after an Event of Default has occurred and is continuing, all the funds available pursuant to Section 5.01(a)(xi) shall be applied to repay the aggregate unpaid Note Principal Balance of the Notes as provided therein. On the first Payment Date to occur after the occurrence and during the continuation of a Cash Sweep Condition, the Cash Sweep Percentage as of such Payment Date of any funds on deposit in the Cash Trap Reserve Account will be applied to repay the aggregate unpaid Note Principal Balance of the Notes. Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of a Cash Sweep Condition, the Cash Sweep Percentage as of such Payment Date of funds available pursuant to Section 5.01(a)(viii) shall be applied to repay the aggregate unpaid Note Principal Balance of the Notes as provided therein. Commencing on the first Payment Date to occur on or after the occurrence and during the continuation of an Amortization Period, the funds available pursuant to Sections 5.01(a)(xii) or 5.01(a)(xv), as applicable, shall be applied to repay the aggregate unpaid Note Principal Balance of the Notes as provided therein. Commencing on the first Payment Date to occur on or after the occurrence and during the continuation of an ARD Period with respect to any with respect to any Classes of Notes in a Series, (x) the funds available pursuant to Section 5.01(a)(xiii) will be applied to pay (i) first, the aggregate unpaid principal amount of all Variable Funding Notes regardless of Series, and (ii) second, the aggregate unpaid principal amount of the Class A Notes and Class B Notes of any Series (if any) with respect to which the ARD Period has commenced in order of alphanumeric designation and (y) the funds available pursuant to Section 5.01(a)(xvi) will be applied to pay the aggregate unpaid principal amount of the Class C Notes of any Series (if any) with respect to which the ARD Period has commenced. If any funds remain on deposit in a Prefunding Account at the end of the applicable Prefunding Period, the amount of such funds will be withdrawn and applied to prepay the applicable Series of Notes on the next Payment Date pursuant to Section 2.09(c). At all other times, on each Payment Date, payments of principal on the Notes will be made from amounts on deposit in the Collection Account only to the extent that the Additional Principal Payment Amount for such Payment Date is greater than zero. The Additional Principal Payment Amount on each Payment Date will be allocated as provided pursuant to Section 5.01(a)(vii)).

Section 5.03.      Payments of Interest. On each Payment Date, Accrued Note Interest (other than Post-ARD Additional Interest) then due on all Classes of Notes will be paid from amounts on deposit in the Collection Account in accordance with Sections 5.01(a)(iv), 5.01(a)(v) and 5.01(a)(xiv), respectively. Payments in respect of these amounts shall be allocated among the Classes of Notes in direct order of alphanumerical designation and shall be allocated within a Class to the Holder of each Note of that Class pro rata based on the amount of Accrued Note Interest accrued on such Note.

Section 5.04.      No Gross Up. The Issuer shall not be obligated to pay any additional amounts to the Holders or the holders of beneficial interests in the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto). The Indenture Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Nothing in the immediately preceding sentence shall be construed as obligating the Issuer to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. Each Noteholder or Note Owner, by its acceptance of a Note or, in the case of a Note Owner, a beneficial interest in a Note, agrees to provide and, upon request, shall provide to the Indenture Trustee, Paying Agent and/or the Issuer (or other person responsible for withholding of taxes) the Noteholder Tax Identification Information. Further, each Noteholder and Note Owner is deemed to understand, acknowledge and agree that the Indenture Trustee, Paying Agent and Issuer have the right to withhold on payments with respect to a Note (without any corresponding gross-up) where an applicable party fails to comply with the requirements set forth in the preceding sentence or the Indenture Trustee, Paying Agent or Issuer is otherwise required to so withhold under applicable law. Notwithstanding any other provisions herein, the term ‘applicable law’ for purposes of this Section 5.04 includes U.S. federal tax law and FATCA.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to the Indenture Trustee that the statements set forth in this Article VI will be, true, correct and complete in all material respects as of each Closing Date.

Section 6.01.       Organization, Powers, Capitalization, Good Standing, Business.

(a)               Organization and Powers. It is duly organized, validly existing and in good standing under the law of the jurisdiction in which such entity was organized and has the power and authority to execute, deliver and perform its obligations under each Transaction Document that it has entered into.

(b)               Qualification. It is duly qualified and in good standing in each jurisdiction where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 6.02.       Authorization of Borrowing, Authority, etc. It has the power and authority to incur or guarantee the Indebtedness evidenced by the Notes and this Base Indenture. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action.

(a)               No Conflict. The execution, delivery and performance by it of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not and will not: (1) contravene (x) any provision of its applicable Organizational Documents, (y) any provision of law applicable to it (except where such violation will not cause a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not cause a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Transaction Documents) upon its assets.

(b)               Consents. The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person which has not been obtained or made and is in full force and effect, other than any of the foregoing the failure to have made or obtained which will not cause a Material Adverse Effect.

(c)               Binding Obligations. This Base Indenture is, and each of the other Transaction Documents to which the Issuer is a party, when executed and delivered by the Issuer will be, the legally valid and binding obligation of the Issuer, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights.

Section 6.03.      Financial Statements. All Financial Statements which have been furnished by or on behalf of the Issuer to the Indenture Trustee pursuant to this Base Indenture present fairly in all material respects the financial condition of the Persons covered thereby.

Section 6.04.     Indebtedness and Contingent Obligations. As of the applicable Closing Date, the Issuer shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations and the Permitted Indebtedness.

Section 6.05.       IP Address Assets.

The Issuer is the owner of the IP Address Assets owned by it, free and clear of all Liens except for Permitted Encumbrances. The financing statements under the UCC will, upon filing, create perfected first priority security interests in and to, and perfected collateral assignments of, all personal property in connection therewith (including the Fees and the Customer IP Address Leases), to the extent that such liens and security interests may be perfected by filing a financing statement under the UCC, subject only to Permitted Encumbrances. The Permitted Encumbrances, in the aggregate, do not (w) materially interfere with the benefits of the security intended to be provided by the UCC financing statements and this Base Indenture, (x) materially and adversely affect the value of the IP Address Assets taken as a whole, (y) materially impair the use or operations of the IP Address Assets or (z) materially impair the Issuer’s ability to pay its obligations in a timely manner.

Section 6.06.       Customer IP Address Leases; Agreements.

(a)               Customer IP Address Leases; Agreements. The Issuer has delivered to the Indenture Trustee (i) true and complete copies (in all material respects) of all Material Customer IP Address Leases as in effect on the applicable Closing Date and (ii) a list of all Material Agreements affecting the operation and management of the IP Address Assets as in effect on the applicable Closing Date, and such Material Customer IP Address Leases and Material Agreements have not been modified or amended, except pursuant to amendments or modifications made available to the Indenture Trustee, it being acknowledged that as of the Initial Closing Date there are no Material Customer IP Address Leases or Material Agreements. Except for the rights of the Manager pursuant to the Management Agreement, no Person has any right or obligation to manage any of the IP Address Assets on behalf of the Issuer or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Indenture Trustee, no Person (other than the Manager pursuant to the Management Agreement) has any right or obligation to enter into Customer IP Address Leases, or solicit customers, for the IP Address Assets, or (except for cooperating outside brokers) to receive compensation in connection with such contracts.

(b)               Fee Roll; Disclosure. The Issuer has delivered to the Servicer a materially true and correct copy of the Fee Roll. Except as specified in the Fee Roll delivered pursuant to the preceding sentence, to the Issuer’s Knowledge, (i) the Customer IP Address Leases are in full force and effect; (ii) the Issuer has not given any notice of default to any Customer under any Customer IP Address Lease which remains uncured; (iii) other than pursuant to customary terms, no Customer has any set off, claim or defense to the enforcement of any Customer IP Address Lease; (iv) no Customer is materially in default in the performance of any other obligation under its Customer IP Address Lease; and (v) there are no fee concessions (whether in form of cash contributions, assumption of an existing Customer’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Fee Roll, except to the extent that the failure of the representations set forth in items (i) through (v) to be true with respect to Customer IP Address Leases is not reasonably likely to have a Material Adverse Effect.

(c)               Management Agreement. The Issuer has delivered to the Indenture Trustee a true and complete copy of the Management Agreement as in effect on the applicable Closing Date, and such Management Agreement has not been modified or amended, except pursuant to amendments or modifications delivered to the Indenture Trustee. The Management Agreement is in full force and effect and no default by any of the parties thereto exists thereunder.

Section 6.07.       Litigation; Adverse Facts. There are no judgments outstanding against the Issuer, or affecting any of the IP Address Assets or any property of the Issuer, nor to the Issuer’s Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against the Issuer, respectively, or any of the IP Address Assets that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.08.       Payment of Taxes. All material federal, state, provincial, territorial and local tax returns and reports of the Issuer required to be filed have been timely filed (or the Issuer has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon the Issuer and upon its respective properties, assets, income, profits, businesses and franchises which are due and payable have been timely paid except to the extent the same are being contested in accordance with Section 7.04(b) or except to the extent the effect of the failure to file such tax returns and reports or to pay such taxes, assessments, fees and other governmental charges would not reasonably be expected to result in a Material Adverse Effect.

Section 6.09.      Performance of Agreements. To the Issuer’s Knowledge, the Issuer is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of which could, in the aggregate, reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10.       Governmental Regulation. The Issuer is not subject to regulation under the Investment Company Act.

Section 6.11.      Employee Benefit Plans. The Issuer does not maintain or contribute to, or have any obligation (including any Contingent Obligation) under, any Employee Benefit Plans which could reasonably be expected to result in a Material Adverse Effect.

Section 6.12.      Solvency. The Issuer (a) has not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes (and the use of proceeds thereof), the fair saleable value of the Issuer’s assets taken as a whole exceed and will, immediately following the issuance of any Notes, exceed the Issuer’s total liabilities, including subordinated, unliquidated, disputed or Contingent Obligations. The fair saleable value of the Issuer’s assets taken as a whole is and will, immediately following the issuance of any Notes (and the use of proceeds thereof), be greater than the Issuer’s probable liabilities, including the maximum amount of their Contingent Obligations on their debts as such debts become absolute and matured. The Issuer’s assets taken as a whole do not and, immediately following the issuance of any Notes (and the use of proceeds thereof) will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Issuer does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Issuer and the amounts to be payable on or in respect of obligations of the Issuer).

Section 6.13.       Use of Proceeds and Margin Security. No portion of the proceeds from the issuance of the Notes shall be used by the Issuer or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 6.14.       [Reserved].

Section 6.15.      Investments; Ownership of the Issuer. The Issuer has no (i) direct or indirect Equity Interest in any other Person, or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person. Schedule 6.15 correctly sets forth the ownership interest of the Issuer as of the applicable Closing Date.

Section 6.16.     Environmental Compliance. Except to the extent the effect of the following representations not being true would not reasonably be expected to have a Material Adverse Effect: the IP Address Assets are in compliance with all applicable Environmental Laws; no notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; no action has been taken by the Issuer that would cause the IP Address Assets not to be in compliance with all applicable Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the IP Address Assets, except in quantities that do not violate applicable Environmental Laws.

ARTICLE VII

COVENANTS

The Issuer covenants and agrees that until payment in full of the Obligations, it shall perform and comply with all covenants in this Article VII.

Section 7.01.      Payment of Principal and Interest. Subject to Section 15.18 and Section 15.21, the Issuer shall duly and timely pay the principal and interest on the Notes of each Series in accordance with the terms of the Notes and this Base Indenture and the related Series Indenture Supplement. Amounts properly withheld under the Code by any Person from a payment to any Noteholder of interest or principal shall be considered as having been paid by the Issuer to such Noteholder for all purposes of this Base Indenture and the related Series Indenture Supplement.

Section 7.02.       Financial Statements and Other Reports.

(a)                Financial Statements.

(i)                 Annual and Quarterly Reporting on the Parent.

(A)             Within ninety (90) days after the end of the fiscal quarter ended June 30, 2024, the third fiscal quarter of 2024 and the first three fiscal quarters of 2025 and thereafter within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year, the Issuer shall furnish to the Indenture Trustee, the Servicer and KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) a copy of the unaudited quarterly consolidated financial statements of the Parent for such fiscal quarter, without notes, prepared in accordance with GAAP, together with a certification executed by an Executive Officer of the Issuer to the effect set forth in Section 7.02(a)(viii) and a Compliance Certificate.

(B)              Within one hundred eighty (180) days after the end of the fiscal year ending December 31, 2024, and thereafter within one hundred fifty (150) days after the end of each fiscal year, the Issuer shall furnish to the Indenture Trustee, the Servicer and KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) a copy of the audited annual consolidated financial statements of the Parent for such fiscal year, prepared in accordance with GAAP, accompanied by an unqualified report by an independent certified public accounting firm of national standing, together with a certification executed by an Executive Officer of the Issuer to the effect set forth in Section 7.02(a)(viii) and a Compliance Certificate.

(ii)               Annual Reporting on the Manager. Within one hundred eighty (180) days after the end of the fiscal year ending December 31, 2024, and thereafter within one hundred fifty (150) days after the end of each fiscal year, the Issuer shall furnish to the Indenture Trustee, the Servicer and KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) a copy of the unaudited annual consolidated financial statements of the Manager for such fiscal year, without notes, prepared in accordance with GAAP, together with a certification executed by an Executive Officer of the Issuer to the effect set forth in Section 7.02(a)(viii) and a Compliance Certificate.

(iii)              Annual Reporting on the Issuer.

(A)             Within one hundred fifty (150) days after the end of the fiscal year ending December 31, 2024, and thereafter within one hundred fifty (150) days after the end of each fiscal year, the Issuer shall furnish to the Indenture Trustee, the Servicer, KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) the audited annual consolidated financial statements of the Issuer for such fiscal year, without notes, prepared in accordance with GAAP, accompanied by an unqualified report by an independent certified public accounting firm of national standing, together with a certification executed by an Executive Officer of the Issuer to the effect set forth in Section 7.02(a)(viii) and a Compliance Certificate.

(iv)             Manager Report. No later than four Business Days prior to each Payment Date, the Issuer shall furnish, or cause the Manager to furnish, to the Indenture Trustee, the Servicer and KBRA at abssurveillance@kbra.com (so long as it is a Rating Agency for any Series of Notes) a Manager Report.

(v)               Fee Roll. Within 60 days after the end of each fiscal quarter, the Issuer shall provide a copy of the Fee Roll certified as a materially true and correct as of the end of such fiscal quarter.

(vi)              Additional Reporting. In addition to the foregoing, the Issuer shall promptly provide to the Indenture Trustee, the Servicer and the Rating Agencies such further documents and information concerning its operation of the IP Address Assets and the financial affairs of the Issuer as the Indenture Trustee, the Servicer and Rating Agencies shall from time to time reasonably request upon prior written notice to the Issuer.

(vii)              GAAP. The Issuer will maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP.

(viii)            Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the financial statements provided to the Indenture Trustee and the Servicer pursuant to Sections 7.02(a)(i), (ii) and (iii), the Issuer shall also furnish to the Indenture Trustee and the Servicer, a certification upon which the Indenture Trustee and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor, executed by an Executive Officer of the Issuer, stating that to such officer’s Knowledge after due inquiry such financial statements are complete and correct in all material respects. In addition, where this Base Indenture requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by an Executive Officer of the Issuer, upon which the Indenture Trustee and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor, stating that, to such Executive Officer’s Knowledge after due inquiry, there does not exist any Default or Event of Default, or if any of the foregoing exists, specifying the same in detail.

(ix)               Fiscal Year. The Issuer shall not change its fiscal year-end from December 31 of each calendar year.

(b)               Annual Operating Budget. On or before March 31 of each calendar year, commencing with 2025, the Issuer shall furnish to the Indenture Trustee and the Servicer the Operating Budget (presented on a monthly and annual basis) for such calendar year. Subject to the limitations set forth in the Management Agreement, the Issuer may make changes to the Operating Budget from time to time as it deems necessary. Notice of any material modifications to the Operating Budget shall be delivered to the Indenture Trustee and the Servicer on or prior to the last day of each calendar month. The Operating Budget will be delivered to the Indenture Trustee and the Servicer for the Indenture Trustee’s and Servicer’s information only and shall not be subject to the Indenture Trustee’s or Servicer’s approval; provided that the Issuer shall cause each such Operating Budget to be delivered in a form consistent with the initial Operating Budget delivered to the Servicer on or about the Initial Closing Date.

(c)               Material Notices.

(i)                 The Issuer shall promptly deliver, or cause to be delivered, to the Servicer, the Indenture Trustee and the Rating Agencies, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of the Issuer which default is reasonably likely to result in a Material Adverse Effect, and shall notify the Indenture Trustee and the Servicer within five (5) Business Days after it obtains Knowledge of any material event of default with respect to any such Permitted Indebtedness.

(ii)                The Issuer shall promptly deliver to the Indenture Trustee, the Servicer and the Rating Agencies copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any Material Agreement or any Material Customer IP Address Lease; provided that after and during the continuance of an Amortization Period or an Event of Default the Issuer shall promptly deliver to the Indenture Trustee and the Servicer copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any material contract or agreement.

(d)               Events of Default, etc. Promptly upon the Issuer obtaining Knowledge of any of the following events or conditions, the Issuer shall deliver to the Servicer and the Indenture Trustee (upon which each may conclusively rely with no obligation to verify or confirm and with no liability therefor) a certificate executed on its behalf by an Executive Officer specifying the nature and period of existence of such condition or event and what action the Issuer or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a Default or an Event of Default; (ii) the occurrence of any event that is reasonably likely to have a Material Adverse Effect; or (iii) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement or any Material Customer IP Address Lease.

(e)               Litigation. Promptly upon the Issuer obtaining Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against the Issuer or any of the IP Address Assets not previously disclosed in writing to the Indenture Trustee and the Servicer which would be reasonably likely to have a Material Adverse Effect and which is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Issuer or any of the IP Address Assets not covered by insurance which, in each case, could reasonably be expected to have a Material Adverse Effect, the Issuer shall give notice thereof to the Indenture Trustee and the Servicer and, upon request from the Servicer, shall provide such other information as may be reasonably available to them to enable the Servicer and its counsel to evaluate such matter.

(f)                [Reserved].

(g)               Other Information. With reasonable promptness, the Issuer shall deliver such other information and data with respect to the Issuer or the IP Address Assets as from time to time may be reasonably requested by the Indenture Trustee or the Servicer.

Section 7.03.            Existence; Qualification. The Issuer shall at all times preserve and keep in full force and effect its existence as a corporation, partnership, limited liability company or trust, as applicable, and all rights, franchises, licenses and permits material to its business, including its qualification to do business in each state where it is required by law to so qualify, except to the extent that the failure to be so qualified would not have a Material Adverse Effect.

Section 7.04.             Payment of Claims.

(a)               Except for those matters being contested pursuant to clause (b) below, the Issuer shall pay (i) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (ii) all federal, state, provincial, territorial and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Issuer on their businesses, income, profits, franchises or assets (except to the extent the effect of which is not reasonably expected to result in a Material Adverse Effect), in each instance before any material penalty or fine is incurred with respect thereto.

(b)               The Issuer shall not be required to pay, discharge or remove any Claim relating to a IP Address Asset that it is otherwise obligated to pay, discharge or remove such Claim so long as the Issuer contest in good faith such Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable IP Address Asset or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Claim would otherwise have become delinquent, the Issuer shall have caused the Issuer to have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body if necessary) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash, equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) at least 125% of the total of (x) the balance of such Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss or material impairment of any interest in the applicable IP Address Asset or any part thereof arises, in the Servicer’s reasonable judgment in consultation with the Manager (at any time the Notes are not Specially Serviced Notes), during the pendency of such contest; (iv) such contest does not, in the reasonable determination of the Manager or (at any time the Notes are Specially Serviced Notes) the Servicer, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Issuer shall promptly pay the amount of such Claim as finally determined, together with all interest and penalties payable in connection therewith (it being understood that the Issuer shall have the right to direct the Indenture Trustee to use the amount deposited with the Indenture Trustee under Section 7.04(b)(ii) for the payment thereof). The Indenture Trustee (at the direction of the Servicer in consultation with the Manager (at any time the Notes are not Specially Serviced Notes)) shall have full power and authority to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Claim to prevent the sale or forfeiture of the applicable IP Address Asset for non-payment thereof, if the Servicer (in consultation with the Manager (if applicable)) reasonably believes that such sale or forfeiture is threatened.

In connection with any determination made by the Servicer pursuant to this Section 7.04, the Servicer shall be entitled to request and conclusively rely on any determination made by the Manager or a certificate or opinion from an independent certified public accountant or other expert and the Servicer shall have no liability for making any such determination solely on the basis of any such determinations made by the Manager or such certificates or opinions requested and received by it and failing to make such determination in the absence of its receipt of such determination of the Manager and such certificates or opinions.

Section 7.05.             [Reserved].

Section 7.06.             [Reserved].

Section 7.07.            Inspection; Investigation. The Issuer shall permit any authorized representatives designated by the Indenture Trustee or the Servicer to visit and inspect during normal business hours its IP Address Assets and its business, including its financial and accounting records, and to make copies and take extracts therefrom, to cause such records to be audited by independent public accountants and to discuss its affairs, finances and business with its officers and independent public accountants (with such party’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested; provided that same is conducted in such a manner as to not unreasonably interfere with the Issuer’s business. The Issuer shall permit any authorized representatives designated by the Indenture Trustee and the Servicer to conduct site investigations of the IP Address Assets as may be reasonably requested with respect to environmental matters; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted without the prior written consent of the Issuer, such consent not to be unreasonably withheld. Unless an Event of Default has occurred and is continuing or the Notes are Specially Serviced Notes, the Indenture Trustee and the Servicer shall provide advance written notice of at least three (3) Business Days prior to visiting or inspecting the Issuer’s office.

Section 7.08.           Compliance with Laws and Obligations. The Issuer shall (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by the Issuer, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation except to the extent the failure to so observe, comply or fulfill such could not reasonably be expected to have a Material Adverse Effect.

Section 7.09.            Further Assurances. The Issuer shall, from time to time, execute or deliver such documents, instruments, agreements, financing statements, and perform such acts as might be necessary or the Indenture Trustee or the Servicer at any time may reasonably request to evidence, preserve or protect the Assets and Collateral at any time securing or intended to secure the Obligations or to better and more effectively carry out the purposes of this Base Indenture and the other Transaction Documents. The Issuer shall file or cause to be filed all documents (including all financing statements) required to be filed by the terms of this Base Indenture and any applicable Series Indenture Supplement in accordance with and within the time periods provided for in this Base Indenture and in each applicable Series Indenture Supplement. In furtherance of the foregoing, the Issuer shall use commercially reasonable efforts to ensure that UCC-3 termination statements are filed as soon as practicable following the Initial Closing Date with respect to all UCC-1 financing statements filed with respect to Indebtedness previously secured by any portion of the Collateral that was paid off on the Initial Closing Date.

Section 7.10.             Performance of Agreements. The Issuer shall duly and timely perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements and Customer IP Address Leases and (iii) all other agreements entered into or assumed by such Person in connection with the IP Address Assets, and will not suffer or permit any material default or any event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or (iii) of this Section 7.10 would not reasonably be expected to have a Material Adverse Effect. The Issuer shall not consent to any amendment, waiver or termination of, or with respect to, any Transaction Document (or any agreement which requires consent of the Issuer to amend under the terms of any Transaction Document) without consent of the Indenture Trustee if so required by Section 13.01.

Section 7.11.            Advance Fees; New Customer IP Address Leases. Any Fees which constitute Advance Fee Reserve Deposits shall be deposited into the applicable Advance Fee Reserve Account to be applied in accordance with Section 4.01 and the Cash Management Agreement. The Issuer, at the request of the Indenture Trustee, acting at the written direction of the Servicer, shall furnish the Indenture Trustee or Servicer, as applicable, with executed copies of all Material Customer IP Address Leases entered into after the Initial Closing Date.

Section 7.12.            Management Agreement.

(a)               The Issuer shall (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of the Issuer to be performed and observed, (ii) promptly notify the Indenture Trustee and the Servicer of any notice to the Issuer of any material default under the Management Agreement of which it has Knowledge, and (iii) prior to termination of the Manager in accordance with the terms of the Management Agreement, renew the Management Agreement prior to each expiration date thereunder in accordance with its terms. If the Issuer shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Issuer to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Base Indenture or the other Transaction Documents, and without waiving or releasing the Issuer from any of its obligations hereunder or under the Management Agreement, the Issuer grants the Indenture Trustee or the Servicer on its behalf the right, upon prior written notice to the Issuer, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of the Issuer to be performed or observed; provided, that neither the Indenture Trustee nor the Servicer will be under any obligation to pay such sums or perform such acts.

(b)               The Issuer shall not surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other Management Agreement with any new Manager (other than an Acceptable Manager), or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without delivery of a Rating Agency Confirmation and written consent of the Servicer. If at any time the Servicer consents to the appointment of a new Manager, or if an Acceptable Manager shall become a Manager, such new Manager, or the Acceptable Manager, as the case may be, then the Issuer shall, as a condition of the Servicer’s consent, or with respect to an Acceptable Manager, prior to commencement of its duties as Manager, execute a subordination of management agreement in substantially the form delivered on the Initial Closing Date.

(c)               The Servicer shall have the right to require that the Manager be replaced in the manner set forth in Section 19(b) of the Management Agreement following the occurrence and continuation of a Manager Termination Event pursuant to Section 19(b) of the Management Agreement.

(d)               The Indenture Trustee, the Verification Agent and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize other agents or attorneys), at the cost of the Manager or the Issuer, as an Additional Issuer Expense, in performing certain of its obligations under this Base Indenture and the other Transaction Documents, including IP Address Asset management, operation, and maintenance; Contributed IP Address dispositions and releases; and confirmation of compliance by the Issuer with the provisions hereunder and under the other Transaction Documents and none of the Indenture Trustee, the Verification Agent or the Servicer shall have any liability with respect thereto.

Section 7.13.             Maintenance of Office or Agency by Issuer.

(a)               The Issuer shall maintain an office, agency or address where Notes (or evidence of ownership of Uncertificated Notes) may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuer in respect of the Notes, this Base Indenture and any Indenture Supplement may be served. The Issuer will give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided, however, that if the Issuer does not furnish the Indenture Trustee with an address in the City of New York where Notes may be presented or surrendered for payment, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Issuer hereby appoints the Indenture Trustee to receive all such presentations, surrenders, notices, and demands on behalf of the Issuer. The Issuer hereby appoints the Corporate Trust Office as its agency for such purposes.

(b)              The Issuer may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 7.14.             Deposits; Application of Deposits. On and after the Initial Closing Date, the Customers will be directed by or on behalf of the Issuer to pay all Fees and other amounts due to the Issuer pursuant to the Customer IP Address Leases (other than Excluded Amounts) directly to the applicable Issuer Deposit Account, and the Issuer agrees to deposit all other Receipts due to the Issuer in respect of the IP Address Assets that have not been identified as Excluded Amounts that are paid by a Customer into an account other than an Issuer Deposit Account or that are otherwise received but not deposited directly into an Issuer Deposit Account, in all cases within two Business Days following identification by the Issuer, to the Issuer Deposit Accounts pursuant to Section 3.02(a). All such deposits to the Issuer Deposit Accounts and amounts subsequently withdrawn from the Issuer Deposit Accounts for deposit to the Collection Account will be allocated and applied pursuant to the terms of the Cash Management Agreement and this Base Indenture.

Section 7.15.             Estoppel Certificates.

(a)               Within ten Business Days following a written request by the Indenture Trustee or the Servicer, the Issuer shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor) confirming (i) the amount of the Outstanding Note Principal Balance of the Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Base Indenture, the Notes and the other Transaction Documents are legal, valid and binding obligations of the Issuer and have not been modified or amended except in accordance with the provisions thereof.

(b)              Within ten Business Days following a written request by the Issuer, the Indenture Trustee shall provide to the Issuer a duly acknowledged written statement setting forth the amount of the Outstanding Note Principal Balance of the Notes, the date to which interest has been paid, and whether the Indenture Trustee has provided the Issuer, on behalf of itself and the Issuer, with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section 7.15 shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

Section 7.16.      Indebtedness. The Issuer shall not create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a)               The Obligations; and

(b)               (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, (ii) Indebtedness incurred in the financing of equipment or other personal property used at any IP Address Asset in the ordinary course of business and (iii) reimbursement obligations to the Manager; provided, however, (A) none of such trade payables or other Indebtedness is secured by a lien on the Collateral or Assets of the Issuer, (B) each such trade payable is payable not later than ninety (90) days after the original invoice date and are not overdue by more than thirty (30) days and (C) the aggregate amount of all Indebtedness referred to in clauses (i), (ii) and (iii) of this Section 7.16(b) for all the Issuer (which, for the avoidance of doubt, excludes Operating Expenses) does not, at any time, exceed an amount equal to 3% of the aggregate initial Class Principal Balance of all Classes of then-Outstanding Notes in the aggregate.

In no event shall any Indebtedness (including any Permitted Indebtedness) other than the Obligations be secured, in whole or in part, by the Collateral or other Assets or any portion thereof or interest therein or any proceeds of any of the foregoing (other than Permitted Encumbrances).

Section 7.17.            No Liens. None of the Issuer shall create, incur, assume or permit to exist any Lien on or with respect to the IP Address Assets or any other Collateral except Permitted Encumbrances.

Section 7.18.             Contingent Obligations. Other than Permitted Indebtedness, the Issuer shall not create or become or be liable with respect to any material Contingent Obligation.

Section 7.19.             Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Base Indenture, the Issuer shall not (i) amend, modify or waive any term or provision of their respective articles of incorporation, by-laws, articles of organization, limited liability company agreements or other organizational documents so as to violate or permit the violation of the provisions of Article VIII, unless required by law; or (ii) liquidate, wind-up or dissolve the Issuer.

Section 7.20.             [Reserved].

Section 7.21.             ERISA.

(a)               No ERISA Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b)               Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with applicable laws, establish or amend any Employee Benefit Plan, which establishment or amendment could result in liability to the Issuer or increase the benefits obligation of the Issuer (including on behalf of any ERISA Affiliate thereof); provided that if the Issuer is in default of this covenant under subsection (i), the Issuer shall be deemed not to be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any Plan and (y) the purchase or holding of such portion of the Notes by such Plan or the operation of the Issuer constitutes or results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Other Plan Laws.

Section 7.22.              Money for Payments to be Held in Trust.

(a)               The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Issuer and shall have an office or agency in Wilmington, Delaware, where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Issuer hereby appoints the Indenture Trustee as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

(b)               On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts in the Collection Account to be made on behalf of the Issuer by the Paying Agent, and no such amounts shall be paid over to the Issuer. All such payments shall be made based on the information set forth in the Manager Report.

(c)               Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two years after such amount has become due and payable shall be discharged from such trust and be paid to or at the direction of the Issuer on an Issuer Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The Indenture Trustee shall also adopt and employ, at the expense and direction of the Issuer, any other reasonable means of notification of such repayment (including mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

Section 7.23.             [Reserved].

Section 7.24.            Rule 144A Information. For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer agrees to provide to any Noteholder or Note Owner, and to any prospective purchaser of Notes designated by such Noteholder or Note Owner upon the request of such Noteholder or Note Owner or prospective purchaser, any information required to be provided to such holder, owner or prospective purchaser to satisfy the conditions set forth in Rule 144A(d)(4) under the Securities Act.

Section 7.25.            Notice of Events of Default. The Issuer shall give the Indenture Trustee, the Servicer and the Rating Agencies prompt written notice of each Default of which it obtains Knowledge and each Event of Default and shall give the Indenture Trustee and the Servicer notice of each default on the part of any party to the other Transaction Documents with respect to any of the provisions thereof of which the Issuer obtains Knowledge.

Section 7.26.            Maintenance of Books and Records. The Issuer shall maintain and implement administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and the Issuer shall keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable law.

Section 7.27.            Continuation of Ratings. To the extent permitted by applicable laws, rules or regulations, the Issuer shall (i) provide the Rating Agencies with information, to the extent reasonably obtainable by the Issuer, and take all reasonable action necessary to enable the Rating Agencies to monitor the credit ratings of the Notes and (ii) pay such ongoing fees of the Rating Agencies as they may reasonably request to monitor their respective ratings of the Notes.

Section 7.28.           The Indenture Trustee’s and Servicer’s Expenses. The Issuer shall pay, on demand by the Indenture Trustee or the Servicer, all reasonable out-of-pocket expenses, charges, costs and fees (including reasonable and documented attorneys’ fees and expenses) and indemnities in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Notes and the Transaction Documents, and in the preservation and protection of the Indenture Trustee’s rights hereunder and thereunder. Without limitation the Issuer shall pay all costs and expenses, including reasonable and documented attorneys’ fees, incurred by the Indenture Trustee and the Servicer in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same) involving the Issuer, the Manager (provided that the Manager is an affiliate of the Issuer) or the Guarantor. In addition, the Issuer shall pay all expenses, charges, costs, fees and liabilities incurred in connection with enforcing any right to payment, reimbursement and/or indemnity hereunder.

Section 7.29.             Disposition of IP Address Assets.

(a)               The Issuer shall not dispose or otherwise transfer Contributed IP Addresses, except for dispositions as expressly permitted in this Section 7.29, Section 7.33 or Section 7.34.

(b)               Subject to clause (d) of this Section 7.29, the Issuer may dispose of Contributed IP Addresses at any time to one or more Persons (including affiliates of the Issuer); provided that the Disposition Conditions are satisfied as certificated to the Indenture Trustee and the Servicer by the Issuer and that the pro forma Senior DSCR after giving effect to such disposition and any concurrent repayment of the Notes is greater than or equal to the Senior DSCR immediately prior to such disposition. In connection with each disposition of a Contributed IP Address (other than in connection with the prepayment of a Series of Notes in full pursuant to Section 7.33), the Issuer shall prepay the Notes in an amount equal to the applicable Release Price for the applicable Contributed IP Addresses.

(c)               Notwithstanding the foregoing, the Issuer may dispose of IP Address Assets, to the extent the Allocated Note Amount of the related Contributed IP Addresses is less than $5,000,000 in the aggregate (including all such disposition following the Initial Closing Date) (which amount may be increased with Rating Agency Confirmation in connection with the issuance of Additional Notes) in accordance with prudent business practices; provided that the Issuer has provided written certification to the Indenture Trustee and the Servicer that the Issuer has reasonably determined that it is necessary to terminate or otherwise dispose of such Contributed IP Addresses in accordance with prudent business practices and the terms hereof in order to maximize the aggregate revenue of all IP Address Assets as a whole; provided, further, that during a Special Servicing Period, the Servicer consents thereto provided, further, that none of the Indenture Trustee or the Servicer shall have any obligation to verify or confirm the contents of such certification and shall have no liability therefor.

(d)               In connection with any disposition permitted by this Section 7.29, the Manager shall deliver an Officer’s Certificate to the Servicer and the Indenture Trustee to the effect that any applicable conditions to such disposition have been (or will concurrently therewith be) satisfied and directing the Indenture Trustee to release any security interests associated with the disposed Contributed IP Addresses, upon which the Indenture Trustee and the Servicer shall be permitted to fully rely, and the Indenture Trustee shall thereupon take such actions as directed to release any security interests on the Collateral associated with the disposed Contributed IP Addresses as the Issuer may reasonably request in writing with no obligation to verify or confirm the contents of such Officer’s Certificate or directions and with no liability therefor.

(e)               The rights set forth in this Section 7.29 shall be in addition to the rights related to the disposition of Contributed IP Addresses set forth in Section 7.33. The Issuer will be permitted to make dispositions of real property interests owned by the Issuer that are not Contributed IP Addresses without regard to the provisions applicable to dispositions set forth in this Section 7.29 or Section 7.33.

Section 7.30.             [Reserved].

Section 7.31.             Limitation on Certain Issuances and Transfers. The Issuer shall not issue any Series of Tax Restricted Notes, permit the issuance or transfer of any Equity Interests of the Issuer or permit the issuance or transfer of any other interest in the Issuer that may be treated as equity of the Issuer if after giving effect thereto the sum of (a) the aggregate maximum number of beneficial owners for all Series and Classes of Tax Restricted Notes (including the Tax Restricted Notes to be issued), (b) the number of beneficial owners of Equity Interests of the Issuer and (c) the number of beneficial owners of any other interests in the Issuer that are or may be treated as equity of the Issuer (all as determined for purposes of Treasury regulation 1.7704-1(h)), would exceed 90.

Section 7.32.             Tax Status. The Issuer agrees that, as of the Initial Closing Date, it shall maintain its status as an entity not treated for U.S. federal income tax purposes as a corporation or other entity taxable as a corporation.

Section 7.33.             Disposition of Contributed IP Addresses in Connection with the Prepayment of a Series of Notes.

Notwithstanding anything to the contrary in Section 7.29, in connection with a payment in full of the Outstanding Note Principal Balance of a Series of Notes, the Issuer may dispose of Contributed IP Addresses to one or more Persons (including Affiliates of the Issuer); provided that if there are any Continuing Notes following such payment of a Series of Notes in full, the following conditions must be satisfied, as certified to the Indenture Trustee and the Servicer by the Issuer: (a) no Event of Default has occurred and is continuing and no Amortization Period has commenced, (b) during a Special Servicing Period, the Servicer consents thereto, (c) written notice is provided by the Issuer (or the Manager on its behalf) to each Rating Agency with respect to such disposition and if the aggregate Allocated Note Amount of all IP Address Assets released since the Initial Closing Date, after taking into account the proposed release, is greater than 10% of the aggregate initial Class Principal Balances of all Classes of then-Outstanding Notes, a Rating Agency Confirmation is obtained (provided that after each such Rating Agency Confirmation is obtained, the Issuer may dispose of IP Address Assets having aggregate Allocated Note Amounts in amount equal to an additional 10% of the aggregate initial Class Principal Balances of all Classes of then-Outstanding Notes prior to obtaining an additional Rating Agency Confirmation) and (d) the pro forma Leverage Ratio after giving effect to such disposition and any concurrent repayment of the Notes is less than or equal to ~~the greater of (x) 7.1x and (y) the Leverage Ratio as of the date of the most recent issuance of Additional Notes (after giving effect to the issuance of such Additional Notes)~~7.25x, (the conditions set forth in clauses (a) through (d) collectively, the “Disposition Conditions”); provided, further, that the Servicer, the Indenture Trustee, the Verification Agent and the Manager have been paid all unpaid Additional Issuer Expenses and all other unpaid fees, indemnification amounts and expenses to the extent then due and payable to the Servicer, the Manager, the Verification Agent and the Indenture Trustee, as applicable, under the Transaction Documents (in each case only to the extent sufficient funds for payment in full of such amounts have not been deposited in the Collection Account for distribution on the applicable Payment Date); provided, further, that the conditions to the disposition of IP Address Assets set forth above may be amended without the consent of any Noteholder but with Rating Agency Confirmation, including in connection with the issuance of an additional Series of Notes. The Indenture Trustee and the Servicer shall be entitled to fully rely on such certification with no obligation to verify or confirm the contents thereof and with no liability therefor. The Verification Agent will be responsible for verifying the Allocated Note Amounts in connection with dispositions of IP Address Assets.

Section 7.34.       Substitution of IP Address Assets.

The Issuer may at any time on or prior to the earliest Anticipated Repayment Date for any Series of Notes then outstanding substitute new IPv4 addresses (including Non-Contributed IP Addresses) to be owned by the Issuer for the Contributed IP Addresses then owned by the Issuer; provided that, as certified to the Servicer and the Indenture Trustee by the Manager, (i) (A) the Allocated Note Amounts of the replacement IPv4 addresses substituted since the most recent Closing Date (other than those replaced to cure a default) do not in the aggregate exceed 5% of the aggregate Class Principal Balance of all Classes of Notes or (B) Rating Agency Confirmation is obtained with respect to such substitution; (ii) the replacement IPv4 addresses are subject to one or more Customer IP Address Leases, (iii) after giving effect to such substitution, the Leverage Ratio is not greater than ~~6.1x~~7.25x; (iv) after giving effect to such substitution, the pro forma Senior DSCR is no less than the Senior DSCR immediately prior to such substitution; and (v) any related Customer IP Address Leases are subject to a Permitted Governing Law and denominated in a Permitted Currency. The Indenture Trustee and the Servicer shall be entitled to fully rely on such certification with no obligation to verify or confirm the contents thereof and with no liability therefor. In connection with any such substitution, the Indenture Trustee and the Servicer will receive opinions of counsel (consistent with the opinions of counsel delivered on the Initial Closing Date) as they may reasonably request.

Section 7.35.             Sub-Servicers.

The Issuer shall assist and cooperate with the Servicer to obtain Rating Agency Confirmation in respect of any Sub-Servicing Agreement (as defined in the Servicing Agreement).

ARTICLE VIII

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,
WARRANTIES AND COVENANTS

Section 8.01.      Applicable to the Issuer. The Issuer hereby represents, warrants and covenants that since the formation of the Issuer has (or has not, as applicable), and as of the Initial Closing Date and until such time as all Obligations are paid in full, the Issuer:

(a)               except for properties, or interests therein, which the Issuer has sold and for which the Issuer has no continuing obligations or liabilities, will not own any assets other than (i) the Contributed IP Addresses, the Customer IP Address Leases, other property interests and Related Property (the “Underlying Interests”) and (ii) with respect to Issuer, direct or indirect ownership interests in the Issuer and Related Property (the “Issuer Interests”);

(b)               will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Underlying Interests or the Issuer Interests, as applicable;

(c)               will not enter into any contract, transaction or agreement with any Related Party except in the ordinary course of business and upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than a Related Party (it being understood that the Management Agreement and the other Transaction Documents comply with this covenant);

(d)               has not incurred any Indebtedness that remains Outstanding as of the Initial Closing Date and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(e)               has not made any loans or advances to any Person that remain Outstanding as of the Initial Closing Date and will not make any loan or advance to any Person (including any of its Affiliates) other than as expressly permitted by the Transaction Documents, and has not acquired and will not acquire obligations or securities of any Related Party;

(f)                is and intends to remain solvent and to pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due, and intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require any member of the Issuer to make additional capital contributions or provide other financial support to the Issuer;

(g)               will do all things necessary to preserve its existence and will not, nor will any Related Party, amend, modify or otherwise change its articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents in any manner with respect to the matters set forth in this Article VIII except as otherwise permitted under such organizational documents;

(h)               shall continuously maintain its qualifications to do business in all jurisdictions necessary to carry on its business, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(i)                will conduct and operate its business as presently contemplated with respect to the ownership of the Contributed IP Addresses, Customer IP Address Leases, or the Issuer Interests, as applicable;

(j)                 will maintain books and records and bank accounts separate from those of its Related Parties and any other Person (other than the Issuer) and will maintain consolidated financial statements of the Issuer and its subsidiaries that are separate from their Affiliates (it being understood that the Issuer’s assets may also be included in consolidated financial statements of their Affiliates; provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Issuer from such Affiliates and to indicate that the Issuer’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall also be included in the Issuer’s own separate consolidated financial statements to be delivered pursuant to Section 7.02(a)(iv));

(k)               will hold itself out to the public as a legal entity separate and distinct from any other Person (including any of its Related Parties), and not as a department or division of any Person and will correct any known misunderstandings regarding its existence as a separate legal entity;

(l)                has not required and will not require any employees to conduct its business operations; provided, however, that any expenses related to the conduct of its business operations have been paid and will be paid solely from its own funds;

(m)               will allocate, fairly and reasonably any shared expenses with Related Parties (including, without limitation, shared office space);

(n)               will use separate stationery, invoices and checks bearing its own name (including any trade name) and separate from those of any Related Party;

(o)               will file its own tax returns separate from those of any other Person, except to the extent that the Issuer is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid by it under applicable law solely from its own funds;

(p)               intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require its respective Member to make additional capital contributions to the Issuer;

(q)               will not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part;

(r)               except as otherwise permitted in the Transaction Documents, will not enter into any transaction of merger, consolidation, amalgamation, sell all or substantially all of its assets or acquire by purchase or otherwise all or substantially all of the business or assets (unless in the case of an asset acquisition, all such assets consist of Contributed IP Addresses, Customer IP Address Leases and Related Property) of or any stock or beneficial ownership of, any Person;

(s)                will not commingle or permit to be commingled, its funds or other assets with those of any other Person;

(t)                will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Related Party;

(u)               will not hold itself out to have guaranteed or otherwise be responsible for the debts or obligations of any other Person (other than any obligations that are no longer outstanding on the later of the Initial Closing Date);

(v)               has not guaranteed or otherwise become liable in connection with any obligation of any other Person that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person that remains outstanding;

(w)              will not pledge its assets to secure obligations of any other Person;

(x)               except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold title to its assets other than in its name (including any trade name);

(y)               shall hold all of its assets solely in its own name (including any trade name);

(z)               shall comply in all material respects with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the non-consolidation opinion delivered pursuant hereto on the Initial Closing Date;

(aa)             will continue to conduct its business solely in its own name (including any trade name);

(bb)             will continue to observe all limited liability company or other applicable corporate formalities; and

(cc)             since the Initial Closing Date, has not formed, acquired or held any subsidiary and will not form, acquire or hold any subsidiary.

Section 8.02.             Additional Representations, Warranties and Covenants of the Issuer. In addition to its obligations under Section 8.01, the Issuer hereby represents, warrants and covenants as of the Initial Closing Date and until such time as all Obligations are paid in full:

(a)               The Issuer shall not without the prior unanimous written consent of the board of directors of the Issuer, including the independent directors of such board, institute proceedings for any of themselves to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against themselves; file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for themselves or a substantial part of their property; make or consent to any assignment for the benefit of creditors; or admit in writing their inability to pay their debts generally as they become due; and

(b)               The Issuer has and at all times shall maintain at least two (2) independent directors on its board of directors, who shall be selected by the Member of the Issuer.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01.      Satisfaction and Discharge of Base Indenture. This Base Indenture shall cease to be of further effect with respect to any Notes of a particular Series except as to (i) rights of registration of transfer and exchange (or de-registration and/or registration of Uncertificated Notes), (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of a particular Series, (iii) rights of Noteholders of a particular Series to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.02 and the obligations of the Indenture Trustee under Section 9.02), and (v) the rights of Noteholders of a particular Series as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments, to be prepared by the Issuer or its counsel, acknowledging satisfaction and discharge of this Base Indenture with respect to the Notes of a particular Series, when:

(A)             either of

(1)               all Notes of such Series theretofore authenticated and delivered (or with respect to Uncertificated Notes, registered) (other than (i) Notes of a particular Series that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04 and (ii) Notes of a particular Series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.22) have been delivered to the Indenture Trustee for cancellation; or

(2)               all Notes of such Series not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee cash or direct obligations of or obligations guaranteed by the United States of America (which will mature prior to the date such amounts are payable), in trust for such purpose, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Indenture Trustee for cancellation, for principal and interest to the date of such deposit;

(B)              the Issuer has paid or caused to be paid all Obligations and other sums due and payable hereunder by the Issuer in respect of such Series and all commitments to extend credit under all Variable Funding Note Purchase Agreements have been terminated by the Issuer in respect of such Series; and

(C)              the Issuer has delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and (if required by the Indenture Trustee) an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 15.01 and, subject to Section 15.02, each stating that all conditions precedent provided for in this Base Indenture relating to the satisfaction and discharge of this Base Indenture with respect to such Series have been complied with.

Section 9.02.      Application of Trust Money. With respect to such Series, all monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series and this Base Indenture, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the Note Principal Balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Base Indenture or required by law.

Section 9.03.      Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Base Indenture, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Base Indenture with respect to such Notes shall, upon demand of the Issuer, be paid to the Indenture Trustee to be held and applied according to Section 7.22 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01.    Events of Default. Subject to the standard of care set forth in Section 11.01(a), which standard may require the Indenture Trustee to act, any rights or remedies granted to the Indenture Trustee under this Article X or elsewhere in this Base Indenture and the other Transaction Documents, upon the occurrence of an Event of Default, are hereby expressly delegated to and assumed by the Servicer, who shall act on behalf of the Indenture Trustee with respect to all enforcement matters relating to any such Event of Default, including the right to institute and prosecute any Proceeding on behalf of the Indenture Trustee and the Noteholders and other Secured Parties and direct the application of monies held by the Indenture Trustee (to the extent the Indenture Trustee has the discretion hereunder to apply such monies as it deems necessary or appropriate); provided, however, that such delegation of authority shall not apply to any matters relating to the Controlling Class Representative set forth in Section 10.05; provided, further, that the Servicer shall have the benefit of the Indenture Trustee’s exculpation rights and protections under this Base Indenture (including Article X) in connection with such performance (in addition to such exculpation rights and protections afforded to it under the Servicing Agreement). “Event of Default”, wherever used in this Base Indenture or in any Indenture Supplement shall mean the occurrence or existence of any one or more of the following:

(a)               Principal and Interest. Failure of the Issuer to make any payment of interest or principal due on the Notes on any Payment Date (it being understood that the failure of the Issuer (1) to pay Accrued Note Interest on the Class C Notes (if any), on any Payment Date on which an Amortization Period or an ARD Period is in effect for which funds are not available in accordance with Section 5.01, (2) to pay Post-ARD Additional Interest on any Payment Date for which funds are not available in accordance with Section 5.01, (3) to pay Prepayment Consideration on any Payment Date for which funds are not available in accordance with Section 5.01, (4) to pay Monthly Amortization Amounts or Additional Principal Payment Amounts on any Payment Date for which funds are not available in accordance with Section 5.01 or (5) to pay any optional payments of principal on the outstanding principal amount on the Class A-1 Notes in accordance with the terms of any Variable Funding Note Purchase Agreement shall not constitute an Event of Default unless, in the case of clause (1), such amounts remain unpaid as of the applicable Rated Final Payment Date);

(b)               Other Defaults Under Base Indenture. Any default in the observance or performance of any covenant or agreement of the Issuer contained in this Base Indenture (other than as provided in Section 10.01(a)), or any breach of any representation or warranty contained in this Base Indenture, which default or breach is reasonably likely to cause a Material Adverse Effect and which continues unremedied for a period of thirty (30) days after (x) receipt by the Issuer of written notice from the Indenture Trustee or the Servicer (to the extent a Responsible Officer of the Indenture Trustee or the Servicer, as applicable, has received written notice thereof) (with a copy to the Servicer or the Indenture Trustee, as applicable) or (y) the Manager obtains Knowledge of any such default or breach; provided, however, that if (i) the default or breach is reasonably susceptible of cure but not within such period of thirty (30) days, (ii) the Issuer has commenced the cure within such thirty (30)-day period and has pursued such cure diligently, and (iii) the Issuer delivers to the Indenture Trustee and the Servicer evidence reasonably satisfactory to the Servicer of the foregoing, then such period shall be extended for so long as is reasonably necessary for the Issuer in the exercise of due diligence to cure such default or breach, but in no event beyond ninety (90) days after the original notice of default or breach; provided that the defaulting or breaching party diligently and continuously pursues such cure;

(c)               Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to the Issuer or the Guarantor in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within 90 days; (ii) the occurrence and continuance of any of the following events for 90 days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which the Issuer or the Guarantor is a debtor or any portion of the IP Address Assets is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over the Issuer or the Guarantor, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of the Guarantor or any of its direct or indirect subsidiaries, as applicable, for all or a substantial part of the property of such Person;

(d)               Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, for all or a substantial part of the property of the Guarantor or any of its direct or indirect subsidiaries; (ii) the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 10.01(d);

(e)               Bankruptcy Involving Equity Interests or IP Address Assets. Other than as described in either of Sections 10.01(c) or 10.01(d), all or any portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within 90 days following its occurrence);

(f)                Other Monetary Default. Any monetary default by the Issuer or the Guarantor under any Transaction Document, other than this Base Indenture, which monetary default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, such default continues unremedied for a period of five (5) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer by the Indenture Trustee (to the extent a Responsible Officer of the Indenture Trustee has received written notice or has Knowledge thereof), the Servicer (with a copy to the Indenture Trustee) or the Noteholders;

(g)               Non-Monetary Defaults Under Transaction Documents. Any default in the observance and performance of or compliance with any non-monetary covenant or agreement on the part of the Issuer or the Guarantor contained in any Transaction Document other than this Base Indenture, or any breach of any representation or warranty, or breach of any certification or other statement by the Issuer or the Guarantor, contained in any Transaction Document, certification or other statement, other than this Base Indenture, which default or breach is reasonably likely to cause a Material Adverse Effect and shall continue unremedied for a period of thirty (30) days after the date on which written notice of such default or breach, requiring the same to be remedied, shall have been given to the Issuer by the Indenture Trustee (to the extent a Responsible Officer of the Indenture Trustee has received written notice or has Knowledge thereof), the Servicer or the Noteholders; provided that if (i) the default or breach is reasonably susceptible of cure, but not within such period of thirty (30) days, (ii) the Issuer or the Guarantor, as applicable, has commenced the cure within such thirty (30)-day period and has pursued such cure diligently, and (iii) the Issuer or the Guarantor, as applicable, delivers to the Indenture Trustee and the Servicer promptly evidence reasonably satisfactory to the Servicer of the foregoing, then such period shall be extended for so long as is reasonably necessary for the Issuer or the Guarantor, as applicable, in the exercise of due diligence to cure such default or breach, but in no event beyond ninety (90) days after the original notice of default or breach; provided that the Issuer or Guarantor, as applicable, continues to diligently and continuously pursue such cure

(h)               Transfer Restrictions. The Guarantor ceases to own, directly or indirectly, 100% of the limited liability company or other ownership interests in the Issuer (other than any ownership interests held solely and expressly for risk retention purposes).

(i)                 Financial Reporting. The failure to comply with financial reporting requirements which continues unremedied for a period of thirty (30) days after the date on which written notice of such default or breach has been provided, requiring the same to be remedied, unless such period has been extended at the request of the Issuer and the Servicer consents thereto.

(j)                 Perfection. Any lien granted under this Indenture or any other Transaction Document ceases to be perfected as a first-priority lien on the Issuer Equity Interests or a material portion of the Contributed IP Address, Customer IP Address Leases, the Issuer Deposit Accounts, the Collection Account and the funds on deposit therein or any other material portion of the Collateral in favor of the Indenture Trustee on behalf of the Noteholders (other than Permitted Encumbrances) and the other Secured Parties.

If more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee will, at the written direction of a Majority of Noteholders, have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 10.02.     Acceleration and Remedies. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall, at the written direction of a Majority of Noteholders, accelerate the maturity of the Notes by declaring all of the Notes immediately due and payable, by written notice to the Issuer and the Servicer. Upon any such declaration, or automatically upon the occurrence of an Event of Default of the types specified in Sections 10.01(c) through 10.01(e), the aggregate Outstanding Class Principal Balances of all Classes of Notes together with accrued and unpaid interest thereon through the date of acceleration, any applicable Prepayment Consideration and all other Obligations shall become immediately due and payable, subject to the provisions of Section 15.18.

(a)               At any time after a declaration of acceleration of maturity or an automatic acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee as hereinafter provided in this Section 10.02, a Majority of Noteholders may, with written notice to the Issuer, the Servicer and the Indenture Trustee, rescind and annul such declaration and its consequences; provided, however, such rescission or annulment shall be effective only if:

(i)                 the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A)             all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred; and

(B)             all sums paid or advanced by the Indenture Trustee and the Servicer hereunder and the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee and the Servicer and their agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and to the Servicer under the Transaction Documents shall have been paid in full; and

(ii)               all Events of Default, other than the nonpayment of the principal and interest of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.15.

(b)               Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee against the Issuer (or the Guarantor) under this Base Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee (at the direction of a Majority of Noteholders) at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the IP Address Assets, the Assets, the Customer IP Address Leases or the other Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee (at the direction of a Majority of Noteholders) shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee (at the direction of a Majority of Noteholders) may determine, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee shall remain in full force and effect until the Indenture Trustee (at the direction of a Majority of Noteholders) has exhausted all of its remedies against each IP Address Asset, the Assets, the Customer IP Address Leases and the other Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(c)               Any amounts recovered with respect to the Collateral and the proceeds from any of the foregoing for the Notes after an Event of Default shall be applied by the Indenture Trustee after payment of any fees, costs, indemnities and expenses incurred by or due and owing to the Indenture Trustee and the Servicer, in accordance with the priorities set forth in Section 5.01(a).

Notwithstanding anything contained herein to the contrary, in no event shall the Indenture Trustee be liable or responsible for the supervision of or for the acts or omissions of the Servicer taken or omitted to be taken in connection with this Article X.

Section 10.03.     Performance by the Indenture Trustee. Upon the occurrence and during the continuation of an Event of Default, if any of the Issuer, the Guarantor or the Manager shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee may, but shall have no obligation to, and shall, at the direction of a Majority of Noteholders, perform such covenant, duty or agreement on behalf of the Issuer, the Guarantor or the Manager, or, in its sole discretion, causing the obligations of the Issuer to be satisfied with the proceeds of any Reserves. In such event, the Issuer shall, at the request of the Indenture Trustee, promptly pay to the Indenture Trustee, or reimburse, as applicable, any of the Reserves and any actual amount reasonably expended or disbursed by the Indenture Trustee or the Servicer in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Issuer, the Guarantor or the Manager under this Base Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee or the Servicer shall cure any Event of Default hereunder.

Section 10.04.     Evidence of Compliance. Promptly following request by the Indenture Trustee (at the direction of a Majority of Noteholders), the Issuer shall, or shall cause the Guarantor or the Manager to, provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee (at the direction of a Majority of Noteholders) to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

Section 10.05.     Controlling Class Representative.

(a)               The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the related Outstanding Class Principal Balance shall be entitled to select a representative (the “Controlling Class Representative”) having the rights and powers specified in the Servicing Agreement and this Base Indenture (including those specified in Section 10.06) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Class Representative from the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of Notes representing more than 50% of the Outstanding Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a Responsible Officer of the Indenture Trustee receiving written notice that the Controlling Class has changed, the Indenture Trustee shall promptly notify the Issuer, the Servicer and the Noteholders (and, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge or identified thereto by the Depositary, at the expense of the Noteholder or Note Owner requesting information with respect to clause (i) or clause (iii) above if the Depositary charges a fee for such identification, the Note Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process set forth in this Base Indenture for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, written confirmation that it will keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Notes, the Assets or the Servicing Agreement, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Servicing Agreement may deal (including their names, titles, work addresses and email addresses). Unless no other Notes are Outstanding, no Affiliate of the Issuer may act as, or vote its Notes in the selection of, the Controlling Class Representative.

(b)               Within ten Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Notes) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Indenture Trustee has Knowledge, the Indenture Trustee shall deliver to the Noteholders or Note Owners, as applicable, of the Controlling Class and the Servicer a notice setting forth the identity of the new Controlling Class Representative and a list of each Noteholder (or, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge or identified thereto by the Depositary or the DTC Participants, each Note Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, subject to Section 2.06, by the Depositary or the Note Owners) of such Notes with no obligation to verify, confirm or otherwise review and with no liability therefor, and the Servicer shall be entitled to rely on such information provided by the Indenture Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Noteholders (or, if applicable, Note Owners) of the Controlling Class. In addition to the foregoing, within two Business Days of the selection, resignation or removal of a Controlling Class Representative, the Indenture Trustee shall notify the parties to this Base Indenture and the Servicer of such event.

(c)               A Controlling Class Representative may at any time resign as such by giving written notice to the Indenture Trustee, the Servicer and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner) of the Controlling Class. The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Indenture Trustee, the Servicer and to such existing Controlling Class Representative.

(d)               Once a Controlling Class Representative has been selected pursuant to this Section 10.05, each of the parties to the Servicing Agreement and each Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless a Majority of Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class, or such Controlling Class Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Servicing Agreement and each Noteholder (or, in the case of Book-Entry Notes, Note Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e)               In the event that no Controlling Class Representative has been appointed or identified to the Servicer and the Servicer has attempted to obtain such information from the Indenture Trustee and no such entity has been identified to the Servicer, then the Servicer will have no duty to consult with, provide notice to, or seek the approval or consent of any such Controlling Class Representative as the case may be until such time as a Controlling Class Representative meeting the definition thereof is so appointed or identified; provided that at any time that no Controlling Class Representative has been appointed or identified to the Servicer, to the extent the Servicer receives direction from the Majority Controlling Class, the Servicer will take such direction.

(f)                Any and all expenses of the Controlling Class Representative, or the Majority Controlling Class, as applicable, shall be borne by the Noteholders (or, if applicable, the Note Owners) of Notes of the Controlling Class, pro rata according to their respective Percentage Interests in such Class. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative, or the Majority Controlling Class, as applicable, by the Guarantor or the Issuer with respect to the Servicing Agreement or the Notes, the Controlling Class Representative, or the Majority Controlling Class, as applicable, shall immediately notify the Indenture Trustee and the Servicer, whereupon (if the Servicer or the Indenture Trustee is also a named party to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative, or the Majority Controlling Class, as applicable, had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Class Representative, or the Majority Controlling Class, as applicable,) the Servicer, on behalf of the Indenture Trustee and for the benefit of the Noteholders and the other Secured Parties shall, subject to the Servicing Agreement, assume the defense (with any costs incurred in connection therewith being deemed to be reimbursable Additional Issuer Expenses) of any such claim against the Controlling Class Representative, or the Majority Controlling Class, as applicable. For purposes of the obligation of the Servicer to assume the defense of the Majority Controlling Class, the “Majority Controlling Class” shall mean Noteholders (or in the case of the Global Notes, the Note Owners) of Notes of the Controlling Class who had taken the applicable action collectively with other Noteholders (or in the case of the Global Notes, the Note Owners) holding collectively more than 50% of the Voting Rights of all Notes of the Controlling Class Outstanding as of the date of such action, but shall not include any such Noteholders or Note Owners who subsequently transfer or sell their interests in such Notes of the Controlling Class; provided that the Servicer shall have no obligation to so assume the defense with respect to any Notes (or beneficial interest therein) that were not included in the determination of whether the applicable group of Noteholders constitutes the “Majority Controlling Class” with respect to the applicable action.

Section 10.06.     Certain Rights and Powers of the Controlling Class Representative.

(a)               At any time following the occurrence of an Event of Default that the Servicer proposes to direct the Indenture Trustee to transfer the ownership of the IP Address Assets or the ownership of the direct or indirect Equity Interests of the Issuer pursuant to the terms of the Transaction Documents, the Controlling Class Representative shall be entitled to advise the Servicer with respect to such transfer, and notwithstanding anything in any other section of this Base Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action if the Controlling Class Representative has objected in writing to the Servicer and the Indenture Trustee within ten Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth Business Day after notice thereof; provided that if such written objection has not been received by the Servicer and the Indenture Trustee within such ten Business Day period, then the Controlling Class Representative’s approval shall be deemed to have been given.

If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer shall implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the ten Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within 30 days after such disapproval. The Servicer shall be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within ten Business Days after its receipt thereof and (y) (1) the passage of 60 days following the Servicer’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

(b)               Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or Transaction Documents or any other section of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, to any claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from transferring the ownership of a IP Address Asset or the ownership of any of the direct or indirect Equity Interests of the Issuer (including by way of foreclosure on the direct or indirect Equity Interests of the Issuer) if the Servicer determines in accordance with the Servicing Standard that such transfer would be in the best interest of the Noteholders (taken as a whole).

The Controlling Class Representative, or the Majority Controlling Class, as applicable, shall have no liability to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Servicing Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misconduct, gross negligence or reckless disregard of obligations or duties under the Servicing Agreement. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, may act solely in the interests of the Noteholders and Note Owners of the Controlling Class, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, does not have any duties to the Noteholders and Note Owners of any Class of Notes other than the Controlling Class, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, may take actions that favor the interests of the Noteholders and Note Owners of the Controlling Class over the interests of the Noteholders and Note Owners of one or more other Classes of Notes, that the Controlling Class Representative, or the Majority Controlling Class, as applicable, shall not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misconduct, by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative, or the Majority Controlling Class, as applicable, shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Class Representative, or the Majority Controlling Class, as applicable, for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

Section 10.07.     Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a)               Subject to the provisions of Section 10.02, upon acceleration of the maturity of the Notes, the Issuer shall pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on such Notes for the aggregate Outstanding Class Principal Balance of all Classes of Notes and accrued and unpaid interest thereon, with interest upon the overdue principal and, to the extent payment at such rate of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee, the Servicer and their agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and the Servicer under the Transaction Documents.

(b)               Subject to the provisions of Section 10.02 and Section 15.18, in case the Issuer shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee (acting at the direction of a Majority of Noteholders), in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer upon such Notes and collect in the manner provided by law out of the property of the Issuer upon such Notes wherever situated, the monies adjudged or decreed to be payable.

(c)               Subject to the provisions of Section 15.18, if an Event of Default occurs and is continuing, the Indenture Trustee may, as more particularly provided in Section 10.08, acting at the direction of a Majority of Noteholders, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee, at the direction of a Majority of Noteholders, shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Base Indenture or any Indenture Supplement or in aid of the exercise of any power granted in this Base Indenture or any Indenture Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Base Indenture or any Indenture Supplement or by law.

(d)               In case there shall be pending, relative to the Issuer upon the Notes, proceedings under any applicable federal, state, provincial, territorial or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property, or in case of any other comparable judicial Proceedings relative to the Issuer upon the Notes, or to the creditors or property of the Issuer, the Indenture Trustee, irrespective of whether the Outstanding Class Principal Balance shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee, acting at the direction of a Majority of Noteholders, shall have made any demand pursuant to the provisions of this Section 10.07, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i)                 to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement) and of the Noteholders allowed in such Proceedings;

(ii)               unless prohibited by applicable law and regulations, to vote on behalf and at the written direction of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii)              to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv)              to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee and, in the event that the Indenture Trustee, acting at the direction of a Majority of Noteholders, shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement.

(e)               Nothing contained in this Base Indenture or in any Indenture Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f)                Subject to the provisions of Section 15.18, all rights of action and of asserting claims under this Base Indenture or in any Indenture Supplement, or under any of the Notes, may be enforced by the Indenture Trustee, acting at the direction of a Majority of Noteholders, without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee, acting at the direction of a Majority of Noteholders, may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee and the Servicer, each predecessor Indenture Trustee, each predecessor Servicer and their respective agents and attorneys, shall be for the benefit of the Secured Parties.

(g)               In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Base Indenture or any Indenture Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

Section 10.08.     Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee, acting at the direction of a Majority of Noteholders, may do one or more of the following (subject to Section 10.02, Section 10.09, Section 14.01 and Section 15.18):

(i)                 institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Base Indenture, any Indenture Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuer upon such Notes, this Base Indenture, any Indenture Supplement or any other Transaction Document monies adjudged due;

(ii)               institute Proceedings from time to time for the complete or partial foreclosure of this Base Indenture or any Indenture Supplement with respect to the Trust Estate;

(iii)              exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders;

(iv)              sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v)               without notice to the Issuer, except as required by law and as otherwise provided in this Base Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vi)             demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee, acting at the direction of a Majority of Noteholders, may determine.

Section 10.09.   Optional Preservation of the Trust Estate. If the Notes have been declared to be due and payable under Section 10.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee shall, upon the direction of a Majority of Noteholders, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. It is the desire of the Issuer and the Noteholders that there be at all times sufficient funds for the payment of all Outstanding Obligations, including the Outstanding Class Principal Balance of and interest on all Classes of Notes. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee, at the direction of a Majority of Noteholders, shall, at the Issuer’s expense, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 10.10.     Limitation of Suits. Subject to the provisions of Section 15.18, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Base Indenture or any Indenture Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)               such Holder has previously given written notice to the Indenture Trustee and the Servicer of a continuing Event of Default;

(b)               Noteholders by an Affirmative Direction have made written request to the Indenture Trustee and the Servicer to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c)               such Holder or Holders has offered to the Indenture Trustee and the Servicer indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d)               the Indenture Trustee and the Servicer for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

(e)               no direction inconsistent with such written request has been given to the Indenture Trustee or the Servicer during such 60-day period by a Majority of Noteholders.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Base Indenture or any Indenture Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Base Indenture or any Indenture Supplement, except in the manner provided in this Base Indenture.

In the event the Indenture Trustee or the Servicer shall receive conflicting or inconsistent requests and indemnity from two or more groups of Noteholders, each representing less than a majority of the aggregate Outstanding Class Principal Balance of all Classes of Notes, no action shall be taken, notwithstanding any other provisions of this Base Indenture or any Indenture Supplement. Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 15.18.

Section 10.11.    Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provisions in this Base Indenture or any Indenture Supplement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Base Indenture or any Indenture Supplement, and such right shall not be impaired without the consent of such Holder.

Section 10.12.     Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Base Indenture or any Indenture Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 10.13.    Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Base Indenture, in any Indenture Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Indenture Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Indenture Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 10.14.    Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this Article X or by law to the Indenture Trustee, the Servicer or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

Section 10.15.    Waiver of Past Defaults. Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 10.02 as may be modified by any Indenture Supplement, a Majority of Noteholders may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder and (ii) before any such waiver may be effective, the Indenture Trustee and the Servicer, must receive any reimbursement then due or payable in respect of any amounts then due to the Servicer, the Verification Agent and the Indenture Trustee hereunder or under the other Transaction Documents (including unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer, the Verification Agent and the Indenture Trustee, hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Base Indenture or any Indenture Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 10.16.     Undertaking for Costs. All parties to this Base Indenture or any Indenture Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Base Indenture or any Indenture Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant (other than the Issuer) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than the Issuer) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than the Issuer); but the provisions of this Section 10.16 as may be modified by any Indenture Supplement shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10% of the aggregate Outstanding Class Principal Balance of all Classes of Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the unpaid principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Base Indenture or any Indenture Supplement.

Section 10.17.     Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Base Indenture, any Indenture Supplement or any Transaction Document; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power granted in this Base Indenture to the Indenture Trustee or the Servicer, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 10.18.     Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Base Indenture, any Indenture Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Base Indenture, any Indenture Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the Issuer.

Section 10.19.    Waiver. The Issuer hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Base Indenture or the Collateral. The Issuer acknowledges and agrees that ten days prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Issuer within the meaning of the UCC (to the extent that the UCC is applicable).

ARTICLE XI

THE INDENTURE TRUSTEE

Section 11.01.     Duties of Indenture Trustee.

(a)               The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Base Indenture. If an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge occurs and is continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Base Indenture, any Indenture Supplement and any other Transaction Document, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Any permissive right of the Indenture Trustee contained in this Base Indenture, any Indenture Supplement and any other Transaction Document shall not be construed as a duty. The Indenture Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Indenture Trustee.

(b)               Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provision of this Base Indenture, any Indenture Supplement and any other Transaction Document, the Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Base Indenture, any Indenture Supplement or any other Transaction Document. If any such instrument is found not to conform on its face to the requirements of this Base Indenture, any Indenture Supplement, or any other Transaction Document in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Issuer, the Guarantor, the Issuer, the Manager, the Servicer, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Base Indenture, any Indenture Supplement or any other Transaction Document. Except as otherwise provided herein, the Indenture Trustee shall not be responsible for recomputing, recalculating or verifying any information provided by the Servicer or the Manager pertaining to any report, distribution statement or Officer’s Certificate.

(c)               No provision of this Base Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)                 Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Base Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Base Indenture or any Indenture Supplement and no implied covenants or obligations shall be read into this Base Indenture or any Indenture Supplement against the Indenture Trustee.

(ii)               In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Base Indenture and any Indenture Supplement.

(iii)              The Indenture Trustee shall not be liable for any action taken or omitted to be taken by it at the direction of the Manager, the Issuer, the Servicer, the Controlling Class Representative or Noteholders pursuant to this Base Indenture, any other Transaction Document or applicable law, including without limitation relating to the time, method and place for conducting any proceeding for any remedy available to the Indenture Trustee, exercising any trust or power conferred upon the Indenture Trustee under this Base Indenture or any other circumstances in which such direction is required or permitted by the terms of this Base Indenture, any other Transaction Document or applicable law.

(iv)              The Indenture Trustee shall not be liable for any action it takes, suffers or omits to take in the absence of gross negligence or willful misconduct which it believes to be authorized or within the discretion or rights or powers conferred upon it by this Base Indenture, any other Transaction Document or applicable law.

(v)               Notwithstanding anything to the contrary contained in this Base Indenture or any of the other Transaction Documents, no provision of this Base Indenture or any of the other Transaction Documents shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or exercises of its rights or powers hereunder. The Indenture Trustee may refuse to perform any duty or exercise any right or power unless it receives security and/or indemnity satisfactory to it against any risk, loss, liability or expense, including, without limitation, any actions taken at the direction of the Noteholders pursuant to Sections 10.07(f), 10.08 or 10.09.

(vi)              The Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(vii)             The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Base Indenture or the direction of Noteholders entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Base Indenture.

(viii)           The Indenture Trustee shall not be required to take notice or be deemed to have notice or knowledge of any event, Event of Default, Servicer Termination Event or other information hereunder or under any other Transaction Document unless either (1) a Responsible Officer shall have Knowledge of such event, Event of Default, Servicer Termination Event or other information or (2) written notice of such event, Event of Default, Servicer Termination Event or other information referring to the Notes, this Base Indenture and any Indenture Supplement shall have been received by a Responsible Officer in accordance with the provisions of this Base Indenture and any Indenture Supplement. In the absence of receipt of such Knowledge or written notice, the Indenture Trustee may conclusively assume that no event, Event of Default or Servicer Termination Event shall have occurred and have no duty to otherwise determine whether such event, Event of Default, or Servicer Termination Event shall have occurred.

(ix)              Subject to the other provisions of this Base Indenture, and without limiting the generality of this Section 11.01, the Indenture Trustee shall not have any duty, except as expressly provided in the Transaction Documents, (A) to cause any recording, filing, or depositing of this Base Indenture or any Indenture Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports, resolutions, certificates, statements, instruments, opinions, notices, requests, consents, orders, approvals or other documentation of the Issuer, the Guarantor, the Issuer, the Manager, the Servicer, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Base Indenture reasonably believed by the Indenture Trustee to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties (provided, however, the Indenture Trustee may, upon direction of a Majority of Noteholders, make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Account (provided, that such assessment, charge, lien or encumbrance did not arise out of the Indenture Trustee’s willful misconduct, bad faith or negligence). Neither the Indenture Trustee nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents for the creation, perfection, continuation, priority, sufficiency or protection of any of the liens, or for any defect or deficiency as to any such matters, or for monitoring the status of any lien or performance of any of the Collateral.

(x)               None of the provisions contained in this Base Indenture or any Indenture Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement except during such time, if any, as the Indenture Trustee shall be successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Base Indenture and the Servicing Agreement.

(xi)             The rights, protections, immunities and indemnities given to the Indenture Trustee hereunder are extended to and shall be enforceable by Wilmington Trust, National Association, in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(xii)              If the same Person is acting as Indenture Trustee, Verification Agent and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d)               The Indenture Trustee is hereby directed to execute and deliver any Transaction Document to which it is a party.

(e)               The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuer.

(f)                Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Base Indenture or any Indenture Supplement.

(g)               Every provision in this Base Indenture and any Indenture Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (f) of this Section 11.01.

Section 11.02.     Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.01:

(i)                the Indenture Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties;

(ii)               the Indenture Trustee may consult with counsel and any advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)              the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Base Indenture or any Indenture Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the Indenture Trustee shall not be required to expend or risk its own funds (except to pay overhead expenses, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge which has not been waived or cured, to exercise such of the rights and powers vested in it by this Base Indenture or any Indenture Supplement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)              the Indenture Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Base Indenture on any Indenture Supplement;

(v)               the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Notes entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Base Indenture, the Indenture Trustee may require an indemnity reasonably satisfactory to the Indenture Trustee against such cost, expense or liability as a condition to taking any such action;

(vi)              the Indenture Trustee may execute any of the trusts or powers vested in it by this Base Indenture or any Indenture Supplement and may perform any its duties hereunder, either directly or by or through agents, attorneys, nominees or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, nominee or custodian appointed by the Indenture Trustee with due care; provided, that the use of agents, attorneys, nominees or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(vii)             the Indenture Trustee shall not be responsible for any act or omission of any other party to the Transaction Documents or any related document (or any agent thereof) and the Indenture Trustee shall not be liable for any action or inaction of any other party to the Transaction Documents or any related document (or agent thereof) and may assume compliance by such parties with their obligations under the Transaction Documents or any related document, unless a Responsible Officer of the Indenture Trustee shall have received written notice to the contrary at the Corporate Trust Office of the Indenture Trustee;

(viii)            the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Base Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to request delivery of the certification(s) or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Base Indenture; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among DTC Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register;

(ix)               neither the Indenture Trustee nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Base Indenture or any Indenture Supplement hereto or in connection therewith except to the extent caused by the Indenture Trustee’s negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review;

(x)                the Indenture Trustee shall not be liable for any losses on investments except for losses resulting from the failure of the Indenture Trustee to make an investment in accordance with instructions given in accordance herewith;

(xi)              in order to comply with laws, rules, regulation and executive orders in effect from time to time including those relating to the funding of terrorist activities and money laundering, the Indenture Trustee may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee, and accordingly, each of the parties hereto agrees to provide the Indenture Trustee upon its reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Indenture Trustee to comply with the foregoing;

(xii)              the rights, protections, immunities and indemnities afforded to the Indenture Trustee pursuant to this Base Indenture shall also be afforded to the Indenture Trustee under the other Transaction Documents;

(xiii)             whenever in the administration of the provisions of this Base Indenture or any Indenture Supplement hereto the Indenture Trustee shall deem it necessary (in good faith) that a matter be proved or established as a matter of fact prior to taking or suffering any action or refraining from taking any action, the Indenture Trustee may require a certificate from an Executive Officer of the Issuer or an Opinion of Counsel from the party requesting that the Indenture Trustee act or refrain from acting. The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or Opinion of Counsel;

(xiv)            in no event shall the Indenture Trustee be liable for any failure or delay in the performance of its obligations under this Base Indenture or any related documents because of circumstances beyond the Indenture Trustee’s control, including a failure, termination, or suspension of, or limitations or restrictions in respect of post-payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Base Indenture or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Indenture Trustee’s control whether or not of the same class or kind as specified in this Section 11.02(xiv); it being understood that the Indenture Trustee shall use commercially reasonable efforts to resume performance of its obligations hereunder as soon as practicable under the circumstances;

(xv)             the Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers;

(xvi)            delivery of any reports, information and documents to the Indenture Trustee provided for herein is for informational purposes only and the Indenture Trustee’s receipt of such reports and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, (x) other than written notice or directions to the Indenture Trustee expressly provided for in this Base Indenture or any other Transaction Document, or (y) unless the Indenture Trustee shall have an explicit duty to review such content;

(xvii)           knowledge of the Indenture Trustee shall not be attributed or imputed to Wilmington Trust, National Association’s other roles in the transaction and knowledge of the Paying Agent, Note Registrar or Verification Agent shall not be attributed or imputed to each other or to the Indenture Trustee (other than those where the roles are performed by the same group or division within Wilmington Trust, National Association or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wilmington Trust, National Association (and vice versa);

(xviii)          notwithstanding anything to the contrary in the Indenture, the Indenture Trustee shall not be required to take any action that is not in accordance with applicable law; and

(xix)             the Indenture Trustee shall have no liability or obligation with respect to the applicability (or otherwise) of any risk retention rules.

Section 11.03.     Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation as to, the validity or adequacy of this Base Indenture, any Indenture Supplement, the Collateral or the Notes and (ii) shall not be accountable for the Issuer’s use of the proceeds from the Notes, nor responsible for any statement of the Issuer in this Base Indenture, any Indenture Supplement or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication. The Indenture Trustee shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of the Indenture, the Notes or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the Notes shall be construed as the statements of the Issuer.

Section 11.04.    Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

Section 11.05.    Fees and Expenses of Indenture Trustee and Verification Agent; Indemnification of the Indenture Trustee and Verification Agent.

(a)               On each Payment Date, the Indenture Trustee shall withdraw from the Collection Account and pay to itself and the Verification Agent pursuant to Section 5.01(a)(iii) the Indenture Trustee Fee and Verification Agent Fee due on such Payment Date as compensation for all services rendered by the Indenture Trustee and the Verification Agent, as applicable, hereunder.

(b)               The Indenture Trustee and the Verification Agent and any of their respective affiliates, directors, officers, employees or agents shall be entitled to be reimbursed for, and indemnified and held harmless out of the funds available therefor pursuant to Section 5.01(a)(iii) from and against, any loss, liability, claim or expense (including reasonable costs and expenses of litigation, and of investigation, reasonable counsel’s fees and expenses, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Base Indenture, the Notes (unless, in the case of the Indenture Trustee, it incurs any such expense or liability in the capacity of successor Servicer, in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Servicer in accordance with the Servicing Agreement) or any act or omission of the Indenture Trustee or the Verification Agent relating to the exercise and performance of any of the rights and duties of the Indenture Trustee or the Verification Agent hereunder and under any other Transaction Document, including in connection with any action, claim or suit brought to enforce the Indenture Trustee’s or the Verification Agent’s right to indemnification; provided, however, that none of the Indenture Trustee or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 11.05(b) for (1) any expense that constitutes allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any loss, liability, damage, claim or expense specifically required to be borne by the Indenture Trustee pursuant to this Base Indenture or (3) any loss, liability, damage, claim or expense incurred by reason of any breach on the part of the Indenture Trustee of any of its representations or warranties contained herein or any willful misconduct, bad faith or negligence in the performance of, the Indenture Trustee’s or the Verification Agent’s obligations and duties hereunder. Without limiting the foregoing, the Issuer agrees to indemnify and hold harmless the Indenture Trustee and the Verification Agent and their respective Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Collection Account. The Indenture Trustee and the Verification Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee or the Verification Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. To the extent the Indenture Trustee (or the Servicer on its behalf) renders services or incurs expenses after and during the continuation of an Event of Default specified in Section 10.01(c) or Section 10.01(d), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee (for itself and on behalf of the Servicer) shall have a lien on the Collateral, as governed by this Base Indenture, to secure the obligations of the Issuer under this Section 11.05.

(c)               Notwithstanding anything in this Base Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect or consequential damages of any kind whatsoever (including lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)               This Section 11.05 shall survive the discharge or termination of this Base Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such discharge, termination, resignation or removal.

Section 11.06.    Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer (unless the Indenture Trustee is a successor servicer) or the Issuer (unless the Indenture Trustee becomes an Affiliate through any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) together with its corporate parent has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 11.06, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Indenture Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause U.S. Department of Labor Prohibited Transaction Exemption (“PTE”) 90-24 or PTE 93-31 (in each case as amended by PTE 2000-58 and PTE 2002-41) to be unavailable with respect to any Class of Notes that it would otherwise be available in respect of. Furthermore, the Indenture Trustee shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term unsecured debt rating of no less than investment grade from KBRA, to the extent then rated by KBRA, and a short-term unsecured debt rating of no less than investment grade from KBRA, to the extent then rated by KBRA. The corporation, bank, trust company or association serving as Indenture Trustee may have normal banking and trust relationships with the Issuer, the Servicer and their respective Affiliates but, except to the extent permitted or required by the Servicing Agreement, shall not be an “Affiliate” (as such term is defined in Section III of PTE 2000-58) of the Servicer, any sub-servicer, any Initial Purchasers, the Issuer or any “Affiliate” (as such term is defined in Section III of PTE 2000-58) of any such Persons.

Section 11.07.     Resignation and Removal of Indenture Trustee.

(a)               The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less than thirty (30) days’ prior written notice thereof to the other parties to this Base Indenture, the Servicer and all of the Noteholders. Upon receiving such notice of resignation, the Issuer shall use its commercially reasonable efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer and to the Noteholders by the Issuer. If no successor indenture trustee shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction for the appointment of a successor indenture trustee.

(b)               If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.06 and shall fail to resign after written request therefor by the Issuer or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Issuer by any Rating Agency) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by such Rating Agency (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), then the Issuer, or the Noteholders entitled to more than 50% of the aggregate Voting Rights will, upon ninety (90) days’ prior written notice, be authorized to remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer and the Noteholders by the Issuer. If no successor indenture trustee has accepted an appointment within thirty (30) days after such removal, the retiring Indenture Trustee may petition any court of competent jurisdiction to appoint a successor indenture trustee.

(c)               Noteholders entitled to more than 50% of the aggregate Voting Rights may at any time upon thirty (30) days advance written notice (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Issuer, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.07 shall be reimbursed to the removed Indenture Trustee within thirty (30) days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee; provided, however, that if such Noteholders do not reimburse the Indenture Trustee within such thirty (30) day period, such expenses shall be reimbursed as Additional Issuer Expenses. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer and the remaining Noteholders by the successor indenture trustee so appointed.

(d)               Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.07 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.08.

Section 11.08.     Successor Indenture Trustee.

(a)               Any successor indenture trustee appointed as provided in Section 11.07 shall execute, acknowledge and deliver to the Issuer, the Servicer and its predecessor Indenture Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as indenture trustee herein. The predecessor Indenture Trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Issuer, the Servicer and the predecessor Indenture Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b)               No successor indenture trustee shall accept appointment as provided in this Section 11.08 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.06.

(c)               Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.08, such successor indenture trustee shall mail notice of the succession of such indenture trustee hereunder to the Issuer, the Servicer and the Noteholders.

Section 11.09.    Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 11.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.10.     Appointment of Co-Indenture Trustee or Separate Indenture Trustee.

(a)               Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, for enforcement actions and where a conflict of interest exists, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co-indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate Indenture Trustee hereunder shall be deemed an agent of the Indenture Trustee or be required to meet the terms of eligibility as a successor indenture trustee under Section 11.06, and no notice to Holders of Notes of the appointment of co-indenture trustee(s) or separate Indenture Trustee(s) shall be required under Section 11.08.

(b)               In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate Indenture Trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or when acting as successor servicer under the Servicing Agreement), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate Indenture Trustee or co-indenture trustee solely at the written direction of the Indenture Trustee.

(c)               Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then-separate Indenture Trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate Indenture Trustee or co-indenture trustee shall refer to this Base Indenture and the conditions of this Article XI. Each separate Indenture Trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Base Indenture and any Indenture Supplement, specifically including every provision of this Base Indenture and any Indenture Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

(d)               Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Base Indenture or any Indenture Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible or liable for any act, inaction or the appointment of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)               The appointment of a co-trustee or separate trustee under this Section 11.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

Section 11.11.     Access to Certain Information.

(a)               The Indenture Trustee shall afford to the Issuer, the Initial Purchasers, the Servicer, the Controlling Class Representative and each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Noteholder or Note Owner, access to any documentation regarding the Notes. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the Corporate Trust Office; provided, however, that any such examination permitted under this Section 11.11 will be conducted in a manner which does not unreasonably interfere with the Indenture Trustee’s normal operations or customer and employee relations.

(b)               The Indenture Trustee shall maintain at its Corporate Trust Office and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Issuer, the Rating Agencies and the Controlling Class Representative originals or copies of the following items (to the extent that such items were prepared by or delivered to the Indenture Trustee): (i) this Base Indenture, and any applicable Indenture Supplements and any amendments and exhibits hereto or thereto; (ii) the Servicing Agreement, each sub-servicing agreement delivered to the Indenture Trustee since the Initial Closing Date and any amendments and exhibits thereto; (iii) all Manager Reports actually delivered or otherwise made available to Noteholders pursuant to Section 11.11(d) since the Initial Closing Date; and (iv) any other information in the possession of the Indenture Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A. The Indenture Trustee shall make available copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person via the Indenture Trustee’s internet website at www.wilmingtontrustconnect.com; provided, however, that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(c)               Upon reasonable advance notice and at the expense of any Noteholder, Note Owner, Controlling Class Representative, Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein or Rating Agency (a “Requesting Party”), the Indenture Trustee, subject to the succeeding paragraph, shall make available to such Requesting Party copies of (i) the Base Indenture and any Series Indenture Supplement; (ii) the Cash Management Agreement; (iii) the Servicing Agreement; (iv) the Management Agreement; (v) the Holdco Guaranty; (vi) all Manager Reports; and (vii) to the extent delivered to the Indenture Trustee, the most recent audited financial statements of the Guarantor and its consolidated subsidiaries; provided, that the Requesting Party furnish to the Indenture Trustee a written certification substantially in the form attached hereto as Exhibit D-1, Exhibit D-2 or Exhibit E, as applicable, as to the effect that (x) in the case of a Noteholder, such Person or entity will keep such information confidential (except that any Noteholder may provide any such information obtained by it to any other person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Noteholder in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (y) in the case of a Note Owner, such person or entity is a beneficial owner of Book-Entry Notes and will keep such information confidential (except that such Note Owner may provide such information to any other Person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Note Owner in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

(d)               The Indenture Trustee shall make available to each Noteholder and to the Servicer the Manager Report delivered by the Manager as required under the terms of the Management Agreement and Section 7.02(a)(iv) hereof and the Indenture Trustee and shall also make available to any Requesting Party the amounts on deposit in, and withdrawn from, the Prefunding Account for the related Collection Period, to the extent such information is delivered to the Indenture Trustee by the Manager. The Verification Agent shall review, recalculate and confirm certain calculations contained in (i) the Manager Report including, interest due and payable on the Payment Date, Senior DSCR, Total DSCR, Three-Month Average Leverage Ratio, Leverage Ratio and the leverage ratio with respect to each Class of Notes (based on Annualized Run Rate Net Cash Flow) and (ii) officer’s certificates, including (a) draws on any Variable Funding Notes, (b) releases of funds from any Prefunding Account and (c) Allocated Note Amount in connection with dispositions of IP Address Assets. The Verification Agent shall be entitled to conclusively rely on information provided to it by the Issuer and may request evidence to its satisfaction of certifications prepared by the Issuer. The Indenture Trustee shall make available to each Noteholder the applicable Manager Report and certain other information each month on its website, which will initially be located at www.wilmingtontrustconnect.com. The manner in which notices and other communications are conveyed by DTC to DTC Participants, and by DTC Participants to the Note Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Servicer and the Indenture Trustee are required to recognize as Noteholders only those persons in whose names the Notes are registered on the books and records of the Note Registrar.

(e)               The Indenture Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Base Indenture.

(f)                The Verification Agent shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents.

Section 11.12.     Servicer to Act for Indenture Trustee. Indenture Trustee hereby grants to the Servicer the power and authority to perform on its behalf the duties, rights and remedies granted to the Indenture Trustee under this Base Indenture and the other Transaction Documents to the extent such duties, rights and remedies relate to the servicing and administration of the IP Address Assets and related Collateral, and the Indenture Trustee shall have no responsibility or liability for the Servicer’s exercise of such duties, rights and remedies; provided that such grant shall not obligate the Servicer to perform any such duties, rights and remedies (other than those that the Servicer has expressly agreed to perform pursuant to the Transaction Documents).

ARTICLE XII

NOTEHOLDERS’ LISTS, REPORTS AND MEETINGS

Section 12.01.    Issuer to Furnish Indenture Trustee Names and Addresses of Noteholders. The Issuer shall cause the Note Registrar to furnish to the Indenture Trustee (a) not more than three Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within 30 days after receipt by the Issuer of any such request, a list of similar form and content as of a date not more than ten days prior to the time such list is furnished; provided, however, that the Issuer shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar.

Section 12.02.   Preservation of Information. The Indenture Trustee shall cause the Note Registrar to preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

Section 12.03.     Fiscal Year. Unless the Issuer otherwise determines, the fiscal year of the Issuer shall correspond to the calendar year.

Section 12.04.     Voting by Noteholders.

(a)               The Voting Rights shall be allocated among the respective Classes of Notes according to the ratio of the Outstanding Class Principal Balance of each Class of Notes to the Outstanding Class Principal Balance of all Classes of Notes. Voting Rights allocated to a Class of Notes shall be allocated among the Notes of such Class in proportion to the Percentage Interest in such Class evidenced thereby. Notes held by the Issuer or any of its Affiliates shall be deemed not to be Outstanding in determining Voting Rights.

(b)               Except as otherwise provided herein or in any Indenture Supplement, all resolutions of Noteholders shall be passed by votes representing more than 50% of the Voting Rights of Notes. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with applicable DTC procedures.

Section 12.05.     Communication by Noteholders with other Noteholders. Noteholders may communicate with other Noteholders with respect to their rights under this Base Indenture, any Indenture Supplement or the Notes. If any Noteholder makes written request to the Note Registrar, and such request states that such Noteholder desires to communicate with other Noteholders with respect to their rights under this Base Indenture or under the Notes and such request is accompanied by a copy of the communication that such Noteholder proposes to transmit, then the Note Registrar shall, within 30 days after the receipt of such request, afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar (which list shall be current as of a date no earlier than 30 days prior to the Note Registrar’s receipt of such request). Every Noteholder, by receiving such access, acknowledges that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

ARTICLE XIII

INDENTURE SUPPLEMENTS

Section 13.01.     Indenture Supplements without Consent of Noteholders. Without the consent of the Noteholders or the Servicer, the Issuer and the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into one or more Indenture Supplement at the expense of the party requesting such supplement or amendment, in form satisfactory to the Indenture Trustee for any of the following purposes:

(i)                 to correct any typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision in this Base Indenture, any Series Indenture Supplement or the Notes or any provision in this Base Indenture or any Series Indenture Supplement or the Notes which is inconsistent with the Offering Memorandum;

(ii)               to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee on behalf of the Noteholders and the other Secured Parties;

(iii)              to modify this Base Indenture or any Series Indenture Supplement as required or made necessary by any change in applicable law or to comply with any requirements imposed by the Code;

(iv)              to add to the covenants of the Issuer or any other party for the benefit of the Noteholders and the other Secured Parties, or to surrender any right or power conferred upon the Issuer in this Base Indenture or any Series Indenture Supplement;

(v)               to add any additional Events of Default;

(vi)              to issue a Series of Additional Notes in accordance with Section 2.12(d);

(vii)             to prevent the Issuer, the Noteholders or the Indenture Trustee from being subject to taxes (including withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments;

(viii)            to evidence and provide for the acceptance of appointment by a successor indenture trustee;

(ix)              modify or supplement the provisions of this Base Indenture to the extent necessary to enable the issuance of a Series of Variable Funding Notes and provide for other terms and provisions applicable to such Series of Variable Funding Notes;

(x)                to modify the provisions of this Base Indenture or any Indenture Supplement to allow for a IP Address Asset acquisition account in connection with a future issuance of a Series of Notes;

(xi)              to modify the provisions of Section 5.01(a) to add clauses and/or modify the clauses contained in Section 5.01(a)(xiv) through Section 5.01(a)(xvi) to allow for one or more Classes of Notes subordinated in priority to any Class C Notes;

(xii)              to amend the definition of Required Liquidity Amount or effect any other Specified Amendment to that extent that:

(A)             in the case of an amendment to the definition of Required Liquidity Amount, the Issuer enters into an agreement with a third-party servicer or other entity that agrees to advance amounts to pay shortfalls in (x) debt service on the Notes and (y) certain other amounts due necessary to operate IP Address Assets and

(B)              in each case, a Rating Agency Confirmation is received with respect to such amendment;

(xiii)             provide for compliance by the Issuer with UK Securitisation Regulations or EU Securitisation Regulations;

(xiv)            provide for additional Permitted Currencies and Permitted Governing Laws, subject to receipt of a Rating Agency Confirmation with respect to such amendment; or

(xv)             for any other purpose;

provided, however, the amendment of this Base Indenture or any Indenture Supplement will be prohibited unless (A) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such Indenture Supplement does not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation), or diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligations of the Servicer (unless the Servicer has consented thereto) hereunder, under the Servicing Agreement or any other Transaction Document, and (B) in connection with any Indenture Supplement for the purposes described in clauses (ii), (iii), (iv), (v), (vii), (ix), (x), (xi), (xiii), (xiv) or (xiv) above, the Indenture Trustee shall have received an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel with respect to the tax treatment of the Series 2024-1 Term Notes delivered on the Initial Closing Date) to the effect that such amendment will not, for U.S. federal income tax purposes, (i) cause the Issuer to be taxable as other than a disregarded entity or a partnership or (ii) cause any of the Outstanding Class of Notes of any Series (other than any Outstanding Notes held at any time by any Section 385 Related Party) that were characterized as indebtedness to be characterized as other than indebtedness.

In addition, without the consent of the Noteholders, the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into any amendment (or provide its consent to any amendment) of any other Transaction Document (or any agreement which requires consent of the Issuer to amend under the terms of any Transaction Document) in accordance with the terms of such Transaction Document; provided that either (x) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such amendment will not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation) or diminish any rights, protections, indemnifications, immunities, or remedies or increase any liabilities, duties or obligations of the Servicer (unless the Servicer has consented thereto) hereunder, under the Servicing Agreement or any other Transaction Document or diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, or (y) the Indenture Trustee shall have received the consent of the Noteholders as and to the same extent such consent would be required for an Indenture Supplement pursuant to Section 13.02 and the consent of the Servicer if the effect of any such amendment would be to diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligations of the Servicer under the Servicing Agreement or any other Transaction Document; provided that any consent by the Indenture Trustee required by the provisions of Section 9(j) of the limited liability company agreement or operating agreement, as applicable, of the Issuer or of the Guarantor shall require the prior direction of Noteholders representing more than 75% of the Voting Rights of all Notes voting as a single class and the consent of the Controlling Class Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 13.02.    Indenture Supplements with Consent of Noteholders. The Issuer and the Indenture Trustee, when authorized by an Issuer Order, with a prior direction of Noteholders representing more than 50% of the Voting Rights of each Class of Notes adversely affected thereby and without prior notice to any other Noteholder, also may amend, supplement or modify this Base Indenture, any Indenture Supplement or the Notes or waive compliance by the Issuer with any provision of this Base Indenture, any Indenture Supplement or the Notes; provided, however, that no such amendment, modification, supplement or waiver may, without the consent of the Holder of each Note (including, notwithstanding anything to the contrary contained herein, the Holder of any Note that is the Issuer or any of its Affiliates) adversely affected thereby and with respect to clause (viii) below, without the consent of the Servicer:

(i)                change the Anticipated Repayment Date applicable to the Series or the Rated Final Payment Date applicable to the Series or any scheduled Payment Date applicable to the Series;

(ii)               reduce the amounts required to be paid on the Notes on any Payment Date, the Anticipated Repayment Date or the Rated Final Payment Date;

(iii)              change the place of payments on the Notes on any Payment Date, any Anticipated Repayment Date or the Rated Final Payment Date;

(iv)              change the coin or currency in which the principal of any Note or interest thereon is payable;

(v)               impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

(vi)              reduce the percentage in principal balance of the Outstanding Note Principal Balance of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii)            change any obligation of the Issuer to maintain an office or agency in the places and for the purposes set forth in this Base Indenture;

(viii)            subject to Section 13.03 below, diminish any rights, protections, indemnifications, immunities, or remedies or increase any liabilities, duties or obligations of the Servicer under the Indenture, the Servicing Agreement or any other Transaction Document; or

(ix)               permit the creation of any lien ranking prior to or on parity with the lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Base Indenture or any Indenture Supplement, terminate the lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such.

In determining whether a proposed amendment would adversely affect any Class of Notes, the Indenture Trustee may rely conclusively and shall be fully protected in relying on a certificate of an Executive Officer of the Issuer.

It shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed Indenture Supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Notwithstanding anything to the contrary in this Section 13.02, an Indenture Supplement entered into for the purpose of issuing Additional Notes the issuance of which complies with the terms of this Base Indenture shall not require the consent of any Noteholder.

Promptly after the execution by the Issuer and the Indenture Trustee of any Indenture Supplement pursuant to this Section 13.02, the Indenture Trustee shall make available to the Holders of the Notes and the Servicer a copy of such Indenture Supplement. Any failure of the Indenture Trustee to make available such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Indenture Supplement.

Section 13.03.    Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any Indenture Supplement permitted by this Article XIII or the modification thereby of the trusts created by this Base Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.02, shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such Indenture Supplement is authorized or permitted by this Base Indenture and that all conditions precedent to the execution and delivery of such Indenture Supplement have been satisfied; provided that an Opinion of Counsel shall not be required in connection with any Series Indenture Supplement entered into solely in connection with the issuance of a Series of Additional Notes. The Indenture Trustee may, but shall not be obligated to (and with respect to the Servicer shall not, except as permitted by the Servicing Agreement), enter into any such Indenture Supplement that affects the Indenture Trustee’s (or with respect to the Servicer, the Servicer’s) own rights, duties, liabilities or immunities under this Base Indenture or otherwise.

Section 13.04.    Effect of Indenture Supplement. Upon the execution of any Indenture Supplement pursuant to the provisions hereof, this Base Indenture, any Series Indenture Supplement affected by such Indenture Supplement and/or any Notes affected by such Indenture Supplement shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Base Indenture, such Series Indenture Supplement and/or such Notes of the Indenture Trustee, the Servicer, the Issuer and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder and thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such Indenture Supplement shall be and be deemed to be part of the terms and conditions of this Base Indenture, such Series Indenture Supplement and/or such Notes for any and all purposes. For the avoidance of doubt, the Servicer shall have no obligation under any circumstances to ascertain or determine whether any amendment, modification, supplement or waiver adversely affects any Holder of a Note, including in connection with providing its consent to any amendment, modification, supplement or waiver pursuant to Section 13.02(viii). In addition to the foregoing, no provision of this Base Indenture or any other Transaction Document may be amended, supplemented, modified or waived without the Servicer’s consent if such amendment, supplement, modification or waiver would increase the Servicer’s duties, obligations or liabilities, or diminish the Servicer’s rights, protections, remedies, indemnifications or immunities under the Servicing Agreement, this Base Indenture or any other Transaction Document.

Section 13.05.    Reference in Notes to Indenture Supplements. Notes authenticated and delivered (or with respect to Uncertificated Notes, registered) after the execution of any Indenture Supplement pursuant to this Article XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Indenture Supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Issuer, to any such Indenture Supplement may be prepared and executed by the Issuer and authenticated and delivered (or with respect to Uncertificated Notes, registered) by the Indenture Trustee in exchange for Outstanding Notes.

ARTICLE XIV

PLEDGE OF OTHER ISSUER COLLATERAL

Section 14.01.     Grant of Security Interest/UCC Collateral.

(a)               The Issuer hereby grants to the Indenture Trustee on behalf of the Noteholders and the other Secured Parties, or as creditor of the Parallel Debt, a security interest in and to all of its fixtures (as defined in the UCC) and personal property whether now owned or hereafter acquired and wherever located, including the following (collectively, the “Other Issuer Collateral”):

(i)                equipment (as defined in the UCC), all parts thereof and all accessions thereto, including machinery, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock;

(ii)               fixtures, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including proceeds which constitute property of the types described herein);

(iii)             the Issuer’s rights, title and interest in and under the Customer IP Address Leases with respect to the IP Address Assets (including all rights to payment thereunder, but excluding any other rights that cannot be assigned without third party consent), if any;

(iv)              the Issuer’s rights, title and interest in and to any other Contributed IP Address owned by the Issuer;

(v)               accounts (as defined in the UCC);

(vi)              inventory (as defined in the UCC);

(vii)             goods (as defined in the UCC);

(viii)            contract rights (as defined in the UCC);

(ix)               general intangibles (as defined in the UCC), including any limited liability company or other ownership interests which are not “securities” as provided under Section 8-103 of the UCC;

(x)                investment property (as defined in the UCC), including the Collection Account;

(xi)               deposit accounts (as defined in the UCC), including all Reserve Accounts and each Issuer Deposit Account;

(xii)              chattel paper (as defined in the UCC);

(xiii)             instruments (as defined in the UCC);

(xiv)             all rights and remedies of the Issuer under the Management Agreement and the other Transaction Documents (including all rights to payment thereunder);

(xv)             all leases of personal property and any Customer IP Address Leases that constitute personal property; and

(xvi)            the proceeds of the foregoing clauses (i) through (xv) as security for payment and performance of all of the Obligations hereunder;

provided that no Prefunding Account, or any of the funds on deposit therein, shall be included in the Other Issuer Collateral.

(b)               If the grant of the security interests with respect to any contract, intellectual property right, government license or permit hereunder would result in the termination or breach of such contract, intellectual property right, government license or permit, or is otherwise prohibited or ineffective (whether by the terms thereof or under applicable law), then such contract, intellectual property right, government license or permit shall not be subject to the security interests but shall be held in trust by the Issuer for the benefit of the Indenture Trustee (for its own benefit and for the benefit of the Secured Parties) and, on the exercise by the Indenture Trustee of any of its rights or remedies under this Base Indenture following an Event of Default, such contract, intellectual property right, government license or permit shall be assigned by the Issuer as directed by the Indenture Trustee (acting at the direction of a Majority of Noteholders).

(c)               The Issuer confirms that value has been given by the Noteholders to the Issuer, that the Issuer has rights in its Collateral existing at the date of this Base Indenture, and that the Issuer and the Indenture Trustee have not agreed to postpone the time for attachment of the security interests to any of the Collateral of the Issuer.

(d)               The Issuer hereby authorize the Indenture Trustee, and the Indenture Trustee shall have the right but not the obligation, to file such financing statements as the Issuer shall deem reasonably necessary to perfect the Indenture Trustee’s interest in the Other Issuer Collateral and file continuation statements to match such perfection; provided, however, that the Indenture Trustee shall not be obligated to execute or authorize such instruments except upon the written direction of the Servicer or the Issuer. The Issuer authorize the Indenture Trustee to use the collateral description “all assets” or similar variation in any such financing statements. The Issuer hereby ratify and authorize the filing (i) by the Issuer of any financing statement and (ii) by the Indenture Trustee (or the Servicer on its behalf) of any continuation statement, in each case with respect to the Other Issuer Collateral made prior to the Initial Closing Date. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall have all rights and remedies pertaining to the Other Issuer Collateral as are provided for in any of the Transaction Documents or under any applicable law including the Indenture Trustee’s rights of enforcement with respect to the Other Issuer Collateral or any part thereof, exercising its rights of enforcement with respect to the Other Issuer Collateral or any part thereof under the UCC (or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

(i)                 The Indenture Trustee may enter upon the premises of the Issuer to take possession of, assemble and collect the Other Issuer Collateral or to render it unusable.

(ii)               The Indenture Trustee may require the Issuer to assemble the Other Issuer Collateral and make it available at a place the Indenture Trustee designates which is mutually convenient to allow the Indenture Trustee to take possession or dispose of the Other Issuer Collateral.

(iii)              To the extent a Responsible Officer of the Indenture Trustee has Knowledge thereof, written notice mailed to the Issuer as provided herein at least ten days prior to the date of public sale of the Other Issuer Collateral or prior to the date after which private sale of the Other Issuer Collateral will be made shall constitute reasonable notice.

(iv)              In the event of a foreclosure sale, the Other Issuer Collateral and the other Collateral may, at the option of the Indenture Trustee (acting at the direction of Noteholders), be sold as a whole.

(v)               It shall not be necessary that the Indenture Trustee take possession of the Other Issuer Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it shall not be necessary that the Other Issuer Collateral or any part thereof be present at the location of such sale.

(vi)              Prior to application of proceeds of disposition of the Other Issuer Collateral to the Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by the Indenture Trustee.

(vii)            Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to the Indenture Trustee having declared all Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by the Indenture Trustee, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(viii)            The Indenture Trustee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Indenture Trustee, including the sending of notices and the conduct of the sale, but in the name and on behalf of the Indenture Trustee.

(ix)              The Indenture Trustee may appoint by instrument in writing one or more Receivers of the Issuer or any or all of the Collateral of the Issuer with such rights, powers and authority (including any or all of the rights, powers and authority of the Indenture Trustee under this Base Indenture) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by applicable law, any Receiver appointed by the Indenture Trustee shall be considered to be the agent of any the Issuer and not of the Indenture Trustee or any of the other Secured Parties.

ARTICLE XV

MISCELLANEOUS

Section 15.01.  Compliance Certificates and Opinions, etc. Upon any application or request by the Issuer to the Indenture Trustee or the Servicer to take any action under any provision of this Base Indenture, any Indenture Supplement or any other Transaction Document, the Issuer shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Base Indenture, such Indenture Supplement, or the other Transaction Documents relating to the proposed action have been complied with, when requested by the Indenture Trustee or the Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel such action is authorized or permitted by this Base Indenture, such Indenture Supplement or the other Transaction Documents, and all such conditions precedent, if any, have been complied with, and (iii) if applicable, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 15.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Base Indenture, any Indenture Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

Every certificate or opinion provided by or on behalf of the Issuer with respect to compliance with a condition or covenant provided for in this Base Indenture, or any Indenture Supplement or any other Transaction Document shall include:

(i)                a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the definitions in this Base Indenture, in such Indenture Supplement and the other Transaction Documents relating thereto;

(ii)               a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)              a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)              a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

Nothing herein shall be deemed to require either the Indenture Trustee or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from the Issuer, the Guarantor or the Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents, each of the Indenture Trustee and the Servicer shall be entitled to conclusively rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Manager, and none of the Indenture Trustee or the Servicer shall have any liability with respect thereto.

Section 15.02.     Form of Documents Delivered to Indenture Trustee.

(a)               In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b)               Any certificate or opinion of an Authorized Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such Officer’s Certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer, stating that the information with respect to such factual matters is in the possession of the Issuer, unless such officer or officers of the Issuer or such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c)               Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Base Indenture, any Indenture Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d)               Whenever in this Base Indenture, any Indenture Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Issuer shall deliver any document as a condition of the granting of such application, or as evidence of the Issuer’s compliance with any term hereof, in any Indenture Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuer to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Indenture Trustee’s or Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article XI.

Section 15.03.      Acts of Noteholders.

(a)               Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Base Indenture or any Indenture Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Base Indenture or in any Indenture Supplement, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied in this Base Indenture or in any Indenture Supplement and evidenced thereby) are sometimes referred to in this Base Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Base Indenture or any Indenture Supplement and (subject to Article XI) conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 15.03.

(b)               The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c)               The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d)               If the Issuer shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Any such record date shall be fixed at the Issuer’s discretion. If not set by the Issuer prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date 30 days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Notes Outstanding shall be computed as of such record date.

(e)               Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f)                Without limiting the foregoing, a Noteholder entitled hereunder or under any Indenture Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

Section 15.04.     Notices; Copies of Notices and Other Information.

(a)               Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Base Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i)                 the Indenture Trustee by any Noteholder or by the Issuer shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at its Corporate Trust Office; or

(ii)               the Issuer by the Indenture Trustee, the Servicer, or by any Noteholder shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid and by email to the Issuer addressed to: Cogent IPv4 LLC, 2450 N Street NW, Washington, DC 20037, email: jchang@cogent.com, with a copy to legal_notices@cogentco.com, or at any other address previously furnished in writing to the Indenture Trustee and the Servicer by the Issuer. The Issuer shall promptly transmit any notice received by it from the Noteholders to the Indenture Trustee and Servicer.

(b)               Any notice to be given to the Indenture Trustee hereunder shall also be given to the Note Registrar and the Servicer in writing, personally delivered, faxed, emailed or mailed by certified mail; provided, however, that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar.

(c)               Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Issuer, the Guarantor or the Issuer hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed, emailed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Servicer.

(d)               Notices required to be given to the Rating Agencies by the Issuer or the Indenture Trustee with respect to any Series of Notes shall be made as specified in the Series Indenture Supplement for such Series of Notes.

(e)               In addition to the notice provisions set forth in Section 15.04(d), notices required to be given to KBRA by the Issuer or the Indenture Trustee with respect to any Series of Notes shall also be provided to the Rating Agencies for so long as the Rating Agencies are rating any Series of Notes then Outstanding in writing and mailed first class, postage prepaid addressed to Kroll Bond Rating Agency, LLC 805 Third Avenue, 29th Floor, New York, New York 10022, Attention: ABS Surveillance and by email to: abssurveillance@kbra.com, in the case of KBRA.

Section 15.05.     Notices to Noteholders; Waiver.

(a)               Where this Base Indenture or any Indenture Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Base Indenture or in such Indenture Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at its address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Base Indenture shall conclusively be presumed to have been duly given.

(b)               Where this Base Indenture or any Indenture Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c)               In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Base Indenture or any Indenture Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d)               Where this Base Indenture or any Indenture Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Indenture Supplement, and shall not under any circumstance constitute a Default or Event of Default.

Section 15.06.     Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Base Indenture, any Indenture Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Base Indenture, in such Indenture Supplement or in such other Transaction Document.

Section 15.07.    Effect of Headings and Table of Contents. The Article and Section headings in this Base Indenture or in any Indenture Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 15.08.     Successors and Assigns. All covenants and agreements in this Base Indenture, any Indenture Supplement and the Notes by the Issuer shall bind their successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Base Indenture and any Indenture Supplement shall bind its successors, co-trustees and agents.

Section 15.09.    Severability; Entire Agreement. In case any provision in this Base Indenture or any Indenture Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Base Indenture supersedes all prior agreements between the parties and constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements between the parties.

Section 15.10.    Benefits of Base Indenture. Subject to Section 13.01 and Section 13.02 and Article XI, nothing in this Base Indenture, any Indenture Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, the Servicer and their successors hereunder, the Noteholders and any other party secured hereunder or under any such Indenture Supplement, and any other Person with an ownership interest in any part of the Collateral and the Rating Agencies, any benefit or any legal or equitable right, remedy or claim under this Base Indenture or any Indenture Supplement.

Section 15.11.    Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Base Indenture or any Indenture Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Base Indenture or in any such Indenture Supplement, no interest shall accrue for the period from and after any such nominal date.

Section 15.12.   Governing Law. THIS BASE INDENTURE AND EACH INDENTURE SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS BASE INDENTURE AND EACH SUCH INDENTURE SUPPLEMENT. THE ISSUER AND THE INDENTURE TRUSTEE IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS BASE INDENTURE OR EACH SUCH INDENTURE SUPPLEMENT.

Section 15.13.    Waiver of Jury Trial. THE ISSUER AND THE INDENTURE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS BASE INDENTURE, THE NOTES, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 15.14.    Counterparts. The parties may sign any number of copies of this Base Indenture and any Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Base Indenture and any Supplemental Indenture or any document to be signed in connection with this Base Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Indenture Trustee is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Indenture Trustee, pursuant to procedures approved by the Indenture Trustee. As used herein, “electronic signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

Section 15.15.     Recording of Base Indenture. If this Base Indenture or any Indenture Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Issuer and at its expense.

Section 15.16.    Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Indenture Trustee, in each of their capacities hereunder or under any Indenture Supplement, on the Notes, under this Base Indenture or any Indenture Supplement or any certificate or other writing delivered in connection herewith or under any Indenture Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee in its individual capacity, any holder of equity in the Issuer or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity), and except that any such partner, owner or equity holder shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

Section 15.17.     No Petition. The Indenture Trustee, by entering into this Base Indenture or any Indenture Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an ownership interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of such Noteholder will at any time institute against the Issuer or the Guarantor, or join in any institution against the Issuer or the Guarantor of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Base Indenture, any such Indenture Supplement or any of the other Transaction Documents.

Section 15.18.    Extinguishment of Obligations. Notwithstanding anything to the contrary in this Base Indenture or any Indenture Supplement, all obligations of the Issuer hereunder or under any Indenture Supplement shall be deemed to be extinguished in the event that, at any time, the Issuer and the Guarantor have no assets (which shall include claims that may be asserted by the Issuer and the Guarantor with respect to contractual obligations of third parties to the Issuer and the Guarantor but which shall not include the proceeds of the issue of their Equity Interests in respect of the Initial Closing Date). No further claims may be brought against any of the Issuer’s directors or officers or against its shareholders or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

Section 15.19.   Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Base Indenture and the purchase of the Notes hereunder and the termination of this Base Indenture.

Section 15.20.    Waiver of Immunities. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Base Indenture, any Indenture Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

Section 15.21.     Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Base Indenture or any Indenture Supplement against the Issuer (other than the Collateral) or against the Indenture Trustee, the Servicer or any Agents or Affiliates thereof.

Section 15.22.   Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of the Indenture Trustee, in its various capacities hereunder and under any Indenture Supplement, shall be limited to those expressly provided for in their entirety in this Base Indenture (including any exhibits to this Base Indenture and to any Indenture Supplement). Any references in this Base Indenture and in any Indenture Supplement (and in the exhibits to this Base Indenture and to any Indenture Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Indenture Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Indenture Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Indenture Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

Section 15.23.   Appointment of Servicer. The Issuer hereby consents to the appointment of Drivetrain Agency Services, LLC, to act as Servicer.

Section 15.24.     Agreed Upon Tax Treatment. By purchasing the Notes (or by registration of an Uncertificated Note) or otherwise acquiring a beneficial interest therein, each Holder or Beneficial Owner (other than a Note or beneficial interest in a Note held by any Section 385 Related Party or unless otherwise provided in the applicable Supplement) will agree to treat the Notes as debt for all U.S. federal, state and local tax purposes and to report the Note and such beneficial interest on all applicable tax returns and other reports required to be filed with a Governmental Authority in a manner consistent with such treatment.

Section 15.25.     Tax Forms. Each purchaser, Holder and Note Owner, by its acceptance of its Note, agrees that it shall timely furnish the Issuer or its agents any U.S. federal income tax form or certification (such as IRS Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY (together with all appropriate attachments), or Form W-8ECI or any successors to such IRS forms) that the Issuer or its agents may reasonably request prior to the payment of interest and within a reasonable time period after any reasonable request is made and shall update or replace such form or certification in accordance with its terms or its subsequent amendments. It agrees to provide any certification or information that is reasonably requested by the Issuer or its agents (a) to permit the Issuer to make payments to it without, or at a reduced rate of, withholding (including backup withholding), (b) to enable the Issuer to qualify for a reduced rate of withholding (including backup withholding) in any jurisdiction from or through which the Issuer receives payments on its assets, or (c) to determine or satisfy its duties and liabilities with respect to any taxes or other charges that it may be required to pay, deduct or withhold from payments in respect of the Notes under any present or future law or regulation of any jurisdiction or taxing authority therein or to comply with any reporting or other requirements under any law or regulation.

ARTICLE XVI

PARALLEL DEBT

Section 16.01.     Parallel Debt (Covenant to Pay).

(a)               The Issuer, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Indenture Trustee, as creditor in its own right and not as representative of the other Secured Parties, any amounts owing from time to time by the Issuer to any Secured Party (other than the Indenture Trustee) under any of the Transaction Documents (its “Corresponding Debt”), as and when those amounts are due (such Issuer’s payment and undertaking pursuant to this clause (a), its “Parallel Debt”).

(b)               The Issuer and the Indenture Trustee acknowledges that the Parallel Debt of the Issuer is several and is separate and independent from, and shall not in any way limit or affect, the Corresponding Debt of the Issuer nor shall the amounts for which the Issuer is liable under its Parallel Debt be limited or affected in any way by its Corresponding Debt; provided that, notwithstanding any other provision of this Base Indenture or the Transaction Documents:

(i)                 the Parallel Debt of the Issuer shall be automatically decreased and discharged to the extent that its Corresponding Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(ii)               the Corresponding Debt of the Issuer shall be automatically decreased and discharged to the extent that its Parallel Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(iii)              the amount of the Parallel Debt of the Issuer shall at all times be equal to the amount of its Corresponding Debt; and

(iv)              the aggregate amount outstanding owed by the Issuer under the Transaction Documents at any time shall not exceed the amount of the Corresponding Debt at that time.

(c)               For the purposes of this Section 16.01, the Indenture Trustee acts in its own name and not as an agent, representative or a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Indenture Trustee shall have its own independent right to demand payment of the amounts payable by the Issuer under this Section 16.01. The Collateral granted under the International Security Agreements to the Indenture Trustee to secure the Parallel Debt is granted to the Indenture Trustee in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)               Without limiting or affecting the rights of the Indenture Trustee against the Issuer (whether under this Section 16.01 or any other provision of this Base Indenture or the Transaction Documents), the Issuer acknowledges that (i) nothing in this Section 16.01 shall impose any obligation on the Indenture Trustee to pay or advance any sum to the Issuer or otherwise under any of the Transaction Documents, in its capacity as creditor of the Parallel Debt, and (ii) for the purpose of any vote taken under any of the Transaction Documents, the Indenture Trustee shall not be regarded as having any participation or commitment in its capacity as creditor of the Parallel Debt.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Base Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

COGENT IPV4 LLC, as Issuer

By:
Name:	David Schaeffer
Title:	President

[Signature Page to Base Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee and Verification Agent

By:
Name:
Title:

[Signature Page to Base Indenture]